                                                                   EXHIBIT 99.1

                              THE APARTMENT MARKETS
                        IN ORANGE, SANTA CLARA, ALAMEDA,
                           SAN FRANCISCO AND SAN MATEO
                                    COUNTIES

                                 June 28, 1996


                                  Prepared for

                         BAY APARTMENT COMMUNITIES, INC.

                                       by

                             Rosen Consulting Group
                         1950 Addison Street, Suite 101
                               Berkeley, CA 94704
                                 (510) 549-4510

                                 Keneth T. Rosen
                              Arianna K. Van Meurs
                               Susan G. Underberg



                         (C) 1996 Rosen Consulting Group

        RCG
- ----------------------  1950 ADDISON STREET, SUITE 101
ROSEN CONSULTING GROUP  BERKELEY, CALIFORNIA 94704
- ----------------------  510-549-4510  FAX 510-849-1209



June 28, 1996

O'Melveny & Myers, LLP
275 Battery Street
San Francisco, CA  94111

Attn:  Peter T. Healy, Esq.

Gentlemen:

Rosen Consulting Group ("RCG") agrees that each of PaineWebber Incorporated, Dean Witter Reynolds, Inc., A.G. Edwards & Sons, Inc. and Alex. Brown & Sons Incorporated (as representatives of several underwriters) may rely upon the attached report dated as of June 28, 1996 respecting Bay Apartment Communities, Inc. as if it were prepared for them in the first instance and may quote from and make reference thereto in publicly-filed documents and other reports. RCG also consents to being referred to as an expert with respect to matters in its report in filings with governmental agencies and otherwise.

Very truly yours,

/s/ Kenneth T. Rosen

Kenneth T. Rosen
President

                                TABLE OF CONTENTS

EXECUTIVE SUMMARY...........................................................iii

ORANGE COUNTY, CA.............................................................1

         Recent Economic Trends...............................................1

         Forecasted Employment Trends.........................................6

         Demographic Trends...................................................8

         Affordability, Tenure Choice, and the Demand for Rental Units.......10

         Apartment Market Trends.............................................12

SANTA CLARA COUNTY...........................................................15

         Recent Economic Trends..............................................15
              The Manufacturing Sector.......................................15
              Other Sectors of the Santa Clara Economy.......................19

         Forecasted Employment Trends........................................20

         Demographic Trends .................................................21

         Affordability, Tenure Choice, and the Demand for Rental Units.......23

         Apartment Market Trends.............................................25

ALAMEDA COUNTY...............................................................29

         Recent Economic Trends..............................................29

         Forecasted Employment Trends .......................................34

         Demographic Trends..................................................35

         Affordability, Tenure Choice, and the Demand for Rental Units.......37

         Apartment Market Trends.............................................39

SAN FRANCISCO COUNTY.........................................................42

         Recent Economic Trends..............................................42

         Forecasted Employment Trends .......................................45

         Demographic Trends..................................................47

         Affordability, Tenure Choice, and the Demand for Rental Units.......49

         Apartment Market Trends.............................................51

SAN MATEO COUNTY.............................................................54

         Recent Economic Trends..............................................54

         Forecasted Employment Trends........................................56

         Demographic Trends..................................................57

         Affordability, Tenure Choice, and the Demand for Rental Units.......59

         Apartment Market Trends.............................................61

ATTACHMENT-ROSEN CONSULTING GROUP'S SERVICES.................................64

STAFF BIOGRAPHIES............................................................67

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EXECUTIVE SUMMARY
- --------------------------------------------------------------------------------

ORANGE COUNTY

  - Orange County's economy has recovered from the recession of the early 1990s and is growing at a healthy pace, in spite of the County's 1994 bankruptcy filing which had cast doubt on its future growth potential. Although current economic growth in the County is healthy and is expected to accelerate through the rest of the 1990s, it will be lower than the economic growth experienced in the previous two decades. Employment diversification away from defense and toward communications and other high tech industries will help the economy maintain more stable growth over the long run.

  - Steadily increasing employment will cause in-migration to Orange County to accelerate. As the population base grows, the rate of household formation will accelerate. Already, a high proportion of the households in Orange County choose to rent, because of the lack of affordability of single family homes, as well as for lifestyle reasons. As a result, we believe that demand for apartments in Orange County will be strong through the second half of the 1990s.

  - The high level of recent construction activity caused the apartment vacancy rate in Orange County to rise to 5% in early 1996, even though demand for apartments is strong. This increase in vacancy has alleviated unnaturally tight market conditions. The large pipeline of multifamily projects in Orange County which are either under construction or proposed causes us to believe that new supply will temporarily exceed demand and that the apartment vacancy rate will rise beyond 5% by the end of 1997, before falling between 1998 and 2000 to approximately 3.9%. By 2000, apartment rent growth will accelerate to more than 4% per year, as demand, reflected in net absorption statistics, accelerates more quickly than construction activity.


SANTA CLARA COUNTY

  - Economic activity in Santa Clara County was very strong during 1995 and is expected to be even stronger during 1996. Much of the recent growth can be attributed to the semiconductor and the related semiconductor equipment industry. However, the book-to-bill ratio, a leading indicator for demand in the semiconductor industry, has dropped below
         1.0 during 1996 from a peak of 1.2 in May of 1995, which indicates a slowing in the semiconductor industry. This slowdown is expected to be temporary since overall demand for semiconductors has risen dramatically during the past several years because of the recovery in consumer spending and the increased use of semiconductor chips in autos, homes and consumer electronic devices. World chip revenues increased 41.7% in 1995, following growth of 31.8% in 1994 and 29.1% in 1993, according to the Semiconductor Industry Association. Sectors such as business services are also growing at a moderately strong pace because of the increase in employment at software and temporary help agencies. However, we do not believe that the economy will maintain its recent rate of growth of 5.0% between April of 1995 and 1996. As a result, we believe that employment growth will average 2.5% per year between 1996 and 2000.

Rosen Consulting Group                                                      iii

  - The employment trends discussed above bode well for household growth in Santa Clara County. Healthy levels of employment growth and net migration will lead to the formation of approximately 33,000 new households between 1995 and 2000. Because fewer than half of the households can afford to own a single family home, a large number of new rental households will be created between 1995 and 2000. Given the age structure of the population and the historical propensity to rent versus own (also called tenure choice) by age group in Santa Clara County, we anticipate demand for approximately 9,500 rental units between 1995 and 2000, around 30% of which will live in projects of greater than 100 units.

  - The apartment inventory in Santa Clara County grew minimally during the 1992 to 1994 time period because of the economic slowdown and the lack of credit available for apartment construction. By year-end 1995, the economic recovery had pushed the apartment vacancy rate for projects with over 100 units down to 2.2%. Spurred by low apartment vacancy rates and accelerating rent growth, apartment construction has increased during 1995 and 1996, although 1997 and 1998 should be much stronger years for new construction, with almost 4,400 units in the pipeline. We believe that apartment market conditions will tighten further during 1996, but in 1997 and 1998, the high level of new construction will exceed demand and cause the apartment vacancy rate to rise to 4.1%. We also believe that, despite a lower level of demand resulting from slower economic and demographic growth late in the decade, construction activity will slow sufficiently in 1999 and 2000 to cause the apartment vacancy rate to fall to approximately 3.1% in 2000. As a result of the tight apartment market conditions, rent growth will average 5.4% per year between 1995 and 2000.

ALAMEDA COUNTY

  - The Oakland metropolitan economy is slowly recovering, to a large extent fueled by growth from high technology companies, which are finding southern Alameda County an attractive alternative to Santa Clara County, especially for large distribution facilities. In addition, areas in northern Alameda County which are near the University of California at Berkeley, such as Emeryville, have attracted a concentration of biotechnology companies which use the resources of the university. Other sectors of the Alameda County economy are also growing, such as software developers and port-related activity. As a result, we expect employment growth for the metropolitan area to average 2.7% between 1995 and 2000. Most of the growth will occur in the manufacturing sector, as well as services and trade, especially where related to the Port of Oakland. However, government employment growth will weaken as employment decreases at several military bases which have been slated for closure by the Base Realignment and Closure Commission.

  - As economic growth strengthens, households will move into Alameda County to take advantage of employment opportunities, and people who had lived together out of financial necessity will be able to form new households. We estimate that more than 26,000 net new households will be created in Alameda County between 1995 and 2000. Of the new households, approximately 7,800 households that will choose to rent versus own will be created in Alameda County. Between 20% and 25% of the total new renter households will rent in apartment complexes of greater than 100 units.

Rosen Consulting Group                                                      iv

  - Strong absorption caused the Alameda County apartment vacancy rate to fall to 3.4% during 1995, and we believe that the apartment market will remain balanced between 1995 and 2000. An increase in apartment construction will cause the apartment vacancy rate to rise modestly in 1997 and 1998, but it will remain relatively low, at just over 4%. Healthy apartment market conditions between 1995 and 2000 will cause apartment rent growth to accelerate from 2.1% in 1995 to an average of 4.9% per year between 1995 and 2000.

SAN FRANCISCO COUNTY

  - Employment in San Francisco County is expected to grow about 1% per year between 1995 and 2000. The recent employment growth has been largely fueled by the county's large services sector. The services sector is large because the city is a legal and accounting center, as well as a regional medical center. The area also has a large tourism and convention industry. These visitors make purchases, thereby contributing to the retail trade sector. Among the weakest links in the economy is government, where growth has been constrained by the closure of military bases, the opening of the new federal office complex in downtown Oakland, and pressure at the state and county level to cut employment. Since San Francisco County is largely built-out, with little vacant land available for commercial or residential development, and an expensive place to locate a business, we expect much of the growth over the next ten years to come from expansion of existing businesses.

  - Population growth in San Francisco County has averaged 0.7% per year during the last five years, a rate which we expect will continue between 1995 and 2000. Since the county is small and relatively built-out, sites for new residential construction are limited, leaving little room for population to grow. In addition, the population in the area is highly influenced by international in-migration, which is not sensitive to domestic economic cycles. These factors help explain the steady population and household increase during the recession of the early 1990s and the slower growth during the more recent period of economic expansion.

  - Household growth will accelerate slightly, as a result of the age distribution of the projected population growth. Because of San Francisco's high proportion of renters (65.5% in 1990) compared to the national average (35.8% in 1990), a large number of the new households created through 2000 will become renters. We expect household growth will generate demand growth for between 500 and 600 units per year between 1995 and 2000. Through the end of the decade, we expect demand growth to outpace new construction. The apartment vacancy rate is expected to be in the 3% range during much of that time, although it is likely to rise to 4.7% by 2000 as construction activity increases, particularly in the Mission Bay area. The low apartment vacancy rate will keep rent growth strong, ranging from 6% per year in the next few years down to 4% per year after 1998, when supply additions catch up with demand growth.

Rosen Consulting Group                                                        v

SAN MATEO COUNTY

  - Employment growth in the San Francisco metropolitan area, which includes San Mateo County, accelerated to 1.2% in 1995, fueled in part by the expanding high technology and biotechnology industries, as well as airport-related activity occurring in San Mateo County. Reflecting the strong role which San Mateo County plays in the growth of the San Francisco economy, San Mateo's employment growth during 1995 was 1.5%. We anticipate that employment growth in San Mateo County will continue to be a major driver of metropolitan economic growth, averaging in the 2.4% to 2.5% per year range over the next four years.

  - Demographic trends will mirror these employment growth projections, with household growth accelerating to 0.9% per year during the 1995 to 2000 period, from 0.6% per year during the first half of the 1990s. We expect that this growth will lead to the creation of over 11,000 new households over the second half of the decade, which, given affordability and other factors such as the propensity of different age groups to rent, should result in total demand for rental housing of over 2,000 new units, or 400 units per year.

  - The San Mateo County apartment market is currently extremely tight, with a low vacancy rate among projects of more than 100 units of 2.8% as of year-end 1995. The demand and supply outlook for the San Mateo County apartment market suggest that apartment market conditions will tighten further during the next two years, before receiving relief in the form of several new apartment project completions in 1998. As a result, apartment rent growth will be strong, in the 6% to 7% range during each of the next two years, decelerating slowly thereafter as the apartment vacancy rate eases somewhat.

Rosen Consulting Group                                                       vi

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ORANGE COUNTY, CA
- --------------------------------------------------------------------------------

RECENT ECONOMIC TRENDS

Orange County has a healthy and expanding economy, even though some people predicted that the county's declaration of bankruptcy in late 1994 would devastate the local economy. Between April of 1995 and 1996, nonagricultural payroll employment in Orange County increased at a healthy rate of 2.1%, representing the addition of 23,700 jobs. This rate of growth is stronger than the national average of 1.5% during the same time period and leads us to believe that, following several years of weak employment growth in the early 1990s, employment growth in Orange County will surpass the national average in 1996 and through 2000 (see Figure 1.1).

The services sector is the largest and most rapidly growing part of the economy, with an employment increase of 4.3% between April of 1995 and 1996. Within the services sector, business services employment increased 10.5% in 1995 and growth through April indicates that the business services subsector will experience a 7.4% increase in employment during 1996 (see Table 1.1). Growth in business services is driven by industries ranging from temporary agencies to software development. As the home of Disneyland, Orange County's second largest employer, and other resorts, Orange County is a major tourist destination (see Table 1.2). As a result, the hotel employment sector is more highly concentrated in Orange County than in the nation as a whole (see Table 1.3). Disney has planned a major expansion in Orange County, although a date for construction has not been set. The expansion, similar to Epcot Center in Florida, will be called Wescot and will be located on the current parking lot and adjacent properties of Disneyland. The project potentially could include thousands of new hotel rooms. It is

- --------------------------------------------------------------------------------
FIGURE 1.1
- --------------------------------------------------------------------------------
                         Total Non-Ag Employment Growth
                             Orange County, CA MSA
                             ---------------------

                               [GRAPHIC OMITTED]

              Sources: Historical data-Bureau of Labor Statistics,
                         Calculations and Forcasts-RCG

Rosen Consulting Group                                                        1

                                   TABLE 1.1
                    ORANGE COUNTY DETAILED EMPLOYMENT (000)

                            1989     1990     1991     1992     1993     1994     1995    1996e
                           ------   ------   ------   ------   ------   ------   ------   ------
Total Nonagricultural      1156.7   1172.4   1143.7   1126.0   1115.4   1126.8   1148.7   1172.9
  % Change                   2.4%     1.4%    -2.4%    -1.5%    -0.9%     1.0%     1.9%     2.1%
Construction                 62.7     57.2     51.1     47.7     44.5     47.3     49.5     51.4
  % Change                   5.7%    -8.8%   -10.7%    -6.7%    -6.7%     6.3%     4.7%     3.8%
Manufacturing               251.0    244.0    229.6    218.8    207.2    205.0    204.4    204.1
  % Change                  -1.3%    -2.8%    -5.9%    -4.7%    -5.3%    -1.1%    -0.3%    -0.1%
  Industrial M/C & Equip     31.9     31.0     29.6     30.6     28.8     25.6     23.9     25.0
    % Change                         -2.8%    -4.5%     3.4%    -5.9%   -11.1%    -6.6%     4.6%
  Computer & Off Equip       13.3     12.9     12.1     13.7     12.9     10.3      8.5      8.9
    % Change                -7.0%    -3.0%    -6.2%    13.2%    -5.8%   -20.2%   -17.5%     4.7%
  Electronic Equip           37.1     35.7     33.1     28.1     24.5     25.1     26.7     27.0
    % Change                         -3.8%    -7.3%   -15.1%   -12.8%     2.4%     6.4%     1.1%
  Guided Missiles            14.7     15.0     13.7     11.9      9.9      8.7      7.6      7.3
    % Change                -0.7%     2.0%    -8.7%   -13.1%   -16.8%   -12.1%   -12.6%    -3.9%
  Instruments & Rel Prod     40.2     36.3     34.9     34.1     31.2     30.2     28.0     26.3
    % Change                         -9.7%    -3.9%    -2.3%    -8.5%    -3.2%    -7.3%    -6.1%
  Search & Navigation Equip           16.9     15.6     14.9     12.0     11.6      9.1      7.8
    % Change                                  -7.7%    -4.5%   -19.5%    -3.3%   -21.6%   -14.3%
  Measuring Devices           8.6      8.3      8.0      8.1      8.3      7.8      8.5      8.3
    % Change                         -3.5%    -3.6%     1.2%     2.5%    -6.0%     9.0%    -2.4%
  Aircraft & Parts            6.8      8.3      8.6      6.8      5.8      5.6      6.0      6.3
    % Change                         22.1%     3.6%   -20.9%   -14.7%    -3.4%     7.1%     5.0%
T.C.P.U.                     34.3     36.4     36.5     35.4     36.7     39.4     42.5     43.9
  % Change                   0.3%     6.1%     0.3%    -3.0%     3.7%     7.4%     7.9%     3.3%
Trade                       295.8    299.0    283.2    280.7    277.7    282.7    290.9    297.0
  % Change                   2.7%     1.1%    -5.3%    -0.9%    -1.1%     1.8%     2.9%     2.1%
  Wholesale Trade            76.8     81.4     79.3     79.2     76.7     79.3     84.7     88.7
    % Change                 6.8%     6.0%    -2.6%    -0.1%    -3.2%     3.4%     6.8%     4.7%
  Retail Trade              218.9    217.6    203.9    201.5    201.0    203.4    206.2    208.3
    % Change                 1.2%    -0.6%    -6.3%    -1.2%    -0.2%     1.2%     1.4%     1.0%
F.I.R.E.                     91.8     96.0     94.2     94.2     93.8     91.8     85.5     83.9
  % Change                   2.3%     4.6%    -1.9%     0.0%    -0.4%    -2.1%    -6.9%    -1.9%
  Insurance                  28.1     29.1     29.4     29.6     29.0     29.2     28.0     27.5
    % Change                -1.1%     3.6%     1.0%     0.7%    -2.0%     0.7%    -4.1%    -1.8%
  Real Estate                27.6     29.3     28.0     26.8     25.0     25.1     24.5     24.3
    % Change                 5.7%     6.2%    -4.4%    -4.3%    -6.7%     0.4%    -2.4%    -0.8%
Services                    299.5    312.6    319.1    320.7    326.9    330.6    346.9    362.8
  % Change                   5.0%     4.4%     2.1%     0.5%     1.9%     1.1%     4.9%     4.6%
  Hotels & Oth Lodging       20.1     20.1     19.5     17.3     17.2     17.0     17.5     18.3
    % Change                 1.0%     0.0%    -3.0%   -11.3%    -0.6%    -1.2%     2.9%     4.6%
  Business Services          75.3     77.3     76.1     80.9     83.8     85.6     94.6    101.6
    % Change                 7.4%     2.7%    -1.6%     6.3%     3.6%     2.1%    10.5%     7.4%
  Health Services            64.0     68.9     74.5     74.7     75.8     76.3     76.5     77.8
    % Change                 3.9%     7.7%     8.1%     0.3%     1.5%     0.7%     0.3%     1.7%
  Engineering & Mgm't Svcs   37.4     40.0     40.0     38.6     38.4     38.0     39.4     39.7
    % Change                 9.7%     7.0%     0.0%    -3.5%    -0.5%    -1.0%     3.7%     0.8%
Total  Government           120.5    126.1    128.7    127.5    127.8    129.2    128.1    129.3
  % Change                   2.3%     4.6%     2.1%    -0.9%     0.2%     1.1%    -0.9%     0.9%

Sources: Historical data-Bureau of Labor Statistics; Calculations and Forecasts-RCG.


Rosen Consulting Group                                                        2

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                                   TABLE 1.2
                       ORANGE COUNTY'S LARGEST EMPLOYERS

          Company                                        Employees
          -------                                        ---------

          Family Restaurants                                14,000
          Disneyland                                         9,000
          University of California, Irvine                   8,370
          Rockwell Corporation                               6,900
          Hughes Aircraft Company                            6,800
          McDonnell Douglas Aerospace                        6,664
          Freedom Communications                             6,000
          Bank of America                                    5,800
          FHP International                                  5,500
          Fluor Daniel                                       5,000
          Pacific Bell                                       4,860
          Food 4 Less                                        4,800
          Pacificare Health Systems                          4,600
          Knott's Berry Farm                                 4,000
          Taco Bell Corp.                                    4,000

          Source: Orange County Business Council, Jan 31, 1996
- --------------------------------------------------------------------------------
expected to create thousands of construction jobs and permanent positions.
In other recreation related projects, the city of Anaheim and Disney have reached an agreement for a $100 million renovation of Anaheim Stadium which will convert the stadium to a 45,000 to 47,000-seat purely baseball facility. Disney, which owns 25% of the California Angels baseball team and manages the team, will manage construction on the stadium project over the next two to three years. In addition, Anaheim's planning department has approved Sportstown Anaheim, a mixed-use entertainment project on the same site, which will include a 70,500-seat football stadium, as well as retail, restaurant, hotel, and exhibition uses. The city hopes to attract a National Football League franchise with the new football stadium.

Following the services sector, the trade sector added the largest number of new jobs during the past year. The wholesale trade subsector, which comprises approximately 30% of trade sector employment, has grown at a rapid pace for more than two years, reflecting strong demand for warehouse space in the Orange County market. In one of the most recent large transactions, in the first quarter of 1996, Cerritos EPT Warehouse relocated from Amarillo, Texas, into 200,000 square feet in Anaheim.

Approximately 70% of trade sector employment is in retail trade. Like many parts of the country, Orange County has experienced a surge in retail construction during the past several years. One reason that Orange County is attractive to retailers is the high level of disposable income of its residents. Of the top 317 metropolitan areas in the country, Orange County ranks 12th in total disposable income and 13th in total retail sales. Half of all households have incomes greater than $50,000, making Orange County one of the wealthiest metropolitan areas in the country. National chains, existing and new restaurants, home improvement stores and office supply stores are all expanding in the market. During 1995, the new 250,000 square-foot Entertainment Center in Irvine Spectrum opened. A number of other shopping centers are under construction or recently completed. These new shopping centers will lead to an increase in retail trade employment when their tenants hire employees to staff their stores.

Rosen Consulting Group                                                        3

- --------------------------------------------------------------------------------
                                   TABLE 1.3
                        ORANGE COUNTY LOCATION QUOTIENTS

Sector                                                 Location Quotient*
- ------                                                 ------------------

Guided Missiles, Space Vehicles, Parts                           7.23
Search and Navigation Equipment                                  5.37
Instruments and Related Products                                 3.27
Measuring and Controlling Devices                                2.92
Computer and Office Equipment                                    2.49
Real Estate                                                      1.82
Electronic & Other Electric Equipment                            1.65
Engineering & Management Services                                1.50
Business Services                                                1.48
Wholesale Trade                                                  1.36
Aircraft and Parts                                               1.30
Durable Goods                                                    1.26
Insurance                                                        1.25
Miscellaneous Manufacturing Industries                           1.24
Industrial Machinery and Equipment                               1.18
Hotels and Other Lodging Places                                  1.14
Eating and Drinking Places                                       1.14
Apparel and Accessory Stores                                     1.13

* A location quotient measures the regional concentration of employment in a particular industry. If employment in an industry were evenly distributed throughout the U.S., a region's location quotient would be 1.0. Mathematically, it is defined as the ratio of the percentage of total employment in industry x in a given region divided by the percentage of total employment in industry x nationally.

Sources: U.S. Bureau of Labor Statistics- 1995 data; Calculations-RCG
- --------------------------------------------------------------------------------

The retail trade sector has experienced only modest growth during the past several years, in spite of the market's robust retail expansion, because the sector has been negatively affected by downsizing among retailers. For example, several Alpha Beta stores were closed in 1995 when Alpha Beta merged with Ralphs grocery stores. In addition, as a result of the purchase of Broadway Stores by Federated, the fate of two of the six Broadway stores which anchor Orange County malls is unknown. Finally, Irvine-based Family Restaurants announced in April of 1996 that it is closing its remaining 21 Charley Brown's and Reuben's dinner houses and eliminating 1,350 employees statewide.

The Orange County bankruptcy filing has not had the negative impact anticipated by some followers of the market. Some construction projects have been delayed or canceled, but businesses are expanding and relocating to Orange County, indicating that they have not lost confidence in the area. Orange County emerged from bankruptcy in June of 1996. In response to the bankruptcy, by year-end 1995, the county had eliminated 3,000 government sector jobs and cut various government services. The job loss is reflected in government sector employment, which declined 0.9% in 1995, but grew at a modest rate of 1.0% between April of 1995 and 1996. The incorporated cities, school districts, and special districts which had invested in the fund recovered 75% of their invested funds. In October of 1995, Governor

Rosen Consulting Group                                                        4

Wilson signed three bills to allow county officials to pay off more than $700 million in bond debt over the next twenty years, primarily by diverting over $800 million in transportation revenue and other funds. The county is also seeking damages from Wall Street brokers, law firms and auditors to help repay its debt, although these attempts may be curtailed by a report which places most of the blame for the bankruptcy on the county's officials and residents.

Government sector employment has also been affected by the closure of two Marine air bases, El Toro and Tustin. Both were slated for closure by the 1993 Base Realignment and Closure Commission meetings. They are beginning to wind down operations and will be fully closed by July of 1999. At fiscal year-end 1995, El Toro had 4,400 military and 1,000 civilian employees, while Tustin had 4,000 military and just 100 civilian employees. The two bases also had about 1,200 employees categorized as "other." Voters approved a plan to turn the 4,738-acre El Toro base into a commercial airport, but no progress on development has been made because nearby residents oppose the plan. Three mixed-use alternatives are being considered for the 1,558-acre Tustin site.

Growth in the transportation, communications, and public utilities (TCPU) sector has slowed during 1996, although it has remained healthy. TCPU sector employment gained 7.9% during 1995, but between April of 1995 and 1996, employment in the TCPU sector increased 3.4%. A number of communications companies have established significant operations in Orange County. Companies moving into the area include Cox Communications, which leased more than 100,000 square feet in Irvine for its Wireless Communications division. L.A. Cellular expanded from Los Angeles County into a data center in Canyon Corporate Center in Anaheim. Air Touch expanded its existing 200,000 square-foot lease by another 189,000 square feet.

Growth in the construction sector has also slowed during 1996. Construction sector employment gained 1.8% between April of 1995 and 1996, versus gains of 6.3% in 1994 and 4.7% in 1995. The investment pool losses are dampening construction sector growth because several construction projects have been postponed or delayed. The Orange County Transportation Authority was the largest single fund participant. As a result of its losses and its outlook for less funds in the future, Orange County is developing the first tollways in the state of California. By 1995, 7.5 miles of the Foothill Tollway had opened. When completed around 2010, the 30-mile tollway will extend from the Eastern Tollway in Tustin to the San Diego Freeway in San Clemente in extreme southern Orange County and will provide improved access for the foothill communities of Foothill Ranch, Rancho Santa Margarita, Dove Canyon, Coto de Caza, and northern Mission Viejo. Construction is also underway on the 15-mile San Joaquin Hills Tollway which stretches from MacArthur Boulevard and the Corona del Mar Freeway to the San Diego Freeway south of Crown Valley Parkway. When completed in 1997, it will provide an alternative to the congested San Diego Freeway. The 23-mile Eastern Tollway will begin construction in 1996 and will stretch from the Riverside Freeway south to the Santa Ana Freeway.

The manufacturing sector, which includes both defense and non-defense high tech activity, has experienced the greatest job loss during the 1990s. Between April of 1995 and 1996, manufacturing sector employment decreased 0.5%, reflecting continued weakness in the defense industry. Even after defense sector cutbacks during the past several years, the four most highly concentrated employment sectors are all related to defense manufacturing. These include guided missiles, search and navigation equipment, instruments, and measuring devices. In addition, three of Orange County's six largest private

Rosen Consulting Group                                                        5
sector employers, Rockwell International, Hughes Aircraft, and McDonnell Douglas Aerospace, are heavily involved in the defense industry. In positive news for the manufacturing sector, the aerospace industry is close to stabilizing. Rockwell International has expanded into 100,000 square feet of leased space, and the company acquired two office buildings totaling 67,000 square feet near its Newport Beach manufacturing plant at the end of 1995.

Parts of the non-defense high technology industry have been growing for several years. For example, employment in the electronic and communications equipment sectors has increased at a healthy pace for more than two years. Motorola is increasing employment at its MOS 10 integrated circuit semiconductor facility in Irvine. BEI Sensors and Motion Systems is consolidating its San Marcos and Costa Mesa operations to the Irvine Business Complex. The new location will initially employ 250 workers, and the company expects to add another 200 employees during the next several years. In addition, the presence of the University of California at Irvine has made Orange County a more significant player in the biotech industry.

In more traditional manufacturing employment sectors, RSI Home Products will occupy two distribution centers, totaling nearly 1.2 million square feet, which are currently under construction in Orange County. Universal Alloy Corporation plans to expand its aluminum extrusion mill in Anaheim, boosting the complex's size from 170,000 square feet to more than 235,000 square feet. The project will be completed in early 1997. Purged Sled Company plans to move its snowboard manufacturing operations to a 35,000 square-foot location in Irvine.

FORECASTED EMPLOYMENT TRENDS

Orange County's location in the lucrative Southern California market, the proximity to a large and highly talented labor force, the presence of a major research university, and the availability of transportation, all suggest that this market will grow well into the next century. However, Orange County's growth rates will be lower than in previous decades. Between 1995 and 2000, we anticipate employment growth to occur at a 2.5% compound annual growth rate, compared with growth of 1.0% between 1990 and 1995 (see Table 1.4).

The bulk of the new jobs added will be in the services and trade sectors. The TCPU sector will also show healthy growth as Orange County continues to attract communications companies. Increased construction activity in both the commercial and residential markets, as well as major infrastructure projects, will keep growth in the construction sector healthy. As the aerospace industry stabilizes, we anticipate slow growth in the manufacturing sector beginning in 1997. Finally, growth in the government sector will be modest as the impact of the 1994 bankruptcy is felt in future fiscal years.

Rosen Consulting Group                                                        6

                                   TABLE 1.4
                       ORANGE COUNTY EMPLOYMENT FORECAST

                              1993     1994     1995     4/96    1996f    1997f    1998f    1999f    2000f
                             ------   ------  -------   ------   ------   ------   ------   ------   ------
Total Nonagricultural        1115.4   1126.8   1148.7   1170.3   1172.9   1200.0   1229.5   1262.6   1300.8
  % Change                    -0.9%     1.0%     1.9%     2.1%     2.1%     2.3%     2.5%     2.7%     3.0%
Construction                   44.5     47.3     49.5     50.3     51.4     52.1     53.3     54.9     56.8
  % Change                    -6.7%     6.3%     4.7%     1.8%     3.8%     1.3%     2.3%     3.0%     3.5%
Manufacturing                 207.2    205.0    204.4    204.1    204.1    204.9    206.8    208.8    211.3
  % Change                    -5.3%    -1.1%    -0.3%    -0.5%    -0.1%     0.4%     0.9%     1.0%     1.2%
T.C.P.U.                       36.7     39.4     42.5     43.6     43.9     45.0     46.3     47.8     49.5
  % Change                     3.7%     7.4%     7.9%     3.4%     3.3%     2.5%     2.9%     3.3%     3.6%
Trade                         277.7    282.7    290.9    296.8    297.0    303.5    311.1    319.2    326.1
  % Change                    -1.1%     1.8%     2.9%     2.4%     2.1%     2.2%     2.5%     2.6%     2.8%
F.I.R.E                        93.8     91.8     85.5     84.7     83.9     85.3     87.2     89.3     91.7
  % Change                    -0.4%    -2.1%    -6.9%    -1.0%    -1.9%     1.7%     2.2%     2.4%     2.7%
Services                      326.9    330.6    346.9    360.3    362.8    378.8    395.4    413.2    432.6
  % Change                     1.9%     1.1%     4.9%     4.3%     4.6%     4.4%     4.4%     4.5%     4.7%
Total Government              127.8    129.2    128.1    129.5    129.3    129.4    128.4    128.4    129.7
  % Change                     0.2%     1.1%    -0.9%     1.0%     0.9%     0.1%    -0.8%     0.0%     1.0%

Sources: Historical data-Bureau of Labor Statistics, Calculations and forecasts-RCG.

Rosen Consulting Group                                                        7

DEMOGRAPHIC TRENDS

As Orange County's economy has strengthened, population growth is accelerating. Between 1990 and 1995, population growth averaged 1.3% per year for Orange County. This low level of growth reflects weak economic conditions and people leaving the metropolitan area in search of job opportunities. Some people predicted continued weakness in population growth following the bankruptcy filing, which brought the prospect of higher taxes and fewer services. However, people have not been deterred by the bankruptcy, and population growth is expected to accelerate to an average rate of 1.5% per year between 1995 and 2000 (see Table 1.5). Although this rate is significantly lower than that experienced during the 1980s, when Orange County's population increased an average of 2.2% per year, it is significantly higher than the national average of 1.0% per year. A 1.5% compound annual growth rate will lead to the addition of almost 200,000 people to the county's population base between 1995 and 2000.


                                        TABLE 1.5
                           ORANGE COUNTY POPULATION BY AGE

                                                               COMPOUND ANNUAL GROWTH RATE
AGE GROUP         1980        1990        1995         2000   1980-1990 1990-1995 1995-2000
- ---------         ----        ----        ----         ----   --------- --------- ---------
Under 19        602,572     663,212      669,871      679,979    1.0%     0.2%      0.3%
20-24           201,086     219,145      226,923      237,320    0.9%     0.7%      0.9%
25-34           346,183     489,232      516,738      543,097    3.5%     1.1%      1.0%
35-44           250,743     378,712      443,310      521,446    4.2%     3.2%      3.3%
45-54           206,545     259,699      281,150      311,937    2.3%     1.6%      2.1%
55-64           164,667     181,565      188,009      198,580    1.0%     0.7%      1.1%
65+             160,913     218,991      241,784      273,556    3.1%     2.0%      2.5%

Total         1,932,709   2,410,556    2,567,786    2,765,916    2.2%     1.3%      1.5%

Sources:  Historical data - U.S. Census Bureau; Calculations and forecasts - RCG.



Most of the population gain during recent years in Orange County is attributable to natural increase (births less deaths), as opposed to in-migration. Natural increase has been fueled by a high level of births. Because homes in Orange County are more affordable than in other parts of southern California, it is a popular location for young households which are buying first homes and starting families.

Net migration also plays an important role in population growth. Negative net migration through most of the first half of the decade caused population growth to slow. The response of migration can be seen using change of address data from the Department of Motor Vehicles. Data for Orange County shows that, when employment growth resumed in 1994, out-migration slowed significantly (see Table 1.6). For the fiscal year which will end June 30, 1996, we anticipate that the net flow of drivers to Orange County will have turned positive, representing positive in-migration to Orange County for the first time since 1992.

Rosen Consulting Group                                                        8

                                    TABLE 1.6
                  ORANGE COUNTY DRIVERS LICENSE MIGRATION DATA


                                                                 Estimated Net
                                                  Net Drivers     Population
Fiscal Year     Drivers to:    Drivers from:       In (Out)         In (Out)
- -----------     -----------    -------------      -----------    -------------
   89-90          122,749         130,449             (7,700)        (11,550)
   90-91          120,950         127,839             (6,889)        (10,334)
   91-92          116,088         122,602             (6,514)         (9,771)
   92-93           98,848         112,772            (13,924)        (20,886)
   93-94          113,745         124,174            (10,429)        (15,644)
   94-95          109,857         111,774             (1,917)         (2,876)

Sources: Historical Data-California Department of Motor Vehicles Driver License Address Change Report-August 1990-1995; Calculations-RCG.


Like population growth, household formation was weak during the first half of the 1990s. Between 1990 and 1995, approximately 46,000 new households were created in Orange County. As population growth accelerates in the second half of the decade, we anticipate that household formation will strengthen to 1.4% per year, representing the total addition during that period of about 63,000 households (see Table 1.7). The largest number of new households will be added in the 35 to 44 year old age group, followed by the over 65 age group.

                                    TABLE 1.7
                         ORANGE COUNTY HOUSEHOLDS BY AGE


                                                                       Compound Annual Growth Rate
                                                                 ----------------------------------------
Age Groups         1980        1990        1995        2000      1980-1990      1990-1995       1995-2000
- ----------       -------     -------     -------     -------     ---------      ---------       ---------
  15-24           60,181      41,640      41,640      42,058       -3.6%           0.0%            0.2%
  25-34          173,048     201,770     205,838     212,087        1.5%           0.4%            0.6%
  35-44          141,125     197,632     223,602     254,222        3.4%           2.5%            2.6%
  45-54          119,091     147,546     153,543     163,786        2.2%           0.8%            1.3%
  55-64           97,696     107,136     108,212     111,497        0.9%           0.2%            0.6%
  65+             95,918     133,125     142,006     154,494        3.3%           1.3%            1.7%
  Total          687,059     828,849     874,841     938,145        1.9%           1.1%            1.4%


Sources: Historical data-U.S. Census Bureau; Calculations and forecasts-RCG.


Rosen Consulting Group                                                        9

AFFORDABILITY, TENURE CHOICE, AND THE DEMAND FOR RENTAL UNITS

Between 1990 and 1993, affordability of single family homes in Orange County increased significantly, because of the combination of falling interest rates and declining house prices. By 1993, 42.7% of the county's households could afford the median-priced home of $217,200, versus 22.5% in 1990 when the median price of an existing single family home was $242,358 (see Table 1.8). Although affordability dropped slightly in 1994 as interest rates rose, falling interest rates in 1995 caused affordability to increase to its highest level in recent history. Even though affordability is currently high for Orange County, fewer households in the county than in the nation as a whole can afford the median-priced home, because home prices in Orange County are well above the national average. Because of the relatively low proportion of households which can afford to own, almost 40% of Orange County's households rented in 1990, compared to a lower 35.8% for the nation in 1990.

                                   TABLE 1.8
                               AFFORDABILITY DATA
                      ORANGE COUNTY AND THE UNITED STATES

                   1990         1991         1992         1993         1994         1995         1996e
                   ----         ----         ----         ----         ----

Median Existing
  Home Price
Orange County    $242,358     $239,680     $230,860     $217,200     $211,000     $208,800     $212,350
  % Change           0.3%        -1.1%        -3.7%        -5.9%        -2.9%        -1.0%         1.7%
United States     $95,500     $100,300     $103,700     $106,800     $109,800     $112,900     $117,500
  % Change           2.6%         5.0%         3.4%         3.0%         2.8%         2.8%         4.1%

Household Income
Orange County     $70,789      $71,190      $73,208      $73,712      $76,919      $79,096      $81,859
  % Change           6.0%         0.6%         2.8%         0.7%         4.4%         2.8%         3.5%
United States     $37,403      $37,922      $39,020      $41,428      $43,845      $45,999
  % Change           2.4%         1.4%         2.9%         6.2%         5.8%         4.9%

Mortgage Int.
  Rate              10.1%         9.2%         8.4%         7.3%         8.4%         8.0%          7.5%

Households Able
  to Afford Median-
  Priced Home
Orange County       22.5%        27.1%        33.8%        42.7%        41.7%        45.9%         51.3%
United States       50.0%        51.0%        55.0%        58.0%        57.0%        54.8%


Sources: Historical data-National Association of Realtors, Federal Reserve Board of Governors, U.S. Bureau of the Census; Calculations and 1996 estimate-RCG.

A number of factors other than affordability also affect tenure choice, which is a household's decision of whether to rent or own its residence. For example, some households make a lifestyle decision to rent. Households which face economic uncertainty may elect not to commit themselves to a mortgage. In addition, some householders want the amenities offered in many of the recently constructed upscale apartment projects. These amenities often include swimming pools, workout facilities, concierge services and even attached garages.

Rosen Consulting Group                                                       10

While the proportion of households choosing to rent either apartments or other residences was steady between 1980s and 1990, we believe the proportion of households choosing to rent fell during the first half of the 1990s because of the increased affordability of housing and the aging of the Orange County population. Older households, all else equal, have a higher rate of home-ownership than do younger households. Thus, we have lowered the proportion of households that we expect will rent.

This renter proportion is applied to the new households forecasted to be created between 1995 and 2000 in order to determine the new rental households formed during the second half of the decade. The calculation shows that about 22,400 new renter households will be created during the second half of the 1990s in Orange County (see Table 1.9). The marginal renter proportion of 35.4% is lower than the average renter proportion of 39.9% because of slow growth in the younger age groups which have the highest propensity to rent.


                                  TABLE 1.9
                     PROJECTION OF APARTMENT DEMAND BY AGE
                                ORANGE COUNTY

                                                                 Change in
                   1990            1995            2000         Households        Renter            New
Age Groups      Households      Households      Households       1995-2000      Proportion      Rental Units
- ----------      ----------      ----------      ----------      -----------     ----------      ------------
  15-24           41,640           41,640         42,058              418           90.0%             376
  25-34          201,770          205,838        212,087            6,250           63.0%           3,934
  35-44          197,632          223,602        254,222           30,620           39.2%          11,994
  45-54          147,546          153,543        163,786           10,243           26.6%           2,720
  55-64          107,136          108,212        111,497            3,286           20.1%             659
  65+            133,125          142,006        154,494           12,488           21.9%           2,733

Total            828,849          874,841        938,145           63,304           35.4%          22,417


Sources: Historical data-U.S. Census Bureau; Calculations and forecasts-RCG.


Rosen Consulting Group                                                       11

Apartment Market Trends

Renewed economic and demographic growth during the past several years is creating the stimulus for apartment demand in Orange County. On the strength of this demand, the apartment vacancy rate in Orange County fell to 4.2% in 1995 (see Table 1.10). High levels of new construction, however, caused the vacancy rate to increase to 5% in the spring of 1996. This increase in vacancy is not a sign of weakness in the market. Rather, it alleviates unnaturally tight market conditions and allows for the normal turnover of tenants. Also attesting to the strength of the market, asking rents in apartment projects are rising more quickly than during any year since 1991, despite the recent increase in vacancy.

- -------------------------------------------------------------------------------------------------------------
                                                             TABLE 1.10
                                       HISTORICAL TRENDS IN ORANGE COUNTY'S APARTMENT MARKET


                   1989        1990      1991        1992       1993       1994       1995       1996e
                   ----        ----      ----        ----       ----       ----       ----       -----
Total Stock        90,592      93,531    96,498      97,172     97,982     97,692     99,451     101,186
New Construction    5,871       2,939     2,967         674        810       (290)     1,759       1,735
Net Absorption                  3,017     2,863        (516)     1,458       (767)     1,978         853
Occupied Stock     87,240      90,257    93,121      92,605     94,063     93,296     95,274      96,127
Vacancy Rate         3.7%        3.5%      3.5%        4.7%       4.0%       4.5%       4.2%        5.0%
Avg. Asking Rent     $751        $773      $794        $778       $775       $782       $781        $802
 % Change                        2.9%      2.7%       -2.0%      -0.4%       0.9%      -0.1%        2.7%


Sources: Historical data-Research Network Ltd.; Calculations and forecasts-RCG.

- -------------------------------------------------------------------------------------------------------------













Submarket vacancy rates in Orange County range from less than 2% in Seal Beach, La Palma, and Cypress to 17.1% in Rancho Santa Margarita and 8.8% in Irvine. The submarkets mentioned above with the lowest vacancy rates are all small markets with a small rental stock. During the past year, vacancy rates have fallen in about half of the submarkets. La Palma experienced the greatest improvement in apartment vacancy, followed by Los Alamitos, Stanton and Mission Viejo. The submarkets which experienced the greatest increase in apartment vacancy were Rancho Santa Margarita and Irvine, both communities which have had a significant amount of new apartment construction.

Average county-wide apartment rent growth during the past year was 2.7%. Seal Beach not only has the lowest apartment vacancy rate, but it also has the highest apartment rent in the county. Other submarkets with high apartment rent levels include Newport Beach, Irvine, and Aliso Viejo. During the past year, apartment rents increased the most in Rancho Santa Margarita, Stanton and Lake Forest. Laguna Hills was the weakest market in terms of apartment rent growth.

Apartment construction activity has been strong into 1996, with an estimated 1,735 new apartment units scheduled for completion during the year. This level of apartment construction activity is on par with 1995, and it is well above apartment construction completions since 1991. In fact, during 1994, building completions are reported as negative because the 325-unit Monarch Hills project, formerly managed by Sares-Regis, was converted from apartments to condominiums and taken off the market.

Rosen Consulting Group                                                       12

The most active single developer in Orange County is Irvine Apartment Communities (IAC), a publicly traded real estate investment trust. During the first quarter of 1996, IAC completed two apartment projects totaling 746 units, and IAC had an additional 1,689 apartment units under construction or proposed (see Table 1.11). Most of these projects are located in Irvine. Unincorporated parts of the county are the next most popular location for IAC's new apartment construction.

The largest single apartment project under construction is IAC's Villa Coronado. Most of the 513 units in this project have been completed. In addition, IAC has completed about half of the 512 units in its Newport Ridge project. Other large projects are Rancho Monterey in Tustin with 436 units and Rancho Santa Fe with 350 units, also in Tustin. Both of these are IAC projects. The largest single project under construction that is not an IAC project is Villas Antonio, a 316-unit project being developed by Santa Margarita Realty Company in Rancho Santa Margarita.


- ------------------------------------------------------------------------------------------------------------------

                                         TABLE 1.11
                            ORANGE COUNTY CONSTRUCTION PIPELINE

                                                                                                UNDER
PROJECT                   LOCATION                 DEVELOPER                      COMPLETED  CONSTRUCTION  TOTAL
- -------                   --------                 ---------                      ---------  ------------  -----

Villa Coronado           Irvine                    Irvine Apartment Communities    483          30          513
Santa Rosa               Irvine                    Irvine Apartment Communities    368           0          368
Santa Clara              Irvine                    Irvine Apartment Communities    378           0          378
Rancho Monterey          Tustin                    Irvine Apartment Communities    323         113          436
Newport Ridge            Unincorporated            Irvine Apartment Communities    298         214          512
Baypointe                Newport Beach             Irvine Apartment Communities                300          300
Santa Maria              Irvine                    Irvine Apartment Communities                227          227
The Colony               Newport Beach             Irvine Apartment Communities     *          245          245
Santa Rosa II            Irvine                    Irvine Apartment Communities     *          210          210
Rancho Santa Fe          Tustin                    Irvine Apartment Communities     *          350          350

Subtotal                                                                         1,850       1,689        3,539

Villas Antonio           Rancho Santa Margarita    Santa Margarita Realty Co.                               316
One Park Place Apts.     Newport Beach             William Lyon Company                                     216
Eastridge Apt. Homes     Orange                    Tracy Department                                         128
Arroyo Vista             A.F. Evans                A.F. Evans                                               156
Sonterra                 Foothill Ranch            Westwood Residential                                     300

Total                                                                                                     4,655

* Scheduled to commence construction in 1996
Sources: Irvine Apartment Communities, Form 10-K; Real Facts

- ------------------------------------------------------------------------------------------------------------------


Rosen Consulting Group                                                       13

The ratio of new households created to multifamily permits issued has been higher in the 1990s than it was in the 1980s (see Figure 1.2). On average, one multifamily permit was issued for every 3.2 households formed between 1990 and 1996, compared to a ratio of one permit for every 2.1 households created in the 1980s. While not all of the new households rented, we believe that the ratio of new supply to demand has been low in the 1990s. However, this situation is changing, as seen in the 1996 estimated ratio of households to multifamily permits. Although the number of households created is growing, increased construction activity is causing the ratio to fall.

- --------------------------------------------------------------------------------
FIGURE 1.2
- --------------------------------------------------------------------------------
                     NEW HOUSEHOLDS TO MULTI-FAMILY PERMITS
                                 ORANGE COUNTY
                     --------------------------------------

                               [GRAPHIC OMITTED]

       Sources: Historical data-US Census Bureau: Calculations and forcasts-RCO


Additions to supply should cause the apartment vacancy rate to rise through 1997, as new supply outpaces demand (see Table 1.12). However, by 2000, we anticipate that a strengthening economy will cause absorption to increase substantially. As a result, the apartment vacancy rate will fall below 4%, while rent growth accelerates to more than 4% per year.


- ---------------------------------------------------------------------------
                                   TABLE 1.12
             FORECASTED TRENDS IN ORANGE COUNTY'S APARTMENT MARKET


                    1996e       1997f       1998f      1999f      2000f

Total Stock         101,186     103,136     105,286    107,736    110,386
New Construction      1,735       1,950       2,150      2,450      2,650
Net Absorption          853       1,400       2,600      2,850      3,075
Occupied Stock       96,127      97,527     100,127    102,977    106,052
Vacancy Rate            5.0%        5.4%        4.9%       4.4%       3.9%
Avg. Asking Rent       $802        $823        $848       $878       $914
 % Change               2.7%        2.6%        3.1%       3.6%       4.1%

Sources: Research Network Ltd, RCG

- ---------------------------------------------------------------------------

Rosen Consulting Group                                                       14

- --------------------------------------------------------------------------------
Santa Clara County
- --------------------------------------------------------------------------------
RECENT ECONOMIC TRENDS

Santa Clara County, which is coterminous with the San Jose metropolitan area, has enjoyed a surge in employment growth during 1995 after six years of weak to negative employment growth. The booming high technology industry in Silicon Valley has triggered growth in other employment sectors, causing the Santa Clara County economy to strengthen during each of the past two years. Following employment growth of 3.5% during 1995, Santa Clara's economy grew 5.0% between April of 1995 and 1996 (see Table 2.1). We expect Santa Clara's economy to be moderately strong during each of the next three years.

The Manufacturing Sector

Manufacturing is the driving force behind the Santa Clara County economy, and more than 90% of manufacturing sector employment is concentrated in the durable goods sector. The manufacturing sector rebounded in 1995 with growth of 1.6% after contracting 2.5% in 1994. As of April of 1996, manufacturing employment is up a dramatic 6.6% on average compared to April of 1995. The growth in the manufacturing sector disguises the significant restructuring and revolution which is occurring in the industries which comprise this sector. While the consumer electronics industry and related industries in other sectors (for instance, software, which is classified as a service sector) are booming, other manufacturing industries continue to shrink. Table 2.1 illustrates the vast differences in growth patterns within the durable goods manufacturing industry in Santa Clara County. Employment in communications equipment and other electronic goods was up 7.0% during 1995, while transportation equipment employment declined 10.5%, the latest in a string of losses dating back to the late 1980s. The net result of this dramatic transformation which is taking place within Santa Clara's manufacturing sector is that its manufacturing base is becoming much more entrepreneurial and commercially-oriented, while its dependence on government contracts has become much less significant.

During late 1994 and early 1995, the strong demand for semiconductor chips and the consumer electronic products which have become increasingly dependent on chips jump-started the Silicon Valley economic recovery. However, during the past year, growth has spread to other high technology sectors such as software, networking and the increasingly wide array of computer peripherals. As a result, employment in durable goods grew at a fast pace of 7.8% during the year ending in April 1996, and business services, of which software is a component, grew at a strong 13.1% rate. Construction employment has also benefited from the recent strength in the Santa Clara County economy, growing at a rate of 11.6% during the year ending in April.

The high concentration of employment in the durable goods manufacturing sector serves the metropolitan economy well since durable goods manufacturing jobs are generally high-paying, moderate-skill jobs. In addition, because durable goods manufacturing is export-producing, it brings earnings into the local economy, instead of being population-serving, like many industries in the services sector.

Rosen Consulting Group                                                       15

                                   TABLE 2.1
                      SANTA CLARA COUNTY EMPLOYMENT DETAIL


                        1989    1990    1991    1992    1993    1994    1995    Apr-96  1996f

Total Nonagricultural   809.3   814.5   805.8   792.1   796.6   799.9   828.0   857.7   872.9
  % Change               0.7%    0.6%   -1.1%   -1.7%    0.6%    0.4%    3.5%    5.0%    5.4%
Construction             29.2    29.5    28.1    27.3    26.1    26.4    27.6    28.9    32.1
  % Change               1.7%    1.0%   -4.7%   -2.8%   -4.4%    1.1%    4.5%   11.6%   16.3%
Manufacturing           262.5   258.2   251.5   236.8   231.7   226.0   229.6   240.3   244.0
  % Change               1.0%   -1.6%   -2.6%   -5.8%   -2.2%   -2.5%    1.6%    6.6%    6.3%
Durable Goods           235.5   231.1   224.4   210.2   205.6   200.5   205.5   217.8
  % Change               1.1%   -1.9%   -2.9%   -6.3%   -2.2%   -2.5%    2.5%    7.8%
  Industrial             63.6    63.3    64.6    56.9    57.3    56.1    59.7    63.6
    % Change             5.8%   -0.5%    2.1%  -11.9%    0.7%   -2.1%    6.4%    8.9%
  Computer               55.5    54.6    55.9    47.6    47.3    44.8    46.0    47.5
    % Change             6.7%   -1.6%    2.4%  -14.8%   -0.6%   -5.3%    2.7%    4.4%
  Electronic             84.9    83.4    79.7    76.9    76.1    75.5    79.0    86.2
    % Change            -1.0%   -1.8%   -4.4%   -3.5%   -1.0%   -0.8%    4.6%   12.1%
  Transportation         30.5    29.1    26.8    24.3    20.4    17.2    15.4    14.6
    % Change            -2.9%   -4.6%   -7.9%   -9.3%  -16.0%  -15.7%  -10.5%   -5.8%
  Aircraft & Space       25.8    24.7    22.9    20.8    17.5    14.3    13.0    12.5
    % Change            -2.3%   -4.3%   -7.3%   -9.2%  -15.9%  -18.3%   -9.1%   -3.8%
  Instruments            44.9    43.6    42.4    41.7    40.6    39.8    38.8    40.1
    % Change             3.5%   -2.9%   -2.8%   -1.7%   -2.6%   -2.0%   -2.5%    4.2%
  Search & Navig         10.7    10.2     9.7     9.2     8.2     7.6     7.0     6.9
    % Change             0.0%   -4.7%   -4.9%   -5.2%  -10.9%   -7.3%   -7.9%   -1.4%
  Measuring Dev          28.1    26.7    25.4    24.4    23.9    24.1    24.4    25.7
    % Change             5.2%   -5.0%   -4.9%   -3.9%   -2.0%    0.8%    1.2%    6.6%
T.C.P.U.                 21.5    22.2    22.6    22.4    23.6    23.8    23.9    24.2    24.6
  % Change              -1.4%    3.3%    1.8%   -0.9%    5.4%    0.8%    0.4%    3.0%    2.9%
Trade                   169.7   169.0   165.0   158.6   157.7   160.3   167.6   171.4   174.9
  % Change               1.2%   -0.4%   -2.4%   -3.9%   -0.6%    1.6%    4.6%    4.4%    4.4%
  Wholesale Trade        53.5    52.9    50.4    47.2    45.5    46.0    49.6    52.0
    % Change             3.9%   -1.1%   -4.7%   -6.3%   -3.6%    1.1%    7.8%    6.8%
  Retail Trade          116.3   116.1   114.6   111.4   112.2   114.3   118.1   119.4
    % Change             0.1%   -0.2%   -1.3%   -2.8%    0.7%    1.9%    3.3%    3.5%
F.I.R.E.                 30.7    31.6    31.5    31.5    31.5    30.0    28.7    28.3    28.1
  % Change               0.0%    2.9%   -0.3%    0.0%    0.0%   -4.8%   -4.3%   -1.7%   -2.1%
Services                208.6   214.4   217.7   226.6   237.9   245.1   263.7   277.0   282.4
  % Change               0.0%    2.8%    1.5%    4.1%    5.0%    3.0%    7.6%    6.2%    7.1%
  Business Services      56.4    58.0    59.0    65.5    74.2    81.9    94.8   103.6
    % Change            -0.5%    2.8%    1.7%   11.0%   13.3%   10.4%   15.8%   13.1%
  Health Services        38.5    40.0    42.1    43.4    43.6    45.2    47.3    47.7
    % Change             1.0%    3.9%    5.3%    3.1%    0.5%    3.7%    4.6%    1.7%
  Engin & Mgm't          34.8    35.1    35.1    35.0    35.6    32.8    34.1    35.6
    % Change            -1.1%    0.9%    0.0%   -0.3%    1.7%   -7.9%    4.0%    5.3%
Total Government         86.9    89.4    89.1    88.8    87.9    88.3    86.8    87.5    86.5
  % Change               0.6%    2.9%   -0.3%   -0.3%   -1.0%    0.5%   -1.7%   -0.3%   -0.3%


Sources: Historical data-Bureau of Labor Statistics:
Calculations and forecasts-RCG


Rosen Consulting Group                                                       16

The computer industry, which is the most concentrated industry in the county, has thrived during the past several years. Semiconductor companies such as Intel, National Semiconductor, and Advanced Micro Devices have experienced dramatic growth in output and profitability. Intel alone hired aggressively during 1995 in an effort to keep up with the increasing demand for its Pentium microprocessors, and although industry-wide book-to-bill ratios have dropped to below 1.0 during the first five months of 1996 (see Figure 1.1), chip fabrication plant construction is at a peak. Intel has completed a $500 million expansion to its chip manufacturing facility on Mission College Boulevard in Santa Clara, called D2, and is now ramping up production on a new process for
 .25 and .18 micron processors. Intel has also recently acquired land on which to build a new 550,000 square-foot office building adjacent to its headquarters in Santa Clara, although construction on the site is not currently underway. Atmel, Hyundai Electronics, and Altera, which also manufacture semiconductor chips, have all recently acquired land in the northern San Jose region for future development. This recent dramatic increase in demand for land has caused industrial land prices to double during the last year or so in the San Jose area.

The decline in the book-to-bill ratio is the result of several factors, most of which relate to supply, as opposed to declining demand. First, an inventory glut of chips resulted from makers of personal computers overestimating demand at the end of last year. Computer makers are now working through their existing inventory of chips. Second, with personal computers being the largest single source of demand for chips, the slowdown in personal computer sales has reduced the underlying demand for chips. Third, the price of chips has declined because of competition in the industry, resulting from the addition of a substantial amount of new chip-making capacity. Intel alone has six chip fabrication plants underway, including two in the Southwest (Chandler, AZ and Rio Ranch, NM, which will be producing in 1997). Another plant in Hillsboro, OR, will also be ready in 1997, a flash fab plant in Israel will be ready for production in late 1997, and another fab plant in Ireland should be completed in 1998. On the demand side, Dataquest continues to forecast personal computer demand growth of 18% to 20% per year through the year 2000, and in its May of 1996 Semiconductor
Forecast Summary, the Semiconductor Industry Association forecasted a 7.8% increase in semiconductor chip shipments in the Americas in 1996, increasing to 9.2% in 1997 and 15.7% in 1998.
- --------------------------------------------------------------------------------
FIGURE 2.1
- --------------------------------------------------------------------------------
                               Book-to-Bill Ratio
                           Three Month Moving Average
                      -----------------------------------

                               [GRAPHIC OMITTED]

      Source: Semiconductor Industry Association

Rosen Consulting Group                                                       17

The strong growth in chip demand through 1995 has caused ripple effects through the Santa Clara, southern San Mateo and southern Alameda County economies. Semiconductor shipments increased 30% during each of 1994 and 1995. Eight of the eleven largest semiconductor firms are based in Santa Clara County, suggesting that a high percentage of the U.S.'s share of the market flowed from Santa Clara County (while most of the engineering, software programming and research jobs are located in Santa Clara County, the manufacturing jobs are often located elsewhere). As a result of this strong growth in chip demand, the demand for new semiconductor plants and equipment skyrocketed. The semiconductor equipment industry experienced a dramatic growth in demand, with 25 to 30 new semiconductor plants being built every year. Semiconductor equipment manufacturers rely heavily on technical labor, which increases their need to be in markets like the Silicon Valley with a large pool of technical labor. Total employment at Applied Materials, the world's largest semiconductor equipment company, increased from 6,500 in 1994 to 10,500 in 1995. Much of this increase occurred in the Bay Area, where the company has completed two new facilities since early 1995, including a new building at its central campus, as well as the Applied Komatsu facility for its joint venture with Komatsu. KLA Instruments in San Jose has 2,100 employees, and the company expects to add 600 more by the end of the third quarter of 1996. In addition, Tencor Instruments, the Mountain View-based manufacturer of chip equipment, acquired LSI Logic's 34-acre parcel in Milpitas and began construction in December of 1995 on its new five-building, 500,000 square-foot corporate headquarters and manufacturing complex. The Tencor project is expected to be completed in late 1996, and by March of 1997, 1,400 employees will be working in the new facility, 175 to 200 of which will be new hires.

Companies located in Santa Clara County lead worldwide not only in the research, development and sale of semiconductors, but also in computer workstations, disk drives and networking hardware. Silicon Graphics of Mountain View increased Bay Area employment by 2,200 during the past year. The company is currently building a 500,000 square-foot corporate campus. The first two buildings will be completed by October of 1996, and the second two buildings will be completed in 1997. However, with its recent acquisition of Cray Computers, Silicon Graphics does not expect to do more than normal hiring in 1996. IBM employs 7,000 in Santa Clara County, including 5,000 at its Storage Systems Division, which is headquartered in San Jose. Employment in Santa Clara County has been stable for the past year and is expected to be stable through at least the end of 1996. IBM decided not to vacate several buildings which it owned, totaling nearly one million square feet of space. The company is currently investing $500 million worldwide in its storage technology business. Cisco Systems, which makes networking hardware, acquired 130-acres of land in north San Jose in April of 1996 for future expansion. Cisco plans to hire more than a total of 1,000 employees during the next several years.

The outlook for defense-related companies in Santa Clara County is improving, following years of declining employment. Lockheed Martin's Sunnyvale operation, which employed just under 10,000 in March of 1996, was once Sunnyvale's largest employer with 25,000 employees in 1986. Downsizing continues in some areas, such as the Trident II missile program, which has contracts at least through 2000. However, Lockheed Martin is currently consolidating its space and strategic missile sector in Sunnyvale and Denver. As Sunnyvale picks up satellite programs from closed facilities on the east coast, local employment should increase by approximately a total of 3,500 by early 1999. The company is currently testing the Theater High Altitude Area Defense (THAAD), which is the next generation of the Patriot missile and protects a larger area than the Patriot. In addition, as United Defense L.P., formerly FMC, has shifted its business strategy, it has won additional contracts. United Defense is adding engineering support but cutting manufacturing for an average head count of 1,656 during 1996.

Rosen Consulting Group                                                      18

Other Sectors of the Santa Clara Economy

Defense budget cutbacks continue to affect military bases, which will contribute to future weak growth in government employment. Onizuka Air Force Base in Sunnyvale will downsize by approximately 50% by 2000, resulting to the elimination of approximately 1,500 jobs. The NASA Ames Research Center is also slated for cutbacks. The current strategy is to eliminate 300 of the 1,700 civil servants at the site and to cut the number of support service contractors in half from 2,300 to 1,150. The reductions are expected to take place by the year 2000.

The high level of manufacturing sector output has contributed to an increase in Pacific Rim trade. Wholesale trade in Santa Clara County increased 6.8% between April of 1995 and 1996, fueled by trade with the Pacific Rim countries. Pacific Rim countries account for approximately three-quarters of total trade activity to and from California, a proportion which will undoubtedly grow over the next decade because of the fast growth in U.S. trade volume with these countries. Retail trade, which comprises 70% of trade sector jobs, posted a strong gain of 3.5% during the same period, bringing the overall trade sector gain to 4.4% for the year ending in April of 1996.

Santa Clara County also has a high concentration in service sector employment, particularly educational and business services. Some of this concentration owes to the presence of Stanford University, which, along with other local colleges and universities, has produced a highly-educated labor pool that provides engineers and other professionals for the high technology industry. However, by far the largest and most dynamic portion of the service sector in Santa Clara County is business services. Business services employs approximately 100,000 in Santa Clara County, which represents more than a third of the services sector and more than 12% of the employment base. The size of the business services sector is largely attributable to the software industry. Software companies, such as Adobe Systems, have been expanding at a strong rate during the last few years, fueled by advances in chip technology and computer memory capacity. Adobe is building a second headquarters building in the San Jose central business district. When the facility is completed, Adobe will relocate 1,100 employees from Mountain View, and it plans to eventually employ 2,200 at the new complex. Another vibrant industry within business services is temporary employees. Many high tech companies rely extensively on temporary employees so as to be able to quickly adjust employment levels to meet their needs.

The creation of hundreds of new high technology businesses has attracted a vast and sophisticated infrastructure of financial and legal service companies to Santa Clara County. As a result, legal services has been a rapidly growing component of the services sector. Many of the nation's largest law firms have branch offices in Palo Alto, as a result of the large number of initial public offerings which Silicon Valley's entrepreneurial culture generates. The epicenter of much of the high technology activity is the Stanford Research Park in Palo Alto, which is the home of a number of high technology companies, as well as several law firms. One of these law firms, Wilson, Sonsini, Goodrich & Rosati is, by far, the largest law firm in Palo Alto with approximately 750 employees. The Stanford Research Park is also home to companies in other industries such as biosciences. Shaklee Corporation, the pharmaceutical giant, will break ground on its new research center in the Stanford Research Park in July of 1996. Completion of the two buildings, totaling 75,000 square feet, where Shaklee will develop new technology for nutritional and pharmaceutical compounds, is slated for September of 1997. Shaklee will initially employ about 40 people at the complex.

Rosen Consulting Group                                                       19

FORECASTED EMPLOYMENT TRENDS

Employment growth in San Jose will be strong during the next year, with employment growth exceeding 5% during 1996. We do not believe that the economy can maintain such a strong rate of growth for long, and as a result, we expect to see slower rates of employment growth thereafter (see Table 2.2). While demand for personal computers and chips will remain moderately strong over the forecast horizon, we do not expect that the high technology industry will be able to maintain its recent rate of growth.

Longer term growth in San Jose will depend on further expansion in the computer, electronics and biotechnology industries. Growth in these core industries brings billions of additional dollars and, as a result, tens of thousands of new jobs in related sectors such as trade and services to the local economy. Actually, many of the jobs associated with the research and design of new high technology products are service sector jobs, including engineering and software development. These jobs are all highly-skilled positions which command high salaries.

The qualities which enabled Santa Clara County to become a world center of the computer and consumer electronics industry (world class educational institutions and an entrepreneurial culture) will continue to fuel entrepreneurial activity in Silicon Valley. Technological revolution seems to be ongoing in Silicon Valley, with current activity focusing on the fusion of technologies from multiple industries. While most of the new fusion technologies are in the early stages of development, they promise to attract new entrepreneurs, create new markets and business opportunities, and to bring new workers to Silicon Valley.


                                   TABLE 2.2
                     SANTA CLARA COUNTY EMPLOYMENT FORECAST

                        1992    1993    1994    1995    1996f   1997f   1998f   1999f   2000f
                        ----    ----    ----    ----    -----   -----   -----   -----   -----
Total Nonagricultural   792.1   796.6   799.9   828.0   872.9   903.6   931.2   938.0   965.2
  % Change              -1.7%    0.6%    0.4%    3.5%    5.4%    3.5%    3.1%    0.7%    2.9%
Construction             27.3    26.1    26.4    27.6    32.1    33.8    35.6    35.2    36.1
  % Change              -2.8%   -4.4%    1.1%    4.5%   16.3%    5.3%    2.0%   -1.0%    2.5%
Manufacturing           236.8   231.7   226.0   229.6   244.0   247.2   249.5   244.5   251.8
  % Change              -5.8%   -2.2%   -2.5%    1.6%    6.3%    1.3%    0.9%   -2.0%    3.0%
T.C.P.U.                 22.4    23.6    23.8    23.9    24.6    25.3    25.8    26.9    26.2
  % Change              -0.9%    5.4%    0.8%    0.4%    2.9%    2.8%    2.0%    0.5%    1.0%
Trade                   158.6   157.7   160.3   167.6   174.9   181.2   187.4   186.5   189.8
  % Change              -3.9%   -0.6%    1.6%    4.6%    4.4%    3.6%    3.4%   -0.5%    1.8%
F.I.R.E.                 31.5    31.5    30.0    28.7    28.1    29.3    30.4    30.7    31.3
  % Change               0.0%    0.0%   -4.8%   -4.3%   -2.1%    4.3%    3.8%    1.0%    2.0%
Services                226.6   237.9   245.1   263.7   282.4   298.7   314.3   326.2   339.9
  % Change               4.1%    5.0%    3.0%    7.6%    7.1%    5.8%    5.2%    3.8%    4.2%
Total Government         88.8    87.9    88.3    86.8    86.5    87.5    87.8    88.5    89.6
  % Change              -0.3%   -1.0%    0.5%   -1.7%   -0.3%    1.2%    0.3%    0.8%    1.2%

Sources: Historical data-Bureau of Labor Statistics; Calculations and forecasts-RCG.


Rosen Consulting Group                                                      20

DEMOGRAPHIC TRENDS

The dramatic turnaround which the Santa Clara County economy has experienced during the last year or so has caused population growth to accelerate. The most direct influence which stronger job market trends have on population growth is that as new positions are created, households move into the area to fill the jobs. However, population growth also accelerates because of an increased level of births, due to the greater job certainty experienced by employed people. In Santa Clara County, population growth has averaged 1.5% for each year between 1980 and 1990, above the national average of 0.9% for each year over the same period (see Table 2.3). Due to weak economic conditions during the early 1990s, average population growth slowed to approximately 1.3% for each year from 1990 to 1995, representing the addition of a total of slightly under 100,000 new residents for the entire period. With the strong recovery which has occurred in the Santa Clara County economy during the last eighteen months, we expect job growth will accelerate to at least 1.4% per year during the 1995 to 2000 period, representing the addition of a total of about 110,000 new residents for the entire period.

The historical and forecasted age distribution data reflects the rapid growth in the 45 to 54 and 55 to 59 year-old age categories during the 1990s as those born during the post-World War II baby-boom enter that age group. These population trends have significance for household formation and the decision of whether to own or rent, also called tenure choice.

- ---------------------------------------------------------------------
                         TABLE 2.3
             SANTA CLARA COUNTY POPULATION BY AGE

AGE GROUP     1980          1990         1995         2000
- ---------     ----          ----         ----         ----
19 & Under    409,466       404,578      442,100      473,500
20-24         133,172       125,178      110,300      111,900
25-34         243,550       316,883      307,600      310,500
35-44         172,994       244,694      271,100      274,800
45-54         133,619       163,214      187,500      222,100
55-64         105,637       112,712      128,200      150,900
65+            96,635       130,318      148,100      162,200

TOTAL        1,295,073    1,497,577    1,594,900    1,705,900

                    COMPOUND ANNUAL GROWTH RATE
                ----------------------------------
AGE GROUP       1980-1990    1990-1995    1995-2000
- ---------       ---------    ---------    ---------
19 & Under      -0.1%         1.8%         1.4%
20-24           -0.6%        -2.5%         0.3%
25-34            2.7%        -0.6%         0.2%
35-44            3.5%         2.1%         0.3%
45-54            2.0%         2.8%         3.4%
55-64            0.7%         2.6%         3.3%
65+              3.0%         2.6%         1.8%

TOTAL            1.5%         1.3%         1.4%

Sources: Historical data-U.S. Census Bureau; Calculations and forecasts-RCG.
- ----------------------------------------------------------------------------

Drivers license data illustrates the population growth trends mentioned above. Net migration, a major contributor to population growth, was negative between fiscal year 1989-1990 to fiscal year 1993-1994 (see Table 2.4). In the 1995 to 2000 time period, we believe that Santa Clara will experience a low level of in-migration as the economy continues to create more jobs than there are residents to fill them. This will help to maintain population growth at an average of 1.4% per year through 2000.

Rosen Consulting Group                                                       21


                                   TABLE 2.4
               SANTA CLARA COUNTY DRIVERS LICENSE MIGRATION DATA

                                                     Estimated Net
Fiscal                                 Net Drivers      Population
Year      Drivers to:   Drivers from:     In (Out)        In (Out)
- ------    -----------   -------------  -----------   -------------
89-90     66,540               78,510     (11,970)        (17,955)
90-91     65,011               75,915     (10,904)        (16,356)
91-92     62,504               72,327      (9,823)        (14,735)
92-93     55,021               65,023     (10,002)        (15,003)
93-94     66,201               71,133      (4,932)         (7,398)
94-95     72,239               64,874       7,365          11,048

Sources: Historical Data-California Department of Motor Vehicles Driver License
Address Change Report-August 1990-1995; Calculations-RCG.

Household growth has recovered more strongly than population growth during the past year or so, for two principal reasons. Stronger economic conditions have caused people to become more confident about the economy which, in turn, has led people who may have lived with roommates or extended family to form their own households. In addition, many of the new jobs being created are for younger employees, who tend to create single-person households. As a result, household formation averaged roughly 0.9% per year during the first half of the 1990s, but will accelerate to approximately 1.2% per year during the 1995 to 2000 period (see Table 2.5). Based on our economic and demographic projections, during the 1995 to 2000 period, we anticipate that more than 33,000 new households will be formed, creating substantial new demand in the residential markets.


                                   TABLE 2.5
                      SANTA CLARA COUNTY HOUSEHOLDS BY AGE

                                      Compounded Annual Avg Growth
                                      ----------------------------
Age Groups     1990     1995      2000    1990-1995      1996-2000
- ----------     ----     ----      ----    ---------      ---------
15-24        22,888   21,859    21,788        -0.9%          -0.1%
25-34       134,727  135,589   137,998         0.1%           0.4%
35-44       128,484  131,190   135,971         0.4%           0.7%
45-54        93,112  101,098   111,882         1.7%           2.0%
55-64        64,502   72,436    82,132         2.3%           2.5%
65+          76,466   81,398    86,994         1.3%           1.3%

Total       520,179  543,570   576,765         0.9%           1.2%

Sources: Historical data-U.S. Census Bureau; Calculations and forecasts-RCG.



Rosen Consulting Group                                                       22

AFFORDABILITY, TENURE CHOICE, AND THE DEMAND FOR RENTAL UNITS

Like most of the San Francisco Bay Area, Santa Clara County is an expensive housing market. The median existing home price as of year-end 1995 was $253,372 compared to a national median home price in 1995 of $112,900 (see Table 2.6). The percentage of households able to afford the median-priced home in Santa Clara County has increased dramatically during the last five years, primarily owing to the rapid rise in household incomes relative to home prices, but also to declining mortgage interest rates. However, while housing has become more affordable in recent years in Santa Clara County, it still remains very expensive. In 1995, only 42.9% of Santa Clara's households can afford the median-priced home compared to 54.8% nationally.

The low level of housing affordability bodes well for rental housing demand. As of the 1990 Census, 40.9% of the households in Santa Clara County rented, compared with 35.8% for the nation as a whole. The high proportion of renters is also attributable to a relatively young population base with a higher propensity to rent. In addition, some people make a lifestyle decision to rent because it offers increased flexibility without the responsibilities of home-ownership. Recent trends in the luxury apartment market suggest that people are choosing to rent increasingly because they can rent a higher quality home with more amenities than they could purchase and without the responsibilities of home-ownership.

                                   TABLE 2.6
                               AFFORDABILITY DATA
                    SANTA CLARA COUNTY AND THE UNITED STATES

                            1990       1991       1992       1993       1994       1995      1996a
                            ----       ----       ----       ----       ----       ----      -----
Median Existing Home Price
- --------------------------
Santa Clara County      $268,890   $256,640   $248,260   $246,510   $254,390   $253,372   $260,878
  % Change                 -2.3%      -4.6%      -3.3%      -0.7%       3.2%       1.5%       3.2%
United States            $95,500   $100,300   $103,700   $106,800   $109,800   $112,900   $117,500
  % Change                  2.6%       5.0%       3.4%       3.0%       2.8%       2.8%       4.1%

Household Income
- ----------------
Santa Clara County       $70,700    $73,000    $77,300    $79,200    $83,500    $87,400    $92,500
  % Change                  5.7%       3.3%       5.8%       2.5%       2.8%       2.9%       4.0%
United States            $37,403    $37,922    $39,020    $41,428    $43,845    $45,999
  % Change                  2.4%       1.4%       2.9%       6.2%       5.8%       4.9%

Mortgage Int. Rate         10.1%       9.2%       8.4%       7.3%       8.4%       8.0%       7.5%
- ------------------

Households Able to Afford Median-Priced Home
- --------------------------------------------
Santa Clara County         19.1%      26.4%      35.2%      41.9%      38.1%      42.9%      49.2%
United States              50.0%      51.0%      55.0%      58.0%      57.0%      54.8%


Source: Historical data-National Association of Realtors, Federal Reserve Board of Governors, U.S. Bureau of the Census; Calculations and 1996 estimate-RCG.





Rosen Consulting Group                                                       23

To summarize, although we forecast only a modest rate of increase in population and households for Santa Clara County during the next five years, more than 33,000 new households will be created. Due to the high growth rate of households in the older age groups, which typically choose to own versus rent, a lower proportion of the new households (i.e. 30% thereof) will rent. However, because of the current strong growth in population and households, apartment demand growth will remain strong, in the range of 10,000 units over the next five years, or just under 2,000 units per year.


                                   TABLE 2.7
                     PROJECTION OF APARTMENT DEMAND BY AGE
                               SANTA CLARA COUNTY

                                                                 Change in
                      1990            1995            2000      Households          Renter               New
Age Groups      Households      Households      Households       1995-2000      Proportion      Rental Units
- ----------      ----------      ----------      ----------      ----------      ----------      ------------
15-24               22,888          21,859          21,788            (71)           90.0%              (64)
25-34              134,727         135,589         137,998           2,409           62.7%             1,510
35-44              128,484         131,190         135,971           4,781           40.4%             1,932
45-54               93,112         101,098         111,882          10,784           25.8%             2,782
55-64               64,502          72,436          82,132           9,696           20.2%             1,959
65+                 76,466          81,398          86,994           5,596           25.5%             1,427

Total              520,179         543,570         576,765          33,195           28.6%             9,494


Sources: Historical data - U.S. Census Bureau; Calculations and forecasts - RCG.




Rosen Consulting Group                                                       24

APARTMENT MARKET TRENDS

Current strong job growth has fueled the recent growth in demand for apartment units, which, in turn, has in 1995 increased net absorption and pushed the vacancy rate for projects with more than 100 units down to their lowest level since 1986. At year-end 1995, the apartment vacancy rate in Santa Clara County was 2.2%, a dramatic decline from 4.3% in 1994 (see Table 2.8). As a result of the dramatic growth in apartment demand and low rental vacancy rates in 1995, Santa Clara County apartment rents jumped 9.6% in 1995 from $886 per unit to $971 per unit.

                                                             TABLE 2.8
                                      SANTA CLARA COUNTY APARTMENT MARKET TRENDS (100+ UNITS)

                        1987      1988      1989      1990      1991      1992     1993       1994      1995
- --------------------------------------------------------------------------------------------------------------
Total Stock             42,880    45,548    46,658    48,209    50,382    50,748    50,934    50,934    51,606
New Construction         1,497     2,668     1,110     1,551     2,173       366       186         0       672
Net Absorption           1,464     3,014     1,281     1,348     2,057        16      (630)      306     1,763
Occupied Stock          41,332    44,346    45,627    46,975    49,032    49,048    48,418    48,723    50,486
Vacancy Rate              3.6%      2.6%      2.2%      2.6%      2.7%      3.4%      4.9%      4.3%      2.2%
Average Rent              $747      $770      $807      $842      $870      $864      $887      $886      $971
Avg. Rent Change         -0.5%      3.1%      4.8%      4.3%      3.3%      -0.7%     2.7%      -0.1%     9.6%

Sources: New construction, vacancy, avg. rent, & stock-RealData; Net absorption & occupied stock calculations-RCG.


While all of Santa Clara County's apartment submarkets are tight, the areas with the lowest vacancy rates at year-end 1995 were the cities of Los Gatos, Cupertino and Milpitas. Campbell, on the other hand, experienced an increase in vacancy during 1995 because of the addition of 348 units at Canyon Creek (owned by Bay Apartment Communities) during the first half of 1995. On a per square foot basis, rents were highest at year-end 1995 in Palo Alto, Los Altos, and Sunnyvale.

According to a year-end 1995 apartment survey of buildings with more than 100 units conducted by RealData, vacancy rates are extremely low in both Class A and Class B buildings in the major rental submarkets in Santa Clara County, although evidence suggests that Class A vacancy rates are slightly lower. While RealData does not classify buildings as Class A or B, using proxies such as the age of the building and its average rent relative to the city average, we found that in most of the county's submarkets, specifically in Campbell, Cupertino, Milpitas, Mountain View and Palo Alto, vacancy rates were slightly lower in newer projects where rents were above the city average for those buildings surveyed. For instance in Campbell, those projects built before 1975 had a rental vacancy rate of 3.4% compared to 1.6% for projects constructed after 1975.

Current low vacancy rates and strong rent growth are spurring apartment construction. Apartment building completions were at their highest level in 1995 than in any year since 1991. Bay Apartment Communities, Inc. (BAC) completed two projects in Campbell and San Jose totaling 672 units during 1995. Illustrating the strength of the apartment market, by mid-October 1995, BAC reported 98% occupancy at the two projects.

Rosen Consulting Group                                                       25

Recent construction activity has not kept pace with growth in households in Santa Clara County. As Figure 2.2 shows, far fewer permits were issued for new construction in 1994 and 1995 than new households were created. This situation has led to the tightening market conditions and the very low current vacancy rate. Given the large pipeline of new construction, we expect the ratio of new households to multifamily permits to drop during the next three years.

The large pipeline of new construction in Santa Clara County will alleviate tight market conditions during the next several years. Almost 700 units are scheduled for delivery during 1996 (see Table 2.9). In the downtown redevelopment area, the 198-unit Villa Torina will have 42% "affordable" units. BAC's $30.4 million, 300-unit Rosewalk at Waterford Park project in San Jose will be completed in June of 1996. Also scheduled for delivery in 1996 is a 150-unit project developed by the Plymouth Group at the Old Mill site in Mountain View.

The pipeline of new construction for 1997 includes more than 2,000 units. The largest of these projects is BAC's The Mark in Sunnyvale. Construction on Forest City's Renaissance Village, with 633 units, will begin in late 1996, and we anticipate partial completion in 1997, with the remainder of the units completed in 1998. Three projects will be completed in Cupertino during 1997, including a 140-unit apartment project at Citation Homes' Corsica of Cupertino, DeAnza Properties' 196-unit Forge Homestead project, and Pegasus Development's 120-unit Cupertino Park Center. Three other projects are slated for completion in San Jose during 1997, as well as a 252-unit project in Santa Clara. Because of the large number of new units coming on line in 1997 in conjunction with slightly slower forecasted job growth, we expect the apartment vacancy rate to increase to 2.8%.

- --------------------------------------------------------------------------------
FIGURE 2.2
- --------------------------------------------------------------------------------
                     New Households to Multifamily Permits
                               Santa Clara County
                   ------------------------------------------

                               [GRAPHIC OMITTED]

Sources: Historical data-U.S. Census Bureau; Calculations and forecasts-RCG

Rosen Consulting Group                                                     26

                                                             TABLE 2.9
                                                SANTA CLARA APARTMENT UNIT PIPELINE

Delivery    Units   Project Name              City            Developer/Owner         Status/Comments
- ------------------------------------------------------------------------------------------------------------------
1996        150     Old Mill Site             Mtn. View       Plymouth Group
1996        198     Villa Torino              San Jose        Sobrato Development     42% affordable; 58% high-end
1996        300     Rosewalk-Wtrfrd Park      San Jose        Bay Apt. Commun.        In San Jose off Capital Expressway
1997        140     Corsica of Cupertino      Cupertino       Citation Homes          Saratoga-Sunnyvale Rd., old Mariani site
1997        196     Forge Homestead           Cupertino       DeAnza Properties
1997        120     Cupertino Park Ctr. II    Cupertino       Pegasus Develop.        Construction beginning 7/96
1997        200     Blossom Hill Site         San Jose        Security Capital
1997        145     Eden Palms                San Jose        Eden Housing            Low-Income housing/affordable
1997        100     Willow Lake-Nrthprk       San Jose        Sobrato Development     Addition, beginning construction 9/96
1997        252     Nantucket (formerly       Santa Clara     Interland               Started early 1996 and due to completed 1/97
                    Bellavista Phase III)
1997        709     The Mark                  Sunnyvale       Bay Apt. Commun.        At 101 and Lawrence Expressway
1997/98     633     Renaissance Village       San Jose        Forest City             10%-20% tax-exempt; started in fall of 9/96
1998        310     NA                                        Bay Apt. Commun.        Lawrence Expressway & Stevens Creek Blvd
1998        300     Tandem Site               Cupertino       Thompson Residen.       Land selling for $45,000/unit suggesting
                                                                                      eventual unit price of $150,000/unit
1998        374     McCarthy Ranch            Milpitas        Fairfield               At 237 and McCarthy Blvd.
1998        120     Park Place Phase II       Mtn. View       Pegasus Develop.        On hold
1998        250     Almaden Lake Village      San Jose        Alm. Lk. Vill. Assoc.   80% market/20% affordable; begin constr. 9/96
1998        250     NA                        San Jose        Bay Apt. Commun.        Folstaff Site near downtown San Jose
1998        276     Bellavista/Nantucket      Santa Clara     Interland               Phase IV starting summer of 1997
1999        600     NA                        Palo Alto       Stanford University     Campus housing for university employees
2000      2,000     Moitozo Farm              San Jose        Pegasus Develop.        Owns 80 acres at River Oaks Pkwy & N. First

Sources: Data gathered June of 1996 by RCG from RealData, RealFacts, Local Developers, Local Planning Departments.

A number of projects totaling almost 2,200 units are in the pipeline for 1998. The largest of these is a 374-unit project at McCarthy Ranch. Also slated for delivery in 1998 is a 250-unit project in San Jose called Almaden Lake Village, which will have 20% affordable units. Another unnamed phase of Interland's Bellavista/Nantucket project in Santa Clara with 276-units is also in the construction pipeline for 1998. In addition, Thompson Residential is developing a 300-unit project on the Tandem site, which will be completed in 1998 at the earliest. Bay Apartment Communities has two projects slated for delivery in 1998, and the second phase of Pegasus Development's Park Place II in Mountain View, which is currently on hold, may be completed by then. Beyond 1998, Stanford University has proposed a 600-unit development for university employees, and Pegasus Development plans to build apartments at the Moitozo Farm site in San Jose, whose general plan supports some form of housing on the site.

Rosen Consulting Group                                                       27

The outlook for Santa Clara County's apartment market is very strong for the next several years. The apartment vacancy rate is forecasted to rise from its current unnaturally low level to 4.1% in 1998 if all the projects in the construction pipeline are built (see Table 2.10). Rent growth will remain moderately strong during the next few years. The main factor constraining rent growth will be the large pipeline of rental construction projects whose deliveries will begin to offset the growth in demand. While we do not expect the rent spike of 1995 to repeat in 1996, rent growth will be very healthy at an estimated 6.8%. By 1997 and 1998, the large amount of new construction entering the market will increase competition among landlords and will cause rent growth to slow to the 5% range. However, the possibility is strong that some of the proposed projects reflected in our forecasts may be postponed or scrapped, which would cause vacancy to remain very low and rent growth to be higher than projected.


                                   TABLE 2.10
           SANTA CLARA COUNTY APARTMENT MARKET FORECAST (100+ UNITS)


                        1995       1996f      1997f      1998f       1999f         2000f

Total Stock             51,606     52,254     54,433     56,630      57,230        57.730
New Construction           672        648      2,179      2,197         600           500
Net Absorption           1,763        875      1,525      1,450         800           800
Occupied Stock          50,486     51,361     52,886     54,336      55,136        55,836
Vacancy Rate              2.2%       1.7%       2.8%       4.1%        3.7%          3.1%
Average Rent              $971     $1,037     $1,096     $1,144      $1,200        $1,264
Average Rent Change       9.6%       6.8%       5.7%       4.4%        4.8%          5.4%


Sources: 1995 statistics-RealData; Forecasted construction-Local developers & Planning Departments; Forecasted net absorption, vacancy & rent growth-RCG.


Rosen Consulting Group                                                       28

- --------------------------------------------------------------------------------
Alameda County
- --------------------------------------------------------------------------------

RECENT ECONOMIC TRENDS

Nonagricultural payroll employment in the Oakland metropolitan area, which is comprised of Alameda and Contra Costa Counties, gained 1.4% in the year ended in April of 1996 (see Table 3.1a). While slightly slower than the rate of growth experienced during most of 1995, when the Oakland economy grew at an average rate of 2.1% for the year, this increase indicates that the economy is recovering from the defense industry cuts and consolidation in the high technology sector that plagued the region in the early 1990s. The Alameda County employment base grew at a 1.5% rate during 1995, slightly surpassing the growth of the overall metropolitan area (see Table 3.1b). Alameda County's unemployment rate has fallen to its pre-recession levels, registering a low 4.8% as of April of 1996.

The services sector is the largest and most quickly growing component of the Oakland economy, with an employment increase of 4.5% between April of 1995 and 1996. Business services comprises just over one-fourth of services sector employment. Growth in business services, which includes software development and temporary services, was 9% in 1995, representing the addition of approximately 5,400 jobs. Between April of 1995 and 1996, growth in business services employment continued at a strong rate of 7.5%. An example of current expansion in the software industry is People Soft's purchase in 1995 of three buildings, totaling 225,000 square feet in Hacienda Business Park in Pleasanton. People Soft currently employs approximately 200 people in 180,000 square feet in Pleasanton, but between consolidating its Walnut Creek offices and anticipated further expansion, the company expects its future requirements to double the space it recently acquired. Another software expansion involves the joint venture between Tokyo-based Softbank and Sega of America, which will distribute video games and personal computer software. The joint venture will be located in Hayward at a site currently used by Sega. Also in the business services sector, Robert Half, an employment agency, has leased part of a 71,000 square-foot building under construction at Hacienda Business Park. The company has also pre-leased a portion of another building to be built at Hacienda.

Health services also represents almost one-fourth of service sector employment. Kaiser Permanente is the East Bay's largest employer with more than 12,000 employees as of year-end 1995. Many of Kaiser's jobs are unionized and relatively well-paying. Also among the largest employers is Alta Bates Health System, with approximately 2,700 employees. Kaiser recently scrapped plans to build a new hospital on a 30-acre site in Emeryville and is considering outsourcing care to other hospitals in a cost-cutting move. These moves indicate that Kaiser will likely remain a stable source of employment in Oakland, neither growing rapidly or seriously contracting. Health services employment will be slower over the next year due to the relocation of U.S. Behavioral Health, a fast-growing managed health care firm, from Oakland to San Francisco. The move will mean a loss of 500 current jobs from Oakland and 1,500 future jobs.

The Los Angeles Raiders moved back to Oakland for the 1995 NFL football season. As part of the agreement with the Raiders, the Oakland Coliseum is undergoing an $85 million renovation. The return of the Raiders is expected to have a multiplier effect on local trade and services sector employment. Plans are also underway to expand the Oakland Coliseum. As a result of the coliseum expansion, the Golden State Warriors will play in San Jose during the 1996-1997 basketball season, which could hurt nearby stores and restaurants.

Rosen Consulting Group                                                       29

                                   TABLE 3.1a
                         OAKLAND MSA EMPLOYMENT DETAIL

                          1989      1990     1991      1992      1993      1994      1995     Apr-96     1996f
                          ----      ----     ----      ----      ----      ----      ----     ------     -----

Total Nonagricultural    857.2     879.2     879.7    870.2     873.4     877.4     895.6     904.5     916.2
  % Change                2.6%      2.6%      0.1%    -1.1%      0.4%      0.5%      2.1%      1.4%      2.3%
Construction              45.5      44.6      42.6     40.7      40.8      40.7      42.9      42.8      45.0
  % Change                1.6%     -2.0%     -4.5%    -4.5%      0.2%     -0.2%      5.4%      3.4%      4.8%
Manufacturing            110.8     111.0     109.7    109.1     102.7     102.3     106.3     107.7     107.6
    % Change              2.4%      0.2%     -1.2%    -0.5%     -5.9%     -0.4%      3.9%      1.1%      1.2%
  Computer Office          4.7       5.3       5.0      6.1       4.4       3.4       3.9       4.4
    % Change             23.7%     12.8%     -5.7%    22.0%    -27.9%    -22.7%     14.7%     15.8%
  Petroleum & Coal         9.1       9.3       9.3      9.9       8.1       7.9       7.5       6.9
    % Change              1.1%      2.2%      0.0%     6.5%    -18.2%     -2.5%     -5.1%    -13.7%
T.C.P.U.                  57.2      58.2      57.8     54.8      56.8      57.3      58.9      58.6      60.4
  % Change                2.7%      1.7%     -0.7%    -5.2%      3.6%      0.9%      2.8%      1.0%      2.6%
  Trucking & Whse         15.1      15.1      14.8     14.0      15.2      16.0      16.2      16.3
     % Change             6.3%      0.0%     -2.0%    -5.4%       8.6%      5.3%      1.2%      2.5%
  Water Transport          4.0       3.9       3.5      2.5       2.4       2.3       2.4       2.2
     % Change             2.6%     -2.5%    -10.3%   -28.6%     -4.0%     -4.2%      4.3%     -8.3%
  Communications          20.9      20.6      20.3     18.9      19.1      18.5      18.5      18.2
     % Change            -5.9%     -1.4%     -1.5%    -6.9%      1.1%     -3.1%      0.0%     -0.5%
Trade                    212.3     217.5     214.2    204.6     203.9     203.5     205.4     205.0     209.9
  % Change                1.4%      2.4%     -1.5%    -4.5%     -0.3%     -0.2%      0.9%      1.3%      2.2%
  Wholesale Trade         51.2      52.4      54.5     52.6      51.1      51.7      53.7      54.8
     % Change             4.9%      2.3%      4.0%    -3.5%     -2.9%      1.2%      3.9%      3.2%
  Retail Trade           161.1     165.1     159.6    152.0     152.8     151.8     151.7     150.2
     % Change             0.3%      2.5%     -3.3%    -4.8%      0.5%     -0.7%     -0.1%      0.7%
F.I.R.E.                  54.1      55.7      54.7     57.8      58.7      56.5      53.4      52.6      52.0
  % Change                0.7%      3.0%     -1.8%     5.7%      1.6%     -3.7%     -5.5%     -2.2%     -2.7%
Services                 209.0     221.1     229.1    230.0     237.8     244.4     256.5     265.8     270.3
     % Change             4.7%      5.8%      3.6%     0.4%      3.4%      2.8%      5.0%      4.5%      5.4%
  Business                50.3      54.2      54.3     52.9      56.2      59.7      65.1      67.5
     % Change            10.3%      7.8%      0.2%    -2.6%      6.2%      6.2%      9.0%      7.5%
  Health                  55.0      57.7      60.4     61.4      62.2      62.4      64.1      64.5
     % Change             0.2%      4.9%      4.7%     1.7%      1.3%      0.3%      2.7%      1.3%
  Engin & Mgm't           22.9      25.0      27.0     27.1      28.6      29.4      31.3      31.3
     % Change            11.2%      9.2%      8.0%     0.4%      5.5%      2.8%      6.5%      0.0%
Total Government         164.6     168.0     168.7    169.8     169.6     169.9     170.0     169.6     167.9
  % Change                2.4%      2.1%      0.4%     0.7%     -0.1%      0.2%      0.1%     -2.1%     -1.2%
  Total Federal           30.8      31.0      30.3     30.2      29.0      28.1      26.8      24.2
     % Change             1.7%      0.6%     -2.3%    -0.3%     -4.0%     -3.1%     -4.6%    -12.6%
  U.S. Dept of Def        12.1      12.1      11.9     12.3      11.8      10.2       8.3       6.0
     % Change             0.8%      0.0%     -1.7%     3.4%     -4.1%    -13.6%    -18.6%    -32.6%
  State Education         23.0      23.3      23.0     22.9      22.9      23.4      23.8      24.5
     % Change             1.8%      1.3%     -1.3%    -0.4%      0.0%      2.2%      1.7%     -0.4%

Sources: Historical data-Bureau of Labor Statistics; Calculations and forecasts-RCG.






Rosen Consulting Group                                                       30

                                   TABLE 3.1b
                           ALAMEDA COUNTY EMPLOYMENT

                           1990      1991      1992      1993     1994        1995    Apr-96
                           ----      ----      ----      ----     ----        ----    ------
Total Employment        649,038   631,494   626,212   627,297   637,247    647,060        --
  % Change                 1.9%     -2.7%     -0.8%      0.2%      1.6%       1.5%        --
Unemployment Rate          4.0%      6.3%      6.5%      6.6%      6.1%       5.8%      4.8%

Sources: Bureau of Economic Analysis, California Employment Development
         Department, RCG.


The manufacturing sector is another growing component of the Oakland economy, posting an employment gain of 1.1% in the year ending in April of 1996. The gain of 1.1% disguises dramatic growth in the high technology industry in Alameda County which has been largely offset by large losses in Oakland's traditional manufacturing industries, particularly petroleum and coal products, which is concentrated in northern Contra Costa County, where Chevron, Shell, and Tosco refineries are all located. (Chevron also has a significant presence in San Ramon). Employment in the petroleum and coal products subsector has dropped by almost a third since 1992 to 6,900, eliminating many high-paying jobs. Since 1992, Chevron has downsized significantly at its refinery and at its San Ramon facility. In addition, Pacific Refinery, an independent operation in Hercules, shut down, eliminating 750 to 1,000 jobs, and Unocal is downsizing at its refinery in Contra Costa County.

The presence of the University of California at Berkeley, a major research university, has helped to attract technology-related companies, ranging from software development to biotechnology. The engineering and manufacturing jobs at these companies generally pay well. Nearby Emeryville is the location of much of the recent expansion in these industries. In Emeryville, Sybase is planning two new buildings, totaling approximately 550,000 square feet, to house software engineers. Construction will begin on the first building in 1996 and on the second building in 1997. Also in Emeryville, Chiron Corporation has announced plans to build an $800 million new corporate headquarters. The project is expected to house approximately 1,000 workers when completed after the turn of the century. Chiron expects to break ground in early 1997 on its first laboratory building, which will be followed by a second lab building in 1998 or 1999. The last phase of the project will be an office tower, which will not be under construction until at least the year 2000. Further, Chiron announced plans to put up $250,000 in funds for an Oakland-based biotechnology center aimed at helping start-up companies find laboratory space.

Perhaps the most dynamic pocket of economic activity in Alameda County is the southern portion of the county bordering Santa Clara County. The high technology boom which is centered in Santa Clara County has spilled over into southern Alameda County as companies look for room to expand. Growth in the computer and office equipment manufacturing subsector, a highly concentrated part of the Oakland and, specifically, Alameda County economy, was 14.7% during 1995 and 15.8% as of April of 1996 in Oakland, following significant employment decreases in 1993 and 1994. A number of companies have selected southern Alameda County for new facilities. For example, Tandem Computers subleased 495,000 square feet of space from Xerox in Fremont in February of 1995, and Compaq, the computer maker, chose Fremont for a distribution facility. Fremont-based LAM Research, a manufacturer of semiconductor equipment, added 1,500 new employees in 1995. The company is building a new facility, which is scheduled for occupancy in August of 1996, and it is searching the Bay Area for a place to build

Rosen Consulting Group                                                       31
a new plant. Also in Fremont, Altratron leased 84,000 square feet of R&D space. In Hayward, South San Francisco-based Heat & Control is building a new $9.5 million, 144,000 square-foot headquarters, scheduled for completion in late 1996 or early 1997. The company, which employs 300, will increase its staff by 10% at the new facility.

Manufacturing sector expansion has also occurred to the east, both in high technology and more traditional manufacturing industries. Seaway Semiconductor is purchasing the former Intel factory in Livermore as part of a major expansion that could create 150 jobs during 1996. In Pleasanton, a hot spot for all types of job growth in Alameda County, Unisource, a paper distributor, completed a 375,000 square-foot facility at Hacienda Business Park. The company employs 300 at the facility which was completed in 1995. The Cooper Companies, a developer and manufacturer of contact lenses and other health care products, is moving its headquarters from New Jersey to Pleasanton. The company employs 960 people with sales of $100 million. Boehringer Manheim, a company which makes test kits for the government and other agencies, is negotiating on a large complex at Hacienda which would include offices, manufacturing, and warehouse space.

Traditional manufacturing industries, such as automobile manufacturing and food processing, also play an important role in Oakland's manufacturing sector. The New United Motors Manufacturing plant (Toyota/General Motors joint venture) is one of Alameda County's largest employers, with approximately 4,500 employees. Pepsi-Cola will begin operating a new manufacturing and distribution plant in Hayward in mid-1996. The company will consolidate operations from four other smaller Bay Area installations and will employ approximately 475 people at the new facility. Some traditional manufacturers are cutting employment. Los Angeles-based Mission Foods will close its Richmond tortilla factory in the spring of 1996, eliminating 165 jobs. In addition, Del Monte Foods announced plans to lay off 150 administrative and research employees, some of whom are located in its Walnut Creek research and development facility.

Some manufacturers are attracted to Oakland because of the accessibility of the Port of Oakland, which is the largest Bay Area port facility. The Port of Oakland is the fifth largest in the country in terms of international containerized trade. Import/export activity through the port increased 4.6% during 1995. The Port of Oakland is being expanded through the acquisition of the Naval Supply Center property. Expansion plans include dredging the main channel to 42 feet, building an intermodal rail terminal serving two rail roads, including the combined Union Pacific and Southern Pacific roads, and upgrading existing facilities. Approximately 134 acres of the former Naval Supply Center has been transferred to the Port of Oakland and has been leased out to thirty companies employing 500 people. Most of the businesses on the site support the steamship industry at the Port. An additional 400 acres of Navy land will be transferred in parcels by September of 1998.

Growth at the Port contributed to an employment gain of 1.0% in the transportation, communications, and public utilities (TCPU) sector between April of 1995 and 1996. Also contributing to the increase is the trucking and warehousing industry, whose growth has been fed by the expanding manufacturing sector. At Oakland International Airport, passenger volume increased almost 18% during 1995 because of expansions at Southwest Airlines, Shuttle by United, and Alaska Airlines. Cargo volume at the airport increased 12% during 1995. Federal Express opened a clearance center at Oakland during 1995, hiring an additional 100 employees, and the airport authority is undertaking a major airport expansion.

Rosen Consulting Group                                                       32

Bay Area international trade was up 27.7% last year, more than double the growth rate of the nation's other ports. The region ranked fourth-largest, behind New York, Los Angeles and Detroit. However, the Bay Area will likely overtake Detroit within the year for third spot honors. The trade boom is linked to the region's explosive computer electronics industry. The top five trading partners of the Bay Area are the Asian nations of Japan, Korea, Singapore, Taiwan and Malaysia. The Bay Area shipping trade is conducted through the ports of Oakland and Alameda.

Increased manufacturing and port activity have driven growth in the wholesale trade sector. During 1995, wholesale trade employment, which represents one-fourth of the trade sector, increased 3.9%. Retail trade did not fare as well, with employment remaining fairly stable for 1995, although employment data as of April of 1996 reveals small job gains in this sector. A number of retail projects are underway, which should cause retail trade to gain during the next several years. In Emeryville, one of Oakland's most active retail submarkets, plans are underway for the second phase of East Bay Bridge Center, the first phase of which was completed in late 1994. In addition, an entertainment-based "Retail Village" is pre-leasing and expected to be under construction within a year in Emeryville. In downtown Oakland, Sears has purchased the landmark Emporium department store which closed in early 1996. Sears will open a store at the site in the fall of 1996. At Jack London Square near downtown Oakland, the retail space is nearly fully occupied, and plans are underway for a second development phase.

Away from downtown, Safeway is moving its corporate headquarters from Oakland to Pleasanton. Safeway is consolidating 1,110 employees currently working at three facilities in Oakland, Fremont and Walnut Creek to existing buildings at Centrepoint Office Park in Pleasanton. Safeway expects to complete the move by early July of 1996. Safeway chose Pleasanton because many of its employees live nearby and because BART is scheduled to open a Pleasanton station during 1996. Safeway's move will boost Pleasanton's employment base, although it will not notably impact the overall metropolitan area.

A number of other retail projects are underway which will create new jobs in the retail trade sector. These projects range from Chicago-based Homart Community Centers' planned 800,000 square-foot shopping center, Tri-Valley Crossings in Dublin, to smaller shopping centers of approximately 135,000 square feet each which are underway in San Ramon and Livermore.

Employment in the highly concentrated government sector declined during the year ended in April of 1996, largely because of declining federal government employment which sustained a loss of 12.6% for the year ending in April of 1996. The decrease in the federal government employment has been fueled by military base closures, and it occurred in spite of increased employment resulting from the completion of the new twin Federal Towers in downtown Oakland during 1994. U.S. Department of Defense employment was responsible for more than the total amount of federal government shrinkage, with employment declining by a third during the last year alone, representing the loss of nearly 2,000 jobs. As a result of the actions of the Base Realignment and Closure (BRAC) Commission, the Alameda Naval Air Station, the Naval Aviation Depot, the Defense Depot, the Naval Hospital, the Naval Supply Center, and the Oakland Army Base will be closed by the turn of the century.

Reuse of the military facilities will ease the impact of the base closures. As one of the first steps in converting the Naval Air Station to civilian uses, Burbank-based Calstart leased the 65,000 square-foot Hanger 20 at the Alameda Naval Air Station for use as an electric-car production facility that could create 100 jobs by the end of 1996. In addition, as previously mentioned, 134 acres of the Naval Supply Center

Rosen Consulting Group                                                       33
in Oakland has been transferred to the Port of Oakland, with an additional 400 acres to follow by late 1998. Although reuse will help the transition, the closure of military bases will create downward pressure on Oakland's employment growth during the next several years.

Other major federal government employers are the Lawrence Livermore National Laboratory and the Lawrence Berkeley National Laboratory, which together employ almost 11,000 people. Employees at these facilities, as well as the state operated University of California at Berkeley, are generally highly educated, highly skilled researchers and professors who drive much of the scientific and entrepreneurial growth in the region. Overall employment at these facilities has declined by approximately 1,100 during the past two years. This decline is also reflected in government sector employment statistics.

FORECASTED EMPLOYMENT TRENDS

The Oakland metropolitan economy is in the midst of its recovery. Employment is expected to increase at an average rate of 2.7% per year between 1995 and 2000 (see Table 3.2). Much of the growth will be in the southern portion of Alameda County (Fremont and nearby cities) and in the Tri-Valley area (Livermore, Dublin and Pleasanton). The services sector will lead the growth because of increased demand for temporary workers and expected strong growth in the software industry. Growth in the manufacturing sector will slow from 1995's level as the semiconductor industry slows, but it will stay positive as expanding companies continue to find that the East Bay offers more room to expand and more reasonable prices than other Bay Area locations. Economic growth will be dampened by a weak government sector affected by military base closures. However, the completion of a $97 million state office complex in downtown Oakland in April of 1998 will mitigate the government sector losses. Over the long term, reuse of the closed military bases will create a unique opportunity to establish new business.

                                   TABLE 3.2
                        OAKLAND MSA EMPLOYMENT FORECAST


                        1992    1993    1994    1995    1996f   1997f   1998f   1999f   2000f

Total Nonagricultural   870.2   873.4   877.4   895.6   916.2   939.1   967.3   994.9  1023.1
  % Change              -1.1%    0.4%    0.5%    2.1%    2.3%    2.5%    3.0%    2.9%    2.8%
Construction             40.7    40.8    40.7    42.9    45.0    44.1    44.6    45.2    46.2
  % Change              -4.5%    0.2%   -0.2%    5.4%    4.8%   -1.8%    1.0%    1.5%    2.2%
Manufacturing           109.1   102.7   102.3   106.3   107.6   107.9   109.2   110.7   112.3
  % Change              -0.5%   -5.9%   -0.4%    3.9%    1.2%    0.3%    1.2%    1.3%    1.5%
T.C.P.U.                 54.8    56.8    57.3    58.9    60.4    61.4    62.5    63.8    65.1
  % Change              -5.2%    3.6%    0.9%    2.8%    2.6%    1.7%    1.8%    2.0%    2.1%
Trade                   204.6   203.9   203.5   205.4   209.9   215.0   221.7   227.0   231.7
  % Change              -4.5%   -0.3%   -0.2%    0.9%    2.2%    2.4%    3.1%    2.4%    2.1%
F.I.R.E.                 57.8    58.7    56.5    53.4    52.0    53.3    55.1    56.6    57.8
  % Change               5.7%    1.6%   -3.7%   -5.5%   -2.7%    2.6%    3.3%    2.7%    2.1%
Services                230.0   237.8   244.4   256.5   270.3   282.9   296.9   311.7   327.6
  % Change               0.4%    3.4%    2.8%    5.0%    5.4%    4.6%    4.9%    5.0%    5.1%
Total Government        169.8   169.6   169.9   170.0   167.9   171.1   174.1   176.8   179.1
  % Change               0.7%   -0.1%    0.2%    0.1%   -1.2%    1.9%    1.8%    1.5%    1.3%

Total Alameda City      626.2   627.3   637.2   647.1   658.4   671.1   687.1   702.1   718.4
  % Change              -0.8%    0.2%    1.6%    1.5%    1.7%    1.9%    2.4%    2.3%    2.2%


Sources: Historical data-Bureau of Labor Statistics;
Calculations and forecasts-RCG.


Rosen Consulting Group                                                       34

DEMOGRAPHIC TRENDS

As Alameda County's economy slowly recovers from the dual forces of recession and military downsizing, population growth is currently rebounding. For the five years from 1990 to 1995, however, population growth averaged 1.1% per year, a drop from the average annual growth of 1.5% from 1980 to 1990 (see Table 3.3). During the next five years, we expect population growth will continue to accelerate, reflecting the higher rates of job creation. Population growth will be highest in the oldest groups, as the baby boom begins to move into the 55 to 64 year old age group and moves completely out of the 25 to 34 year old age group. Due to the echo baby boom, which includes the children of the baby boomers, population growth in the youngest age group will also be strong. Overall, we expect that population growth will average 1.2% per year during the last half of the 1990s, resulting in absolute annual population growth which is comparable to that of the 1980s, if not slightly higher.

                                  TABLE 3.3
                       ALAMEDA COUNTY POPULATION BY AGE


                                                               Compound Annual Growth Rate
Age Group       1980        1990       1995       2000     1980-1990    1990-1995    1995-2000
- ---------       ----        ----       ----       ----     -----------------------------------
19 & Under     318,597    338,267    360,800    389,700       0.6%         1.3%         1.6%
20-24          110,499    106,064     97,200    100,500      -0.4%        -1.7%         0.7%
25-34          213,069    251,290    239,700    228,300       1.7%        -0.9%        -1.0%
35-44          136,139    219,401    231,400    232,100       4.9%         1.1%         0.1%
45-54          109,272    131,504    159,900    182,600       1.9%         4.0%         2.7%
55-64          103,597     94,394    111,600    135,300      -0.9%         3.4%         3.9%
65+            114,206    135,782    149,000    161,500       1.7%         1.9%         1.6%

Total        1,105,379  1,276,702  1,349,600  1,430,000       1.5%         1.1%         1.2%

Sources: Historical data - U.S. Census Bureau; Calculations and forecasts-RCG.

The effect of improving economic conditions on net migration can clearly be seen from the Department of Motor Vehicles Drivers License data for the fiscal years 1989-1990 to 1994-1995 (see Table 3.4). Economic growth slowed in California during 1989 and was reflected in weak job growth in Oakland in 1991. The data for net drivers entering Alameda County began to plummet in the 1989-1990 fiscal year (July 1 to June 30) and it continued negative through 1993-1994. For the fiscal year ended on June 30, 1995, the net flow of drivers to Alameda County had once again turned positive, and we estimate that the inflow has expanded during the current fiscal year (1995-1996).

Rosen Consulting Group                                                       35

                                   TABLE 3.4
                 ALAMEDA COUNTY DRIVERS LICENSE MIGRATION DATA

                                                                 Estimated Net
                                                  Net Drivers      Population
Fiscal Year     Drivers To:     Drivers From:       In (Out)        In (Out)
- -----------     -----------     -------------     -----------    -------------
  89-90           67,692            68,520             (558)           (837)
  90-91           68,203            68,943             (740)         (1,110)
  91-92           65,468            67,865           (2,397)         (3,596)
  92-93           57,424            62,303           (4,879)         (7,319)
  93-94           65,485            68,681           (3,196)         (4,794)
  94-95           67,083            63,078            4,005           6,008

Sources: Historical Data-California Department of Motor Vehicles Driver License Address Change Report-August 1990-1995; Calculations-RCG.

Household formation in Alameda County has reflected a similar pattern to overall population growth during the past fifteen years. During the 1980s, the number of households in Alameda County grew at an average rate of 1.2% per year. From 1990 to 1995, the average rate of household growth slowed to 0.6% per year. In the 1995 to 2000 period, we anticipate that the rate of household formation will rebound, but not to the rate of the 1980s. In the next five years, we expect that household growth in Alameda County will average 1% per year, representing the creation of approximately 5,200 households per year (see Table 3.5).

Similar to population growth, household formation will be strongest in the younger and older age groups. The age distribution reveals a decline in the population in the so-called baby-dearth generation. The nadir in birth rates in California occurred in the 1974 to 1975 period, which means that in 1995 those people would be entering the 20 to 24 year-old age group, which is typically the age at which people form new households, fuelling household growth. In the 1995 to 2000 period, the falling birthrates of two decades ago imply reduced numbers in both the 25 to 34 year-old age group and the 35 to 44 year-old age group. Trailing the baby-dearth generation is the baby-boom echo, which can clearly be seen in the growth of


                                   TABLE 3.5
                        ALAMEDA COUNTY HOUSEHOLDS BY AGE

                                                   Comp Ann Growth Rate
                                                  ----------------------
Age Groups       1990        1995        2000     1990-1995    1995-2000
- ----------     -------     -------     -------    ---------    ---------
  15-24         24,935      24,553      24,712      -0.3%          0.1%
  25-34        113,646     110,310     109,511      -0.6%         -0.1%
  35-44        119,880     118,759     119,985      -0.2%          0.2%
  45-54         79,120      86,624      96,745       1.8%          2.2%
  55-64         55,624      62,477      71,432       2.4%          2.7%
  65+           86,313      90,606      97,012       1.0%          1.4%

  Total        479,518     493,329     519,397       0.6%          1.0%

Sources: Historical data-U.S. Census Bureau; Calculations and forecasts-RCG.


Rosen Consulting Group                                                       36
the 0 to 19 year-old age group in the 1995 to 2000 period. The number of households in the 45 to 54 year-old age category will grow rapidly during the decade of the 1990s as those born during the post-World War II baby-boom enter that age group. These population trends have significance for household formation and tenure choice and the demand for rental units.

AFFORDABILITY, TENURE CHOICE, AND THE DEMAND FOR RENTAL UNITS

Alameda County is one of the most affordable of the nine counties which form the San Francisco Bay Area. The median price of an existing single family home was $182,738 as of year-end 1995 compared to $112,900 for the nation as a whole. Housing affordability, which is measured by the proportion of households able to afford the median-priced house under standard conventional mortgage terms, increased fairly steadily between 1990 and 1994 for both the U.S. and Alameda County, driven primarily by lower mortgage rates. By that measure, affordability rose more in Alameda County than in the United States because the ratio of household income to median home price rose more in relative terms in Alameda County than it did in the United States. Nevertheless, even though affordability rose more in Alameda County than in the United States in the 1990 to 1994 period, affordability was still much lower in Alameda than in the nation. As of year-end 1995, 47.4% of households could afford the median-priced home in Alameda County compared with 54.8% nationwide.

The lower level of housing affordability in Alameda County has resulted in a higher proportion of renters in Alameda County than in the nation, similar to most of the San Francisco Bay Area. Nearly 47% of households in Alameda County are renters compared with 35.8% nationwide. The proportion of households choosing to rent was very steady during the 1980 to 1990 period and, despite the change in


                                   TABLE 3.6
                               AFFORDABILITY DATA
                      ALAMEDA COUNTY AND THE UNITED STATES

                         1990      1991      1992       1993       1994       1995      1996e
                       --------  --------   -------   ---------  ---------   -------   --------
Median Existing
Home Price
Alameda County         $180,000  $185,000   $181,000   $183,500   $183,600   $182,738   $186,027
  % Change                 0.0%      2.8%      -2.2%       1.4%       0.1%      -0.5%       1.8%
United States           $95,500  $100,300   $103,700   $106,800   $109,800   $112,900   $117,500
  % Change                 2.6%      5.0%       3.4%       3.0%       2.8%       2.8%       4.1%

Household Income
Alameda County          $62,400   $63,100   $66,900     $68,700    $72,000    $74,400    $77,300
  % Change                 7.2%      1.1%      6.0%        2.7%       4.8%       3.3%       3.9%
United States           $37,403   $37,922   $39,020     $41,428    $43,845    $45,999
  % Change                 2.4%      1.4%      2.9%        6.2%       5.8%       4.9%

Mortgage Int. Rate        10.1%      9.2%      8.4%        7.3%       8.4%       8.0%       7.5%

Households Able to
Afford Median-
Priced Home
- --------------------------------------------
Alameda County            31.2%     33.4%     40.7%       46.0%      43.9%      47.4%      50.3%
United Staes              50.0%     51.0%     55.0%       58.0%      57.0%      54.8%

Sources: Historical data-National Association of Realtors, Federal Reserve Board of Governors, U.S. Bureau of the Census; Calculations and 1996 estimate-RCG.

Rosen Consulting Group                                                       37
housing affordability, we suspect that it will remain fairly steady over the 1990s, when viewed by age group. That is, a similar percentage of households in each age group will chose to rent as did during the 1980s, but, due to the higher volume of households being created in both younger and older age groups, the marginal rate of tenure selection will be different. Specifically, a lower percentage of the new households being formed will choose to rent, as a result of their age and the effect that age typically has on decisions to rent versus own.

In order to calculate the underlying demographic demand for rental units in Alameda County during the next five years, we combined our projections of household growth by age group with the age-specific renter proportion data observed during the 1980 and 1990 censuses. This calculation provides the age-specific demographic demand for rental units. In Alameda County through the year 2000, we anticipate that demographic demand will exist for more than 7,700 rental units, or about 30% of the new households. This represents total rental demand of nearly 780 units per year during the 1995 to 2000 time period.


                               TABLE 3.7
                PROJECTION OF APARTMENT DEMAND BY AGE
                            ALAMEDA COUNTY

                                                 Change in
                1990        1995         2000    Households     Renter          New
Age Groups   Households  Households  Households  1995-2000    Proportion    Rental Units
15-24        24,935       24,553       24,712      159          92.1%          146
25-34       113,646      110,310      109,511     (799)         68.5%         (547)
35-44       119,880      118,759      119,985    1,226          45.7%          560
45-54        79,120       86,624       96,745   10,121          32.8%        3,320
55-64        55,624       62,477       71,432    8,955          28.2%        2,525
65+          86,313       90,606       97,012    6,406          31.8%        2,037

Total       479,518      493,329      519,397   26,068          29.9%        7,794

Sources:  Historical data - U.S. Census Bureau; Calculations and forecasts-RCG.




Rosen Consulting Group                                                      38

APARTMENT MARKET TRENDS

Alameda County's apartment market tightened during 1995. Despite the addition of more than 400 new units in the La Vina project in Livermore and the Red Hawk Ranch project in Fremont during 1995, the vacancy rate for projects with more than 100 units dropped to 3.4% during the year, representing the absorption of more than 600 units (see Table 3.8). The hottest portion of Alameda County's rental market is in the southern portion of the county, where Silicon Valley high technology activity is spilling over into Alameda County. The vacancy rate is lowest in Newark, followed by Emeryville, Union City and Livermore. The decrease in vacancy during 1995 was accompanied by a 2.1% increase in average rents. While this increase is not especially large, it is the strongest growth experienced in the county since 1990.

                                   TABLE 3.8
              ALAMEDA COUNTY APARTMENT MARKET TRENDS (100+ UNITS)

                   1987       1988      1989      1990      1991      1992       1993       1994       1995
                   ----       ----      ----      ----      ----      ----       ----       ----       ----

Total Stock        25,274     27,914    29,300   29,614    30,093     30,401    30,401     30,401     30,808
New Construction    1,806      2,640     1,386      314       479        308         0          0        407
Net Absorption      1,530      2,441     1,356      574       281        637     (815)        310        633
Occupied Stock     24,334     26,775    28,131    28,705   28,986     29,623    28,808     29,118     29,751
Vacancy Rate         3.7%       4.1%      4.0%      3.1%     3.7%       2.6%      5.2%       4.2%       3.4%
Average Rent         $656       $684      $723      $753     $766       $778      $792       $803       $820
Avg Rent Change      2.0%       4.3%      5.7%      4.1%     1.7%       1.6%      1.8%       1.4%       2.1%


Sources: New construction, vacancy, avg. rent, & stock-RealData; Net absorption & occupied stock calculations-RCG.

Tightening rental market conditions during the past two years have created the anticipation of stronger rent growth, which in turn has caused developers to increase activity. During early 1996, Sobrato Development delivered a 211-unit project called Watermark Place in Fremont (see Table 3.9). Several other large projects are slated for delivery in Alameda County this year. Kaufman and Broad's California Highlands will add 234 units to the Dublin market during 1996. While most of the California Highlands units are townhomes for sale, some will be rented. In 1996 or 1997, A.F. Evans will complete a 146-unit project called the Promenade in Pleasanton.

The pipeline for 1997 is stronger than 1996, with almost 700 units scheduled for delivery in projects of over 100 units. The largest of these projects is a 462-unit A.G. Spanos Company community call Park View in Pleasanton. The proposed project went before the local planning commission for approval in March, and would be completed in 1997 at the earliest. In addition, the first phase of developer M.H. Podell's Presidio project, with 228 units, is scheduled for delivery in Fremont in 1997. A second phase of this project, with 204 units, should be delivered in 1998, along with the second phase of Podell's Red Hawk Ranch project, with 180 units. Developer SNK has proposed a 240-unit project for the Dividend site in Fremont, which would be completed in 1998 at the earliest, and the Mid-Peninsula Housing Group has proposed a 100-unit low income/affordable project in Fremont for which no completion date is known.

Rosen Consulting Group                                                       39

                                 TABLE 3.9
                   ALAMEDA COUNTY APARTMENT UNIT PIPELINE


Delivery     Units   Project Name            City             Developer/Owner       Status/Comments
- --------     ----    ------------            ----             ---------------       ---------------
1996          211      Watermark Place         Fremont        Sabrato               Compl. 1/96; 1 bdrm units ranging $985-$1075
1996          234      California Highlands    Dublin         K&B                   Townhomes for sale; but some may be rented
1996/97       146      The Promenade           Pleasanton     A.F. Evans
1997          462      Park View               Pleasanton     A.G. Spanos           Former Spanish Oaks; planning commiss 3/96
1997          228      Presidio                Fremont        M.H. Podell           Phase I
1998          204      Presidio                Fremont        M.H. Podell           Phase II
1998          180      Red Hawk Ranch-II       Fremont        M.H. Podell           First phase of 303 units completed in 1995
1998          240      Dividend Site           Fremont        SNK
NA            100      No Name                 Fremont        Mid-Penins, Hsg Grp   Low-income/affordable


Sources: Data gathered June of 1996 by RCG from RealData, RealFacts, Local Developers, Local Planning Departments.



Although the pipeline of new supply in Alameda County has increased, it remains small in comparison to Santa Clara County. The ratio of new households created to multifamily permits issued shows that more new households have been created than multifamily permits have been issued during recent years (see Figure 3.1). Through 2000, we anticipate that demand for apartments, especially upscale units offering numerous amenities, will be created by the expanding high technology sector, although overall demand growth, particularly in low to medium-rent units will be dampened by military employees leaving the area. Although our forecasts suggest that the apartment vacancy rate will increase in 1997 and 1998, the market will remain healthy with vacancy below 5% (see Table 3.10). By 1999, construction activity will slow notably, and the rental vacancy rate for large projects will return to the 3% range. Meanwhile, we project rent growth will increase an average of 4.9% per year between 1995 and 2000.
- --------------------------------------------------------------------------------
Figure 3.1
- --------------------------------------------------------------------------------
                     New Households to Multifamily Permits
                                 Alameda County
                  --------------------------------------------

                        [Copy to be Supplied by Client]

      Sources: Historical data-U.S. Census Bureau; Calculations and forcasts-RCG

Rosen Consulting Group                                                       40

                                   TABLE 3.10
                ALAMEDA COUNTY APARTMENT MARKET FORECAST (100+ UNITS)


                            1995      1996f      1997f      1998f      1999f      2000f
                           ------     ------     ------     ------     ------     ------

Total Stock                30,808     31,308     31,998     32,572     32,792     32,892
New Construction              407        500        690        574        220        100
Net Absorption                633        550        500        450        350        250
Occupied Stock             29,751     30,301     30,801     31,251     31,601     31,851
Vacancy Rate                 3.4%       3.2%       3.7%       4.1%       3.6%       3.2%
Average Rent                 $820       $863       $904       $945       $991     $1,043
Average Rent Change          2.1%       5.3%       4.8%       4.4%       4.9%       5.3%

- ------------
Sources: 1995 statistics-Real Data; Forecasted construction-Local developers &
         Planning Departments; Forecasted net absorption, vacancy & rent growth-RCG.




Rosen Consulting Group                                                       41

San Francisco County

RECENT ECONOMIC TRENDS

The San Francisco metropolitan area, which includes the counties of San Francisco, San Mateo, and Marin, is a financial and legal center, with a large tourism industry. The high technology and biotechnology industries also play an important role in the economy, as does San Francisco International Airport and related activities. Of diminishing importance to the metropolitan area are the government and military presence. During the year ended in April of 1996, metropolitan area payroll employment grew 1.5% (see Table 4.1a). At the county level, data for 1995 (the most recent time period available) suggests that employment grew 0.5% in San Francisco County in 1995, compared to 1.2% for the metropolitan area over the same period. Employment in San Francisco County typically grows more slowly than the nation, even during boom times, because the area is relatively built-out and expensive. The unemployment rate for San Francisco County was 4.8% in April of 1996.

The employment recovery is concentrated in the services, trade, and construction sectors, although the small manufacturing sector had a growth bounce during the past year. Between April of 1995 and 1996, the construction sector was the fastest growing, with growth of 6.1%. The strong gains in construction employment can be partially attributed to work on the airport expansion.

The services sector added the most jobs in absolute terms between April of 1995 and 1996, with almost 7,000 new jobs, representing a growth rate of 2.5%. The services sector includes consulting, legal, accounting, business and health services, and pre-packaged software. The large relative size of this sector is indicative of San Francisco's role as a regional legal and accounting center, as well as a regional medical center. UCSF, the medical school of the University of California, has decided, as part of its long range plan, to build its second campus in San Francisco. The decision to stay in San Francisco will result in the addition of between 5,000 and 6,000 jobs to the San Francisco economy during the next several decades. Over the shorter term, the business services sector has grown during 1995 and into 1996 as many companies out-source functions that were at one time performed within the corporation. Another growing component of the services sector, especially in San Mateo County, is the software industry.

The position of San Francisco as a tourist and convention destination is firmly established. Tourism and convention activity have increased during the past several years as the national economy has recovered from the recession of the early 1990s, providing a boost to service sector employment. Hotel occupancy in the City of San Francisco has increased from 68.5% in July of 1994 to 74.6% in December of 1995, according to PKF Consulting. Increasing numbers of European visitors have made San Francisco a stop on their itinerary, taking advantage of the favorably priced dollar. The new San Francisco Museum of Modern Art opened in early 1995. Another new attraction which is adding to service sector employment is Underwater World at Pier 39, an aquarium and science center that recently opened. In addition, the recent expansion of Moscone convention center has fueled an increase in convention business.

Rosen Consulting Group

                                   TABLE 4.1A
                      SAN FRANCISCO MSA EMPLOYMENT DETAIL

                            1989     1990     1991     1992     1993     1994     1995    Apr-96    1996f
                           ------   ------   ------   ------   ------   ------   ------   ------    -----
Total Nonagricultural       933.2    947.3    939.6    914.4    908.3    903.7    914.1    917.7    926.6
  % Change                   1.1%     1.5%    -0.8%    -2.7%    -0.7%    -0.5%     1.2%     1.5%     1.4%
Construction                 30.0     31.5     30.4     27.4     26.1     26.6     27.7     27.9     30.0
  % Change                   2.0%     5.0%    -3.5%    -9.9%    -4.7%     1.9%     4.1%     6.1%     8.3%
Manufacturing                79.0     78.0     78.0     75.2     75.0     73.2     72.3     73.8     74.1
  % Change                   0.9%    -1.3%     0.0%    -3.6%    -0.3%    -2.4%    -1.2%     3.4%     2.5%
  Electronic Equip            6.9      6.7      7.0      7.2      6.9      7.0      7.5      7.9
    % Change                 9.5%    -2.9%     4.5%     2.9%    -4.2%    -1.4%     7.1%     6.8%
  Apparel Prod               13.7     14.5     15.0     15.0     15.4     15.1     15.1     15.3
    % Change                 3.0%     5.8%     3.4%     0.0%     2.7%    -1.9%     0.0%     0.7%
T.C.P.U.                     74.8     76.2     76.8     77.9     76.4     75.1     73.2     72.6      72.8
  % Change                  -0.9%     1.9%     0.8%     1.4%    -1.9%    -1.7%    -2.5%     0.0%     -0.5%
  Water Transport             3.0      3.1      2.9      3.7      3.4      3.2      3.1      3.0
  % Change                   0.0%     3.3%    -6.5%    27.6%    -8.1%    -5.9%    -3.1%    -3.2%
  Transport By Air           26.2     28.0     29.3     29.1     28.0     26.2     25.8     25.6
  % Change                   5.2%     6.9%     4.6%    -0.7%    -3.8%    -6.4%    -1.5%    -1.2%
Trade                       215.6    211.7    205.4    195.4    192.0    194.1    199.6    197.5     201.9
  % Change                   0.9%    -1.8%    -3.0%    -4.9%    -1.7%     1.1%     2.8%     1.0%      1.2%
  Wholesale Trade            60.1     57.8     54.9     51.1     47.3     47.4     49.2     49.6
    % Change                -1.3%    -3.8%    -5.0%    -6.9%    -7.4%     0.2%     3.8%     1.4%
  Retail Trade              155.5    153.9    150.5    144.3    144.7    146.7    150.4    147.9
    % Change                 1.8%    -1.0%    -2.2%    -4.1%    -0.3%     1.4%     2.5%     0.8%
F.I.R.E.                    103.6    104.4    104.8    101.3    100.6     98.8     95.6     94.5      94.7
  % Change                  -1.3%     0.8%     0.4%    -3.3%    -0.7%    -1.8%    -3.2%    -1.2%     -0.9%
  Finance                    56.5     57.2     56.6     54.1     54.7     54.1     52.4     52.4
    % Change                -1.9%     1.2%    -1.0%    -4.4%     1.1%    -1.1%    -3.1%     0.2%
Services                    293.4    305.9    304.8    303.4    308.2    308.1    319.8    323.1     329.1
  % Change                   2.6%     4.3%    -0.4%    -0.5%     1.6%    -0.0%     3.8%     2.5%      2.9%
  Business                   72.8     76.2     73.7     73.7     78.0     75.5     79.3     82.3
    % Change                 4.3%     4.7%    -3.3%     0.0%     5.8%    -3.2%     5.0%     6.1%
  Engin & Mgm't              41.6     44.4     45.0     42.6     42.3     43.1     45.9     44.6
    % Change                 2.0%     6.7%     1.4%    -5.3%    -0.7%     1.9%     6.5%    -1.3%
Total  Government           136.2    139.0    138.8    133.3    129.4    127.1    125.4    127.7      123.5
  % Change                   1.2%     2.1%    -0.1%    -4.0%    -2.9%    -1.8%    -1.3%     0.9%      -1.5%
  Total Federal              36.7     36.0     35.7     33.0     30.9     29.1     26.8     26.5
    % Change                -0.8%    -1.9%    -0.8%    -7.6%    -6.4%    -5.8%    -7.9%    -1.1%

Sources: Historical data-Bureau of Labor Statistics; Calculations and
         Forecasts-RCG.

Rosen Consulting Group                                                        43

                                TABLE 4.1B
                       SAN FRANCISCO COUNTY EMPLOYMENT

                           1990          1991           1992            1993            1994            1995            Apr-96
                           ----          ----           ----            ----            ----            ----            ------
Total Employment         628,600        594,666        581,877          575,903         572,109        575,025              --
  % Change                  0.0%          -5.4%          -2.2%            -1.0%           -0.7%           0.5%              --
Unemployment Rate           3.8%           5.4%           6.9%             7.0%            6.4%           6.1%            4.8%


Sources: Bureau of Economic Analysis, California Employment Development Department, RCG.


Health services stands to gain as a result of the relocation of U.S. Behavioral Health, a fast growing managed health care firm, which is moving to San Francisco from Oakland in July of 1996. The move will result in a gain of 500 jobs immediately for San Francisco County's economy, in addition to the prospect of an additional 1,500 jobs over the long term as the company expands.

Trade sector employment increased 1.0% between April of 1995 and 1996. Much of the trade sector involves retail trade, which has increased as retailers expand in San Francisco. However, wholesale trade employment has also grown as a result of increased exports to the so-called Asian Tigers (South Korea, Singapore, Hong Kong and Taiwan). The expansion of trade resulting from General Agreement on Tariffs and Trade (GATT), the low exchange value of the dollar, and the economic health of the Pacific Rim countries are responsible for a boost in exports.

The manufacturing sector is recovering, posting a gain of 3.4% in employment during the year ended in April of 1996, largely due to the strength of the high technology industry, which is concentrated in San Mateo County (see discussion on San Mateo County on page 54). The biotechnology industry is growing rapidly, both in San Mateo County and throughout the country.

San Francisco's finance, insurance, and real estate (FIRE) sector has not yet recovered, with employment declining by 1.2% in the year ending in April 1996. The softening of residential property markets, especially the decline in volumes during the past year, has reduced the demand for financing and created weakness in the real estate market. In addition, consolidation in the banking industry continues to affect the finance sector. Two bank mergers will have an impact on employment in San Francisco. Union Bank and Bank of California are merging, a move which will result in the loss of approximately 850 jobs as the merger is completed. The combined Union Bank of California will be headquartered in San Francisco. With San Francisco-based Wells Fargo Bank taking over Los Angeles-based First Interstate Bank, approximately 9,000 jobs will be eliminated. Some of the retail-level and administrative jobs to be eliminated will be in San Francisco. However, the Los Angeles headquarters of First Interstate Bank will be affected far more significantly than the San Francisco headquarters of Wells Fargo.

The transportation, communication, and public utilities (TCPU) sector is another part of the San Francisco economy which is weak, with employment remaining stable during the last year. The weakness in the TCPU sector is primarily the result of continuing layoffs by PG&E, the giant San Francisco- based utility. In addition, if Union Pacific overcomes federal-level concerns in its bid to acquire Southern Pacific Railroad, nearly 1,300 Bay Area employees would lose their jobs, and the San Francisco headquarters of Southern Pacific will be closed. During the next three years, California is at risk to lose

Rosen Consulting Group                                                        44

1,940 out of the 7,930 jobs the two companies currently have in the state; about half of the jobs would be eliminated, while the other half would be transferred out of state. San Francisco International Airport (SFO), located in San Mateo County, is another strong force in the TCPU sector for the metropolitan area.

Government sector employment in San Francisco has been constrained by the closure of military bases, the opening of the new federal office complex in downtown Oakland, and pressure at the county and state level to restrain employment growth. Government employment was up a slight 0.9% in the year ended in April of 1996, despite federal government employment declining at a rate of 1.1% over the same period. Civilian Pentagon jobs in the San Francisco MSA have declined from 8,000 in 1988 to an estimated 1,700 this year, largely because of the closure of the Presidio and several smaller bases. However, the Presidio has been turned over to the National Park Service, which is seeking tenants for many of the vacant buildings. The first tenant was the Gorbachev Foundation. The Park Service has also reopened the Presidio Golf Course for public use. Other potential tenants include Golden Gate University, the American Field Service, and the California Institute for Integral Studies. Congress may pass legislation that would assist developers in renovating the Presidio by establishing a federally guaranteed loan program. The bill would also allow up to $150 million in funds to offset the costs of renovating the former Army base. An advisory group has recommended that San Francisco consider building a theme park, possibly oriented toward the electronics industry, on land at Treasure Island after the Navy leaves in 1997.

FORECASTED EMPLOYMENT TRENDS

The San Francisco metropolitan area is positioned for solid, though slow, employment growth averaging 1.6% per year between 1995 and 2000 (see Table 4.2). While much of this growth will occur in San Mateo and, to a lesser extent, Marin County, San Francisco County will experience moderately strong employment growth averaging 1.1% over the 1995 to 2000 period. The growth will come more from private sector activity, and less from government and military activity than it has in the past. The role of San Francisco as a finance and legal center will serve as its economic base for the long term, but industry-wide pressures will continue to reshape this sector. For example, the Pacific Stock Exchange (PSE) is considering leaving San Francisco. The action is mainly a result of the proposed stock exchange transfer tax, and the proposed 2% license fee for individuals making $150,000 or more each year in San Francisco. International trade and tourism will also serve as long-term and growing bases of economic activity, as will the high technology and biotechnology industries. In addition, the newly expanded airport will contribute to the economic base of both the metropolitan area and the county.

Rosen Consulting Group

                                   TABLE 4.2

                     SAN FRANCISCO MSA EMPLOYMENT FORECAST

                            1992     1993     1994     1995    1996f    1997f    1998f    1999f    2000f
                           ------   ------   ------   ------   ------   ------   ------   ------   ------
Total Nonagricultural      914.4    908.3    903.7    914.1    926.6    940.5    956.5    973.6    991.3
  % Change                 -2.7%    -0.7%    -0.5%     1.2%     1.4%     1.5%     1.7%     1.8%     1.8%
Construction                27.4     26.1     26.6     27.7     30.0     29.1     29.1     29.4     30.0
  % Change                 -9.9%    -4.7%     1.9%     4.1%     8.3%    -3.0%    -0.0%     1.0%     2.0%
Manufacturing               75.2     75.0     73.2     72.3     74.1     73.2     72.8     72.6     72.5
  % Change                 -3.6%    -0.3%    -2.4%    -1.2%     2.5%    -1.2%    -0.6%    -0.3%    -0.2%
T.C.P.U.                    77.9     76.4     75.1     73.2     72.8     73.0     73.2     73.5     73.9
  % Change                  1.4%    -1.9%    -1.7%    -2.5%    -0.5%     0.3%     0.3%     0.4%     0.5%
Trade                      195.4    192.0    194.1    199.6    201.9    204.1    207.0    210.3    213.9
  % Change                 -4.9%    -1.7%     1.1%     2.8%     1.2%     1.1%     1.4%     1.6%     1.7%
F.I.R.E.                   101.3    100.6     98.8     95.6     94.7     96.0     97.5     98.9    100.5
  % Change                 -3.3%    -0.7%    -1.8%    -3.2%    -0.9%     1.4%     1.5%     1.5%     1.6%
Services                   303.4    308.2    308.1    319.8    329.1    340.1    351.4    363.4    375.4
  % Change                 -0.5%     1.6%    -0.0%     3.8%     2.9%     3.3%     3.3%     3.4%     3.3%
Total Government           133.3    129.4    127.1    125.4    123.5    124.5    124.7    124.9    124.6
  % Change                 -4.0%    -2.9%    -1.8%    -1.3%    -1.5%     0.8%     0.2%     0.1%    -0.2%

Total S.F. County          581.9    575.9    572.1    575.0    579.3    584.3    590.7    597.6    604.9
  % Change                 -2.2%    -1.0%    -0.7%     0.5%     0.7%     0.9%     1.1%     1.2%     1.2%

Sources: Historical data-Bureau of Labor Statistics; Calculations and forecasts-RCG.


Rosen Consulting Group                                                      46

DEMOGRAPHIC TRENDS

Population growth in the county of San Francisco averaged 0.6% per year during the 1980s (see Table 4.3). San Francisco's relatively slow population growth rate can be attributed to its relatively small size and geographical constraints (bounded by water on three sides) and relatively built-out condition. From 1990 to 1995, population growth in San Francisco accelerated slightly to a 0.7% per year average rate. The population is disproportionately influenced by international in-migration which is not sensitive to domestic economic cycles. During the next five years, population growth will be fairly stable. The trailing edge of the baby-boomers who are currently in their middle-thirties have already largely deserted the city in favor of a suburban setting to start or expand families, and the baby-echo generation is entering its early twenties, the age at which they traditionally set up their own households. However, growth in the population age groups from 19 to 34 will be slightly negative in San Francisco during the next five years as the tail end of the baby boom generation moves out of these age groups.


                                      TABLE 4.3
                      SAN FRANCISCO COUNTY POPULATION BY AGE

                                                         Compound Annual Growth Rate
AGE GROUP     1980        1990       1995       2000   1980-1990  1990-1995 1995-2000
19 & Under   135,181    132,663    139,959    156,800    -0.2%     1.1%      2.3%
20-24         65,242     59,103     53,600     48,500    -1.0%    -1.9%     -2.0%
25-34        151,222    158,534    159,961    135,200     0.5%     0.2%     -3.3%
35-44         81,143    129,853    139,073    139,700     4.8%     1.4%      0.1%
45-54         70,025     74,865     84,672    103,300     0.7%     2.5%      4.1%
55-64         71,876     63,561     66,231     78,800    -1.2%     0.8%      3.5%
65+          104,285    105,380    107,488    113,600     0.1%     0.4%      1.1%

TOTAL        678,974    723,959    750,984    775,900     0.6%     0.7%      0.7%

Sources: Historical data-U.S. Census Bureau; Calculations and forecasts-RCG.



Fueling population growth during the 1995 to 2000 period in San Francisco will be higher levels of net migration. Data from the Department of Motor Vehicles for fiscal years 1989-1990 to 1994-1995 which tracks drivers' licenses, suggests that the numbers of net migrants into San Francisco County has turned positive once again (see Table 4.4). As the San Francisco economy weakened in the early 1990s and job growth slowed and then turned negative, the county was a net exporter of labor. However, with the resumption of job growth in 1995, net migration has also turned positive, as new residents move into the county to fill job openings.


                                   TABLE  4.4
              SAN FRANCISCO COUNTY DRIVERS LICENSE MIGRATION DATA

                                                                Estimated Net
                                                 Net Drivers       Population
Fiscal Year     Drivers to:     Drivers from:       In (Out)         In (Out)
- -----------     -----------     -------------    -----------    -------------

89-90                47,116            52,288        (5,172)          (7,758)
90-91                49,462            52,180        (2,718)          (4,077)
91-92                50,165            52,401        (2,236)          (3,354)
92-93                45,023            46,730        (1,707)          (2,561)
93-94                49,484            50,339          (855)          (1,283)
94-95                48,951            45,915          3,036            4,554


Sources: Historical Data-California Department of Motor Vehicles Driver License Address Change Report-August 1990-1995; Calculations-RCG.


Household formation shows a similar pattern to population growth. In San Francisco County, a greater number of households was formed during the five year period from 1990 to 1995 than was formed during the entire decade of the 1980s. During the next five years, the rate of household formation will accelerate slightly from the rate of the past five years as the number of households headed by people in the older age groups, also called headship rates, grows more rapidly than the number of households headed by people in the younger age groups, which is either shrinking or growing very slowly. Between 1995 and 2000 in San Francisco County, households will grow at an average rate of 0.7% per year, compared with 0.5% per year during the past five years, representing the addition of approximately 11,000 new households over the period, or, just under 2,200 new households each year (see Table 4.5).



                                   TABLE 4.5
                     SAN FRANCISCO COUNTY HOUSEHOLDS BY AGE

                                                  Comp Ann Growth Rate
                                                ------------------------
Age Groups       1990      1995      2000       1990-1995      1995-2000
- ----------       ----      ----      ----       ---------      ---------

15-24           14,057    13,249    12,354          -1.2%           -1.4%
25-34           69,062    68,185    67,658          -0.3%           -0.2%
35-44           70,284    70,712    71,579           0.1%            0.2%
45-54           46,143    52,921    60,897           2.8%            2.8%
55-64           36,976    39,133    41,982           1.1%            1.4%
65+             69,062    69,300    69,991           0.1%            0.2%

Total          305,584   313,500   324,461           0.5%            0.7%


Sources: Historical data-U.S. Census Bureau; Calculations and forecasts-RCG.


Rosen Consulting Group

AFFORDABILITY, TENURE CHOICE, AND THE DEMAND FOR RENTAL UNITS

San Francisco has one of the least affordable single family housing stocks of any of the nine Bay Area counties. With a median home price of $252,808 as of year-end 1995 compared to $112,900 nationally, only 27.4% of the households in San Francisco can afford the median-priced home. From 1990 to 1995, the affordability of single-family housing increased in both the United States and San Francisco County because of declining interest rates and household income growth which outpaced the increase in home prices. Despite the increase in housing affordability, San Francisco housing remains very expensive by any benchmark and, thus, creates an ideal environment for rental housing. Not surprisingly, as of the 1990 Census, nearly 65.5% of households in San Francisco County were renters compared with 35.8% nationwide.

Moreover, the proportion of households choosing to rent was very steady during the decade from 1980 to 1990. For this reason, we believe that the age-specific renter proportion does not change much over time, and we think that using the 1990 age-specific renter proportion is justified during the next five years.

                                   TABLE 4.6
                               AFFORDABILITY DATA
                   SAN FRANCISCO COUNTY AND THE UNITED STATES

                            1990       1991       1992       1993       1994       1995       1996a
                          --------   --------   --------   --------   --------   --------   --------
Median Existing
Home Price
San Francisco Cnty.       $250,000   $260,000   $260,000   $250,000   $254,000   $252,808   $256,600
  % Change                    2.0%       4.0%       0.0%      -3.8%       1.6%      -0.5%       1.5%
United States              $95,000   $100,300   $103,700   $106,800   $109,800   $112,900   $117,500
  % Change                    2.6%       5.0%       3.4%       3.0%       2.8%       2.8%       4.1%

Household Income
San Francisco Cnty.        $74,100    $75,800   $80,200    $82,200    $85,600    $88,100     $91,200
  % Change                    8.0%       2.3%      5.8%       2.5%       4.1%       2.9%        3.5%
United States              $37,403    $37,922   $39,020    $41,428    $43,845    $45,999
  % Change                    2.4%       1.4%      2.9%       6.2%       5.8%       4.9%

Mortgage Int. Rate           10.1%       9.2%      8.4%       7.3%       8.4%       8.0%        7.5%

Households Able to
Afford Median-
Priced Home
San Francisco Cnty.          19.3%      21.7%     28.0%      35.0%      32.2%      35.1%       37.6%
United States                50.0%      51.0%     55.0%      58.0%      57.0%      54.8%

Sources: Historical data-National Association of Realtors, Federal Reserve Board of Governors, U.S. Bureau of the Census; Calculations and 1996 estimate-RCG.



Rosen Consulting Group                                                        49

To calculate the underlying demographic demand for rental units in San Francisco County during the next five years, we relied on 1990 age-specific renter proportion data in conjunction with our projections of household growth by age group. These projections appear in Table 4.7. In San Francisco County between the years 1995 and 2000, we anticipate that demographic demand will exist for nearly 5,700 rental units, or about 52% of the new households. The marginal renter proportion of 52% is lower than the average renter proportion of 65.5% because of a low or negative growth in young householders, which traditionally have a high propensity to rent.


                                   TABLE 4.7
                    PROJECTION OF APARTMENT DEMAND BY AGE
                             SAN FRANCISCO COUNTY

                                                   Change in
               1990         1995        2000       Households    Renter         New
Age Groups  Households   Households   Households   1995-2000   Proportion   Rental/Units
15-24        14,057        13,249      12,354        (895)       94.5%       (846)
25-34        69,062        68,185      67,658        (527)       86.7%       (457)
35-44        70,284        70,712      71,579         867        70.1%        608
45-54        46,143        52,921      60,897       7,976        59.1%      4,714
55-64        36,976        39,133      41,982       2,849        49.7%      1,416
65+          69,062        69,300      69,991         691        46.8%        323

Total       305,584       313,500     324,461      10,961        51.9%      5,689

Sources:  Historical data-U.S. Census Bureau; Calculations and forecasts-RCG.


Rosen Consulting Group                                                        50

APARTMENT MARKET TRENDS

The market for apartment buildings with more than 100 units is extremely tight in San Francisco, with a rental vacancy rate as of year-end 1995 of 3.1% (see Table 4.8). Currently, the apartment vacancy rate is at its lowest point since 1988, which was the height of the last economic expansion in San Francisco County when job market and residential market conditions were extremely strong, as reflected in high rates of job growth, housing price appreciation and rent growth.

                                   TABLE 4.8
             SAN FRANCISCO COUNTY RENTAL MARKET TRENDS (100+ UNITS)

                         1987    1988     1989     1990     1991     1992     1993     1994     1995
                        -----   ------   ------   ------   ------   ------   ------   ------   ------
Total Stock             9,910   11,984   13,417   13,766   13,973   14,081   14,256   14,256   14,256
New Construction            0    2,074    1,433      349      207      108      175        0        0
Net Absorption          (185)    2,159    1,054      126      613       90     (59)      114      140
Occupied Stock          9,573   11,732   12,786   12,913   13,526   13,616   13,557   13,672   13,811
Vacancy Rate             3.4%     2.1%     4.7%     6.2%     3.2%     3.3%     4.9%     4.1%     3.1%
Average Rent             $724     $763     $798     $865     $894     $876     $886     $901     $946
Average Rent Change     -2.0%     5.4%     4.6%     8.4%     3.4%    -2.0%     1.1%     1.7%     5.0%

Sources: New construction, vacancy, avg. rent, & stock-RealData; Net absorption & occupied stock calculations-RCG.

While demand is growing at a moderate rate, it is constrained by a lack of new apartment construction. No new projects of more than 100 units have been delivered to the San Francisco market since 1993. As a result, the rental vacancy rate for apartment buildings with more than 100 units has tightened, with vacancy rates falling from 4.9% in 1993 to 3.1% at year-end 1995. As a result of the tight conditions of the apartment market, rent growth accelerated to 5% during 1995.

The imbalance between demand and supply during recent years in the San Francisco apartment market is illustrated in Figure 4.1. The ratio of new households to multifamily permits has risen since the late 1980s significantly, reflecting the much faster rate of demand growth compared to supply growth.


Rosen Consulting Group                                                        51

- --------------------------------------------------------------------------------
FIGURE 4.1
- --------------------------------------------------------------------------------
                     New Households to Multifamily Permits
                              San Francisco County
                     -------------------------------------

                                [Graph omitted]

Sources: Historical data-U.S. Census Bureau; Calculations and forecasts-RCG.

Despite extremely tight apartment market conditions, the pipeline of new apartment projects greater than 100 units in San Francisco is fairly small, and many of the larger projects have not finalized their build-out plans (see Table 4.9). Three main apartment projects have been proposed. Nothing is scheduled for delivery in 1996, although the 509-unit 78-82 Natoma Street project is slated to begin construction in late 1996 in the South of Market area. However, problems with variances may delay construction of this project. The best case scenario is that the first phase of 200 to 300 units would come on line in 1997. In 1998, the two additional projects of over 100 units which are slated for delivery are the first phase of Catellus' "North Channel" rental project, which is within the Mission Bay area, and the Redevelopment Agency's Site K, which is a 247-unit project in the Embarcadero area. Several other smaller rental projects are in various stages of construction, planning or proposal, but, due to their size, would not be included in our forecast.


                                   TABLE 4.9
                  SAN FRANCISCO COUNTY APARTMENT UNIT PIPELINE

Delivery   Units   Project Name      City   Developer/Owner    Status/Comments
- --------   -----   ------------      ----   ---------------    ---------------

1997     200-300   78-82 Natoma St.  SF     PCI                Part of 509-unit multifamily and
                                                               mixed-use project south of Market Street
                                                               to start in late 1996.

1998     500-600    North Channel    SF     Catallus          First phase of Mission Bay; will apply
                                                               for entitlements in 9/96; eventually three
                                                               phases of rental units through 2005

1998     247        Site K           SF     Unknown            Redevelopment Agency site near Embarcadero
                                                               w/unit cost of $230,000; high rise.


Source: Data gathered June of 1996 by RCG from RealData, RealFacts, Local Developers, Local Planning Departments.

Rosen Consulting Group

Reflecting this small pipeline, we project that rental vacancy rates will continue to experience downward pressure, which will keep rent growth strong, in the 4% to 6% range, between 1995 and 2000 (see Table 4.10).


                          TABLE 4.10
SAN FRANCISCO COUNTY RENTAL MARKET FORECAST (100+ UNITS)

                          1995     1996f     1997f     1998f    1999f     2000f
Total Stock             14,256    14,256    14,456    14,956   15,206    15,406
New Construction             0         0       200       500      250       200
Net Absorption             140       130       200       250      160       150
Occupied Stock          13,811    13,941    14,141    14,391   14,551    14,701
Vacancy Rate               3.1%      2.2%      2.2%      3.8%     4.3%      4.6%
Average Rent              $946    $1,006    $1,069    $1,120   $1,166    $1,212
Average Rent Change        5.0%      6.3%      6.3%      4.7%     4.2%      3.9%

Ssources: 1995 statistics-RealData; Forecasted construction-Local developers & Planning Departments; Forecasted net absorption, vacancy & rent growth-RCG.

San Mateo County

RECENT ECONOMIC TRENDS

The San Francisco metropolitan economy turned around during 1995, fueled largely by growth in San Mateo's high technology and biotechnology industries, as well as by an increase in airport-related activity. San Mateo County, sandwiched between San Francisco and Santa Clara counties, is one of three counties which comprise the San Francisco metropolitan area. (Since recent detailed county level employment data is not available, we will base our discussion of the San Mateo economy on statistics for the San Francisco metropolitan area as well as on total employment data for San Mateo County.) While the San Francisco County economy is driven by the finance and legal industries as well as tourism, San Mateo County's economy is driven by the high technology and biotechnology industries, as well as by San Francisco International Airport and related activities. Overall metropolitan area economic growth is accelerating, and jobs added in San Mateo County are contributing to the increase. During 1995, the San Francisco metropolitan employment base grew by 1.2% compared to 1.5% growth for the San Mateo County employment base.

As in southern Alameda County, growth in the high tech industry has spilled over into San Mateo County. Oracle, the county's second largest employer with 4,300 employees in 1995, is expanding back into its former 155,000 square-foot headquarter buildings in Belmont Hills. The company announced plans to add 3,000 employees in fiscal 1997, and it has outgrown its world headquarters in Redwood Shores. The company is moving 500 employees who handle technical support via phone to one building by July 1. By October, 1,450 employees will relocate into the other building in Belmont Hills. In addition, Sun Microsystems is currently building a one million square-foot corporate headquarters in Menlo Park. Finally, Electronic Arts has acquired a 42-acre site in Redwood Shores on which it will build an 800,000 square-foot office complex in four phases. Construction on the first phase is scheduled to begin in early 1997, with completion in mid-1998, at which time the company expects local employment to have increased from 600 to 1,000.

The biotechnology industry is growing rapidly, both in San Mateo County and throughout the country. The San Francisco Bay Area was home to 207 biotechnology companies in June of 1995, fifty of which are publicly traded. This is the highest concentration of biotech companies in the country. The fifty publicly traded companies employed almost 14,000 with sales of $1.6 billion in 1994, a 31% increase over 1993. The presence of research universities is critical to the nurturing and development of the

                                   TABLE 5.1

                          SAN MATEO COUNTY EMPLOYMENT

                            1990       1991       1992       1993       1994       1995      Apr-96
                           ------     ------     ------     ------     ------     ------     ------
Total Employment          327,943    319,913    307,824    306,738    309,882    314,530         --
  % Change                   1.7%      -2.4%      -3.8%      -0.4%       1.0%       1.9%         --
Unemployment Rate            2.6%       4.0%       5.1%       5.0%       4.7%       4.3%       3.6%

Sources: Bureau of Economic Analysis, California Employment Development Department, RCG.



Rosen Consulting Group                                                       54
bioscience industry. Resources available through Stanford University, the University of California at Berkeley, and the University of California Medical School in San Francisco are instrumental to the development of the bioscience industry. San Mateo County, located in the midst of these three major universities, is a good location for biotech companies. It is home to some of the early pioneers in the bioscience industry. South San Francisco-based Genentech, is considered to be one of the industry leaders and is one of San Mateo County's largest employers. Although Genentech is not currently expanding its operations in San Mateo County, it has a major facility under construction north of San Francisco in Solano County.

San Francisco International Airport (SFO) is another strong force in the San Mateo County economy. The transportation by air employment subsector is the most highly concentrated in the metropolitan area (see Table 3.3). Employment in this sector has decreased for the past four years as United and American Airlines have downsized. Despite decreasing employment, United is by far the county's largest employer, with approximately 17,000 employees in 1995. Not only does United have a significant domestic and international flight base out of SFO, but it also operates a maintenance base. United's employment base has decreased by more than 1,200 over the last three years and is expected to fall further as maintenance jobs move to United's new maintenance facility in Indianapolis. Up to 1,000 jobs could be transferred from San Francisco to Indianapolis by 2000. However, the Shuttle by United operation is growing, and additional international service is being added. American Airlines also ranks among the ten largest employers in the county, with 2,100 employees.

Although employment at some of the major airlines has decreased, traffic activity at the airport is increasing. Passenger traffic increased 4.7% during 1995, a rate which accelerated to 10.7% between January of 1995 and 1996. Total cargo (excluding mail) was up 2.9% during 1995, although it decreased 1.7% in January. The bulk of the increase in both passenger and cargo traffic is internationally-related. Passenger and cargo traffic from Mexico, the Caribbean, and Central America declined, while activity from the Far East was up substantially.

SFO is undergoing a $2.4 billion expansion which will make it the premier West Coast gateway to the Pacific. A new $35 million, 7-level parking garage at the United Airlines Maintenance and Operations Center is almost complete. The centerpiece of the SFO expansion project is a new international terminal with 26 gates, instead of the present 10. The project also includes a ground transportation center, light rail system, and an elevated loop roadway. The project is scheduled for completion by 2000 and is expected to create 3,500 construction jobs during the course of construction.

Job creation in San Mateo County is limited by the lack of available office and industrial space. At year-end 1995, the office vacancy rate was 4.9%. Office vacancy was even lower in the southern part of the county, at 2.1%. Belmont, San Carlos, and Redwood Shores have virtually no available space, while Redwood City and Menlo Park have only a small amount available. The industrial market is similarly tight, leaving little room for growth. R&D vacancy was 7.9% at year-end 1995, and the vacancy rate for warehouse space was even lower at 6.0%.

Rosen Consulting Group

Transportation bottlenecks and limited availability of developable sites have kept commercial construction to a minimum. However, a large new project is in its preliminary stages at Bay Meadows in San Mateo. Included in the plan for 73 acres of race track land are 900,000 square feet of office space spread over eight buildings in a campus setting, a new freeway on-ramp and off-ramp, a 200-room hotel, 750 units of condominium and townhouse housing, and a grocery store. Furthermore, brokers in the county expect activity to increase as build-to-suit corporate campuses, such as those previously mentioned for Sun Microsystems and Electronic Arts, are completed during the next several years, causing companies to put existing leased space on the market.

FORECASTED EMPLOYMENT TRENDS

We anticipate that employment growth in the San Francisco metropolitan area will grow at a moderate pace averaging 1.6% per year between 1995 and 2000 (see Table 5.2). Job growth in San Mateo County will be slightly higher, averaging 2.5% per year over the same period, because the high technology and biotechnology industries in San Mateo County will be strong sources of growth. In addition, the newly expanded airport will add to San Mateo County's job base. The county will also experience an increase in employment in industries, such as shipping, which are related to SFO.

                                   TABLE 5.2
                     SAN FRANCISCO MSA EMPLOYMENT FORECAST

                         1992    1993    1994    1995    1996f   1997f   1998f  1999f   2000f
                         -----   -----   -----   -----   -----   -----   -----  -----   -----
Total Nonagricultural    914.4   908.3   903.7   914.1   926.6   940.5   956.5  973.6   991.3
  % Change               -2.7%   -0.7%   -0.5%    1.2%    1.4%    1.5%    1.7%   1.8%    1.8%
Construction              27.4    26.1    26.6    27.7    30.0    29.1    29.1   29.4    30.0
  % Change               -9.9%   -4.7%    1.9%    4.1%    8.3%   -3.0%   -0.0%   1.0%    2.0%
Manufacturing             75.2    75.0    73.2    72.3    74.1    73.2    72.8   72.6    72.5
  % Change               -3.6%   -0.3%   -2.4%   -1.2%    2.5%   -1.2%   -0.6%  -0.3%   -0.2%
T.C.P.U.                  77.9    76.4    75.1    73.2    72.8    73.0    73.2   73.5    73.9
  % Change                1.4%   -1.9%   -1.7%   -2.5%   -0.5%    0.3%    0.3%   0.4%    0.5%
Trade                    195.4   192.0   194.1   199.6   201.9   204.1   207.0  210.3   213.9
  % Change               -4.9%   -1.7%    1.1%    2.8%    1.2%    1.1%    1.4%   1.6%    1.7%
F.I.R.E.                 101.3   100.6    98.8    95.6    94.7    96.0    97.5   98.9   100.5
  % Change               -3.3%   -0.7%   -1.8%   -3.2%   -0.9%    1.4%    1.5%   1.5%    1.6%
Services                 303.4   308.2   308.1   319.8   329.1   340.1   351.4  363.4   375.4
  % Change               -0.5%    1.6%   -0.0%    3.8%    2.9%    3.3%    3.3%   3.4%    3.3%
Total Government         133.3   129.4   127.1   125.4   123.5   124.5   124.7  124.9   124.6
  % Change               -4.0%   -2.9%   -1.8%   -1.3%   -1.5%    0.8%    0.2%   0.1%   -0.2%

Total San Mateo Cty      307.8   306.7   309.9   314.5   321.3   328.7   337.0  345.9   354.2
  % Change               -3.8%   -0.4%    1.0%    1.5%    2.1%    2.3%    2.5%   2.6%    2.4%

Sources: Historical data-Bureau of Labor Statistics; Calculations and forecasts-RCG.


Rosen Consulting Group                                                        56

DEMOGRAPHIC TRENDS

Stronger economic trends during recent years have resulted in stronger demographic trends in San Mateo County. Stronger job growth during 1994 and 1995 caused population growth in San Mateo County to accelerate from very slow growth in the early 1990s to a 1% per year average for the five-year period between 1990 and 1995. As a result, population growth has averaged 1% per year since 1980 (see Table 5.3). Based on forecasted economic trends and other factors, such as growth potential, we estimate that population growth will be fairly steady at 1.0% between 1995 and 2000. The age-specific growth rates indicate a pattern similar to the other counties under study. The middle and older age groups will grow more rapidly during the 1990s, while the 25 to 44 year-old group will grow more slowly, as the baby-dearth generation moves through this age group of the population. The youngest age group will show more rapid growth during the 1990s than in the 1980s due to the "echo" baby boom.

                                   TABLE 5.3
                       SAN MATEO COUNTY POPULATION BY AGE

                                                               Compound Annual Growth Rate
                                                          ---------------------------------------
Age Group         1980      1990      1995      2000      1980-1990     1990-1995       1995-2000
- ---------         ----      ----      ----      ----      ---------     ---------       ---------
19 & Under      157,785   157,884   170,900   179,200        0.0%          1.6%            1.0%
20-24            51,077    46,450    42,500    41.900       -0.9%         -1.8%           -0.3%
25-34           106,394   122,716   118,100   114,800        1.4%         -0.8%           -0.6%
35-44            77,224   110,280   113,200   116,900        3.6%          0.5%            0.6%
45-54            67,823    74,503    83,600    91,500        0.9%          2.3%            1.8%
55-64            64,978    57,792    65,300    74,600       -1.2%          2.5%            2.7%
65+              62,048    79,998    87,600    96,900        2.6%          1.8%            2.0%

Total           587,329   649,623   681,200   715,800        1.0%          1.0%            1.0%


Sources: Historical data-U.S. Census Bureau; Calculations and forecasts-RCG.

The effect of improved economic trends on demographic trends is evident in looking at net migration data. As the high technology industry began to recover during 1994, San Mateo's economic conditions began to improve, attracting an increasing flow of new residents to fill new job openings. While exact data on net migration is not available, the number of net drivers surrendering drivers' licenses provides a trend line for net migration, if not an exact absolute level (see Table 5.4). Through the early 1990s, as the economy was weakening, the net number of drivers was negative. However, starting in fiscal year 1993-1994, as economic conditions in San Mateo County began to stabilize, the estimated net population flow based on the Department of Motor Vehicle drivers license data for fiscal years 1989-1990 to 1995-1995 turned positive. Based on our employment forecasts for San Mateo County and the counties to the north and south, San Francisco and Santa Clara County (since many San Mateo residents commute to these counties), we anticipate that net migration will continue to be an important source of population growth for San Mateo County during the remainder of the decade.

                                   TABLE 5.4
                SAN MATEO COUNTY DRIVERS LICENSE MIGRATION DATA

                                                              Estimated Net
                                                Net Drivers     Population
Fiscal Year    Drivers to:     Drivers from:      In (Out)       In (Out)
- -----------    -----------     -------------    -----------   -------------
89-90             39,152           44,192          (5,040)        (7,560)
90-91             39,346           43,123          (3,777)        (5,666)
91-92             38,449           41,759          (3,310)        (4,965)
92-93             33,999           36,750          (2,751)        (4,127)
93-94             40,490           40,182             308            462
94-95             39,810           36,233           3,577          5,366

Source: California Department of Motor Vehicles


Household formation rates in San Mateo County will accelerate somewhat between 1995 and 2000 as the number of young residents forming households, many of them the leading edge of the "echo" baby boom, increases. Household growth will accelerate to 0.9% per year in the 1995 to 2000 period, compared to 0.6% during the prior five years (see Table 5.5). The discrepancy between population and household growth results when most of the population growth is in the age groups that have the highest headship rates, and weak population growth in the age groups with lower headship rates. During the 1995 to 2000 period, we estimate that about 11,300 new households will be formed in San Mateo County.


                                   TABLE 5.5
                       SAN MATEO COUNTY HOUSEHOLDS BY AGE

                                                            Comp Ann Growth Rate
                                                          ------------------------
Age Groups             1990         1995        2000      1990-1995      1995-2000
- ----------             ----         ----        ----      ---------      ---------
15-24                  7,815        8,052       9,124        0.6%           2.5%
25-34                 51,405       52,966      50,050        0.6%          -1.1%
35-44                 57,828       59,584      57,216        0.6%          -0.8%
45-54                 42,195       43,476      50,832        0.6%           3.2%
55-64                 33,517       34,535      40,405        0.6%           3.2%
65+                   49,154       50,646      52,918        0.6%           0.9%

Total                241,914      249,259     260,545        0.6%           0.9%

Sources: Historical data-U.S. Census Bureau; Calculations and forecasts-RCG.


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
AFFORDABILITY, TENURE CHOICE, AND THE DEMAND FOR RENTAL UNITS

Single-family homes are very expensive in San Mateo County and, by comparison to the U.S., not nearly as affordable (see Table 5.6). As of year-end 1995, the median existing home price for San Mateo County was $257,784, well over double the national median existing home price of $112,900. Incorporating data on household income and mortgage rates, we estimate that only 34.2% of households in San Mateo County were able to afford the median-priced home in 1995, compared to 54.8% for the U.S. during the same period.

As a result of the highly expensive housing stock, many households choose to rent. As of the 1990 Census, 39.8% of households in San Mateo County were renters compared with 35.8% nationwide. While the proportion of households choosing to rent was relatively steady during the decade from 1980 to 1990, we anticipate that the marginal rate of households choosing to rent will decline for one main reason. There will be a net decline in the number of households in age groups which have a high rate of rental tenure. While housing affordability has increased during the last five years, primarily as a result of declining interest rates, the effect of increased affordability has been largely offset by changing lifestyle preferences and changing perceptions about the usefulness of housing as a tool for savings or investment.



                                             TABLE 5.6
                                         AFFORDABILITY DATA
                                  SAN MATEO COUNTY AND THE UNITED STATES

                      1990       1991       1992       1993       1994       1995       1996e
                      ----       ----       ----       ----       ----       ----       -----
Median Existing Home Price
- --------------------------
San Mateo County    $262,000   $259,000   $258,000   $253,000   $259,000   $257,784   $261,651
 % Change               0.8%      -1.1%      -0.4%      -1.9%       2.4%      -0.5%       1.5%
United States       $ 95,500   $100,300   $103,700   $106,800   $109,800   $112,900   $117,500
 % Change               2.6%       5.0%       3.4%       3.0%       2.8%       2.8%       4.1%

Household Income
- ----------------
San Mateo County    $ 74,100   $ 75,800   $ 80,200   $ 82,200   $ 85,600   $ 88,100   $ 91,200
 % Change               8.0%       2.3%       5.8%       2.5%       4.1%       2.9%       3.5%
United States       $ 37,403   $ 37,922   $ 39,020   $ 41,428   $ 43,845   $ 45,999
 % Change               2.4%       1.4%       2.9%       6.2%       5.8%       4.9%

Mortgage Int. Rate     10.1%       9.2%       8.4%       7.3%       8.4%       8.0%       7.5%
- ------------------

Households Able to Afford Median-Priced Home
- --------------------------------------------
San Mateo County       18.0%      21.9%      28.4%      34.5%      31.3%      34.2%      36.8%
United States          50.0%      51.0%      55.0%      58.0%      57.0%      54.8%


Sources: Historical data-National Association of Realtors, Federal Reserve
Board of Govenors, U.S. Bureau of the Census; Calculations and 1996 estimate-RCG.



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
Using the household by age forecasts and applying the rates of tenure by age group shown in Table 5.7, we calculate a five-year forecast for apartment housing demand in San Mateo. Between 1995 and 2000, we anticipate that demographic demand will exist for more than 2,000 apartment units, or about 18% of the new households. As mentioned previously, the marginal renter proportion of 18% is lower than the average renter proportion of 39.8% because of a low or negative growth in the young householders, the age-groups that traditionally have a high propensity to rent.

                                   TABLE 5.7
                     PROJECTION OF APARTMENT DEMAND BY AGE
                                SAN MATEO COUNTY


                                                                Change in
                   1990            1995            2000         Households        Renter            New
Age Groups      Households      Households      Households      1995-2000       Proportion      Rental Units


15-24             7,815           8,052           9,124           1,072            87.9%             942
25-34            51,405          52,966          50,050          (2,916)           65.9%          (1,922)
35-44            57,828          59,584          57,216          (2,368)           41.1%            (973)
45-54            42,195          43,476          50,832           7,356            27.8%           2,045
55-64            33,517          34,535          40,405           5,870            23.8%           1,397
65+              49,154          50,646          52,918           2,272            25.2%             573

Total           241,914         249,259         260,545          11,286            18.3%           2,065


Sources: Historical data-U.S. Census Bureau;
Calculations and forecasts-RCG.

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
APARTMENT MARKET TRENDS

The San Mateo apartment market is a fairly small market consisting of approximately 16,000 units in buildings with over 100 units. San Mateo County's location between the San Jose and San Francisco labor markets has made it a popular rental market. However, low vacancy rates have kept rents fairly high, not far below rents in Santa Clara County. In addition, due to the limited development opportunities in San Mateo County, between 1990 and 1994, there was no construction of apartment projects with more than 100 units, which has put additional pressure on the market. While during 1995, 220 high-quality units were delivered to the market by Bay Apartment Communities (a conversion of two properties, Kimberly Woods and Pacific Highlands in Pacifica, into a new project called Sea Ridge), the vacancy rate still declined, as demand growth surpassed new construction. During 1995, rents grew at a rate of nearly 6% and the rental vacancy rate fell to 2.8%, the lowest it has been since 1990 (see Table 5.8).


                                   TABLE 5.8

               SAN MATEO COUNTY APARTMENT MARKET TRENDS (100+ UNITS)

                       1987     1988     1989     1990     1991     1992     1993     1994      1995
                      ------   ------   ------   ------   ------   ------   ------   ------    -----
Total Stock           14,959   15,267   15,415   15,600   15,600   15,600   15,600   15,600   15,820
New Construction       1,194      308      148      185        0        0        0        0      220
Net Absorption         1,097      319      195      151    (112)      296    (339)       56      301
Occupied Stock        14,506   14,824   15,019   15,169   15,057   15,354   15,015   15,071   15,372
Vacancy Rate            3.0%     2.9%     2.6%     2.8%     3.5%     1.6%     3.8%     3.4%     2.8%
Average Rent            $697     $717     $744     $782     $808     $815     $841     $864     $915
Avg Rent Change         1.2%     2.9%     3.8%     5.1%     3.3%     0.9%     3.2%     2.7%     5.9%

Sources: New construction, vacancy, avg. rent, & stock-RealData; Net absorption & occupied calculations-RCG.

Some of the tightest submarkets as of year-end 1995 in San Mateo County were in the southern portion of the county in Foster City and San Mateo, where apartment vacancy rates were in the high 2% range. Average rents per square foot for apartment projects with more than 100 units were relatively high even by Bay Area standards. In Foster City, apartment rents in projects with over 100 units ranged from $0.92 up to $1.48 per square foot and averaged $1.28 per square foot. In Redwood City and San Mateo, the range was similar, and rents averaged $1.25 and $1.14 per square foot, respectively. In both Foster City and San Mateo, slightly higher rental vacancy rates were found in older apartment projects built prior to 1975 where rents were below the city average.

Due to the small size of the San Mateo County apartment market, additions to supply are "lumpy". However, Figure 5.1 illustrates the degree to which demand has grown faster than supply, particularly in certain years. The ratio of total household growth to total multifamily permits issued has been very high, surpassing 10.0 in three of the last seven years.

- ------------------------------------------------------------------------------
FIGURE 5.1
- ------------------------------------------------------------------------------

                  NEW HOUSEHOLDS TO MULTIFAMILY PERMITS
                           SAN MATEO COUNTY

                           [GRAPHIC OMITTED]

Because of the lack of developable sites, there is comparatively little in the San Mateo County construction pipeline (see Table 5.9). No large projects are expected to be completed in 1996, although one project is in the pipeline for 1997. Bridge Housing is planning the 102-unit City Park Townhouses in Foster City, which would include 60 affordable units for seniors. By 1998 three additional projects with 800 units could be completed. M.H. Podell will build 170 units in Redwood Shores; Sobrato will build 430 units at Fashion Island; and, in a less desirable location in Redwood City, Thompson Residential will build 200 units. By 1999 or 2000, the Bay Meadows site may be developed, which would represent the addition of approximately 600 units to the market.


                                TABLE 5.9
                     SAN MATEO APARTMENT UNIT PIPELINE


Delivery        Units   Project Name            City            Developer/Owner         Status/Comments
- --------        -----   ------------            ----            ---------------         ---------------
1997/98         102     City Park Twnhses       Foster City     Bridge Housing          60 senior housing units; 42 market rate.
1998            170     Lido Lot #7             Redwood Shores  M.H. Podell             Developer is in process of finalizing.
1998            430     Fashion Island          San Mateo       Sobrato                 74-acre mixed use project.
1998            200     RMC Lonestar Site       Redwood City    Thompson Res.
1999            600     Bay Meadows             San Mateo       Bay Meadows Corp.       On market.


Sources: Data gathered June of 1996 by RCG from RealData, RealFacts, Local Developers, Local Planning Depts.


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
In our opinion, the lack of new construction in 1996 will cause the vacancy rate to drop to 2.2% during 1996 and potentially even lower in 1997 (see Table 5.10). Average rents, which jumped almost 6% during 1995, could increase by 6% to 7% during 1996 and 1997, due to the extremely tight apartment market conditions in San Mateo County and the apartment markets to the north and south, in San Francisco and Santa Clara Counties. However, as new rental units begin to be delivered to the market in 1998, apartment market conditions should ease, allowing vacancy rates to rise to a more optimal level of 3.5% to 4%.

                                TABLE 5.10
            SAN MATEO COUNTY APARTMENT MARKET FORECAST (100+ UNITS)

                        1995    1996f    1997f    1998f    1998f    2000f
                       ------   ------   ------   ------   ------   ------
Total Stock            15,820   15,820   15,922   16,722   17,022   17,322
New Construction          220        0      102      800      300      300
Net Absorption            301      100      150      500      450      350
Occupied Stock         15,372   15,472   15,622   16,122   16,572   16,922
Vacancy Rate             2.8%     2.2%     1.9%     3.6%     2.6%     2.3%
Average Rent             $915     $977   $1,047   $1,103   $1,174   $1,252
Average Rent Change      5.9%     6.8%     7.1%     5.4%     6.4%     6.7%

Sources: 1995 statistics-RealData; Forecasted construction-Local developers & Planning Departments; Forecasted net absorption, vacancy & rent growth-RCG.


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
Attachment-Rosen Consulting Group's Services


ROSEN CONSULTING GROUP (RCG) IS A BERKELEY-BASED CONSULTING FIRM ENGAGED IN REAL ESTATE ECONOMICS AND FINANCIAL CONSULTING. RCG was established as a vehicle for Dr. Kenneth Rosen, Chairman of the Center for Real Estate and Urban Economics at the University of California at Berkeley, to provide consulting services to real estate investors, advisors, developers and lenders. RCG provides objective real estate market research and sophisticated financial structuring advice. Specifically, RCG offers the following services:



      - QUARTERLY ANALYSIS OF THE ECONOMIC, DEMOGRAPHIC, AND REAL ESTATE MARKET CONDITIONS IN 70 MAJOR METROPOLITAN AREAS (MSAs) in the United States, available on a subscription basis. The Quarterly Outlook Report is tailored to display information in a manner specified by the client. A list of subscription clients is attached. The Quarterly Outlook Report contains

               Economic conditions, including monthly employment growth by one-digit SIC categories and quarterly data on personal income, retail sales, and inflation;

               Demographic data, including population by age, household formations by age and type, births and deaths, and net in-migration;

               Real estate market conditions, including monthly data on building permits for single-family and multi-family housing, office buildings, industrial buildings, and retail space. Data on absorption, new construction, vacancy rates, rents, values, cap rates, and mortgage markets are also provided where available;

               Analysis and commentary for each MSA; and

               A section on the national economy, the regional economies, and each product type by region.


      - STRATEGIC ASSET ANALYSIS. In retrospect, one of the problems that real estate investors, appraisers, and lenders have had in the past is that proforma statements, on which discounted cash flow (DCF) analyses were based, had no basis in reality. To rectify this situation, we produce discounted cash flow
(DCF) analyses of specific real estate assets aimed at disposition pricing,

Rosen Consulting Group
                                                                              64
loan recovery, and asset purchase that have a firm grounding in future expected real estate market conditions.

           In order to produce our DCF analysis, we use values for proforma line items that are derived from our macro analysis of the local real estate market. The analysis uses our knowledge of the economics and demographics of local markets to formulate a rational set of assumptions about the occupancy rate and rental rate increases or decreases that will occur during the forecast horizon. We then couple this information with asset-specific data developed with the client. Using a discount rate that reflects the opportunity cost of capital, we then produce a DCF value for the asset.

           The Strategic Asset Analysis couples our strength in analyzing real estate market conditions, or the macro data analysis, with the strength of the client in knowing the tenant base, or the micro data analysis. This synthesis of micro and macro information is used to produce proforma statements and DCF analyses that are firmly grounded in the current and expected future market conditions of the local market.


      - PRIVATE LABEL STUDIES on real estate and financial topics of the clients' choosing. Completed RCG studies are presented in the attached list.

               Research reports can cover a variety of topics, including geographic market studies, product type studies, financial structuring strategies, investment strategies, and evaluations of specific assets. Research reports are prepared at the request of our clients and are used for either internal or external purposes.

               The prototype for these reports is the real estate research report series that Ken Rosen developed at Solomon Brothers as founder of their real estate research department.


      - CONSULTING ON DEAL STRUCTURING, financial strategies for specific transactions, and valuation of real estate transactions using disequilibrium market forecasting techniques.

          RCG provides assistance in evaluating individual transactions. RCG's support is strategic and analytic in nature. In particular, RCG analyzes transactions from the viewpoint of potential and future market conditions. This work involves the use of disequilibrium forecasting techniques pioneered by Ken Rosen.

Rosen Consulting Group
                                                                              65

      _ CONSULTING ON PORTFOLIO MANAGEMENT including liability and asset side strategies.

           Successful real estate investment is dependent on appropriately matching assets and liabilities. A wide range of techniques exists for modeling, analyzing, and immunizing the real estate investor from swings in financial markets. RCG specializes in providing an objective analytical view of the range of capital market techniques available to the real estate investor. RCG monitors and advises clients on the appropriate timing of transactions. RCG also advises clients on hedging techniques to reduce financial risk.


     _     ASSISTANCE IN DEVELOPING NEW CAPITAL AND INVESTMENT SOURCES.

           During the past fifteen years, Ken Rosen has developed contacts in both the financial and product side of the real estate business. As a result, RCG is positioned to provide clients on both sides of the market with traditional merchant banking services.


     _     SPEECHES AND PRESENTATIONS TO INTERNAL OR EXTERNAL GROUPS.

           Ken Rosen is one of the most sought-after speakers for real estate seminars and events. He provides a timely, accurate, and understandable analysis of current economic and real estate market conditions.

Rosen Consulting Group

Staff Biographies


KENNETH T. ROSEN

Ken Rosen is President of the Rosen Consulting Group. In addition, Mr. Rosen is a Professor of Business Administration and Chairman of the Center for Real Estate and Urban Economics at the University of California, Berkeley.

In prior business ventures, Mr. Rosen co-founded Regional Data Associates (RDA) in 1976, a leading real estate forecasting firm. RDA was sold to Chase Manhattan Bank in 1982 and became part of the Chase Econometric forecasting system. In 1985, he joined Salomon Brothers Inc as Consultant/Manager and founded the firm's Real Estate Research Department which is recognized as Wall Street's leading real estate research group.

Mr. Rosen received his Ph.D. from Massachusetts Institute of Technology in Economics in 1974 and B.A. with highest honors from University of Connecticut in 1970. He was a Professor of Economics at Princeton University from 1975 to 1979. He is a trustee of the Urban Land Institute and a director of Golden West Financial Corporation. He has authored over 75 articles and books on real estate and real estate finance.

ARIANNA K. VAN MEURS

Arianna Van Meurs is Executive Vice President of Rosen Consulting Group. She is responsible for all research operations at RCG and the quarterly report. She is the lead on special projects and responsible for client relationships.

Between 1988 and 1990, when she joined RCG, Ms. Van Meurs was an Associate in Real Estate Finance at Salomon Brothers Inc. From 1985 to 1987, Ms. Van Meurs worked as a Consultant at the World Bank where she appraised housing finance loans to several countries, including Tunisia, Mexico, and Korea.

Ms. Van Meurs earned the B.A. from Brown University in 1981, a Masters in City and Regional Planning in 1983 and a Masters in Business Administration in 1989, both from the University of California, Berkeley.

DANIEL T. VAN DYKE

Daniel Van Dyke is Senior Vice President at the Rosen Consulting Group. Mr. Van Dyke's responsibilities at RCG include RE modeling, lead on special studies, and banking client relationships.

Rosen Consulting Group

Mr. Van Dyke has twenty years of experience as a professional economist in banking (Bank of America), consulting (SRI International, Data Resources, North Bay Group), and academics (California Institute of Technology, University of Santa Clara). His research experience includes regional economics, real estate economics, and financial markets. Most recently, Mr. Van Dyke was head of the U.S. Forecasting Section at the Bank of America where his efforts resulted in the Silbert award for timeliness and accuracy in business forecasting.

Mr. Van Dyke earned the Ph.D. from Claremont Graduate School in 1971, where he was a Haynes, California State, and NDEA fellow. He earned the B.A. with high honors from California State University, Fresno in 1966, where he was inducted into Phi Kappa Phi. Mr. Van Dyke has published a book on environmental economics, numerous articles in refereed academic journal, dozens of consulting reports, and scores of bank publications, including a monthly newsletter on business and financial conditions.

MATTHEW J. ANDERSON

Matthew Anderson is Vice President of Rosen Consulting Group. Mr. Anderson's responsibilities include economic modeling, real estate modeling, and systems operations.

Before coming to RCG Mr. Anderson founded Anderson Property Consulting specializing in real estate acquisitions consulting. From 1987-1988, he co-managed Pakall Inc., a packing and shipping firm. From 1986 to 1987 he worked as a Research Associate at Finplan Inc., a consultancy to Scandinavian technology firms.

Mr. Anderson earned the Masters in Business Administration from the University of California, Berkeley in 1990. He received a B.A. in German Literature from the University of California, Santa Cruz in 1985.

SUSAN G. UNDERBERG

Susan Underberg is a Vice President at the Rosen Consulting Group. She oversees the commercial real estate database and is responsible for special projects.

From 1987 to 1989, Ms. Underberg was an analyst in the finance department at American Airlines where she evaluated the financial impact of projects ranging from aircraft retirement to health claims.

Ms. Underberg earned a Masters in Business Administration in 1991 from the Haas School of Business at the University of California, Berkeley. She also earned a Bachelor's in Business Administration from the University of Michigan School of Business in 1987.

Rosen Consulting Group

                                                ADDENDUM--ADDITIONAL DATA TABLES









Rosen Consulting Group                                                      69

                        PRIMARY MARKETS EMPLOYMENT DATA

                                                                     Comp Ann Growth Rate
                                                        --------------------------------------------
County                 1980     1990    1995    2000      1980-90     1990-95     1995-00    1990-00
- ------                 ----     ----    ----    ----      ------      -------     -------    -------

Alameda               527.2    649.0   647.1   718.4        2.1%       -0.1%        2.1%       1.0%
San Francisco         599.9    628.6   575.0   604.9        0.5%       -1.8%        1.0%      -0.4%
San Mateo             265.6    327.9   314.5   354.2        2.1%       -0.8%        2.4%       0.8%
Santa Clara           675.4    814.5   828.0   965.2        1.9%        0.3%        3.1%       1.7%

Total                2068.2   2420.0  2364.7  2642.7        1.6%       -0.5%        2.2%       0.9%

Absolute                                                   351.9       -55.4       278.0      222.7
  % Change                                                 17.0%       -2.3%       11.8%       9.2%

Sources:  Historical-U.S. Bureau of Labor Statistics,
          Calculations & Forecasts-Rosen Consulting Group


                     SEASONALLY ADJUSTED UNEMPLOYMENT RATE
                                    BAY AREA



                1995    December                5.3%
                1996    January                 4.8%
                        February                4.9%
                        March                   4.8%
                        April                   4.5%

                Source:  Bureau of Labor Statistics



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
                           PRIMARY MARKETS POPULATION

                                                                             Comp Ann Growth Rate
                                                                          -------------------------
County                    1980         1990         1995         2000      1980-1990      1990-2000
- ------                    ----         ----         ----         ----      ---------      ----------

Santa Clara          1,295,073    1,497,577    1,594,900    1,705,900           1.5%           1.3%
Alameda              1,105,379    1,276,702    1,349,600    1,430,000           1.5%           1.1%
San Francisco          678,974      723,959      750,984      775,900           0.6%           0.7%
San Mateo              587,329      649,623      681,200      715,800           1.0%           1.1%

Total                3,666,755    4,147,861    4,376,684    4,627,800           1.2%           1.1%

Absolute Change                                                              481,106        479,739
  % Change                                                                     13.1%          11.6%

Sources:  Historical-U.S. Bureau of Labor Statistics,
          Calculations & Forecasts-Rosen Consulting Group


                POPULATION FORECAST FOR THE NINE COUNTY BAY AREA

                                        1995            2000f
                                        ----            ----
        Nine County Bay Area (000)     6,329           6,668
          CAGR*  1995-2000                              1.1%
          New People Added                           339,000
          New People Added/Yr.                        67,800


*Compound Annual Growth Rate

Sources:  Historical-U.S. Census Bureau, Calculations & Forecasts-RCG.




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
                           PRIMARY MARKETS HOUSEHOLDS

                                                                                          Comp Ann Growth Rate
                                                                                        -------------------------
County                     1980            1990            1995            2000         1980-1990       1990-2000
- ------                     ----            ----            ----            ----         ---------       ---------

Santa Clara             458,519         520,179         543,570         576,765              1.3%            1.0%
Alameda                 426,093         479,518         493,329         519,397              1.2%            0.8%
San Francisco           298,956         305,584         313,500         324,461              0.2%            0.6%
San Mateo               225,201         241,914         249,259         260,545              0.7%            0.7%

Total                 1,408,769       1,547,195       1,599,658       1,681,168              0.9%            0.8%

Absolute Change                                                                           138,426         133,973
  % Change                                                                                   9.8%            8.7%

Sources: Historical-U.S. Census Bureau, Calculations & Forecasts-Rosen
         Consulting Group


                   HISTORICAL AND PROJECTED HOUSEHOLD GROWTH
                              NINE-COUNTY BAY AREA

                                                                New H.H. Formed         Average H.H.
        Year    Households (000)        CAGR* from 1980           Since 1980             Growth/Yr.
        ----    ----------------        ---------------         ---------------         ------------

        1980        1,979.2
        1990        2,256.0                   1.3%                   276.8                  27.7
        1995        2,357.4                   1.2%                   378.2                  25.2
        2000f       2,520.2                   1.2%                   540.9                  27.0

        * CAGR: Compound Annual Growth Rate

        Sources: Historical-U.S. Census Bureau, Calculations & Forecasts-Rosen
                 Consulting Group


                        PERCENTAGE OF HOUSEHOLDS BETWEEN
                             THE AGES OF 25 AND 44

                                        1990            1995

                Primary Markets         48.1%           46.7%
                U.S.                    43.9%           42.5%

                Sources: historical data U.S. Census Bureau,
                         calculations Rosen Consulting Group



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
                             MEAN HOUSEHOLD INCOME
                                BAY AREA VS. U.S.

                                                1995e           1996f
                                                -----           -----

                Primary Markets                  n.a.          87,354
                San Francisco Bay Area         80,432          84,040
                U.S.                           44,589          46,027

                Sources: historical data U.S. Census Bureau, forecasts and calculations Rosen Consulting Group


                      1995 BAY AREA MEAN HOUSEHOLD INCOME

                             Total           Household
MSA                     Households              Income          Weight          Share
- ---                     ----------           ---------          ------          -----

Oakland                   822,900              74,400            34.9%         26,000
San Francisco             665,600              88,100            28.3%         24,902
San Jose                  543,570              87,400            23.1%         20,175
Santa Rosa                159,000              67,800             6.8%          4,578
Vallejo-Fairfield-Napa    163,700              68,200             7.0%          4,741

Bay Area Weighted Avg   2,354,770             385,900           100.0%         80,397

Sources:  historical data U.S. Census Bureau, calculations Rosen Consulting
          Group


                   1995 PRIMARY MARKETS MEAN HOUSEHOLD INCOME

                            Household
        County                 Income           Weight          Share
        ------              ---------           ------          -----

        Santa Clara           87,400             33.6%         29,366
        Alameda               74,400             31.0%         23,064
        San Francisco         88,100             19.8%         17,444
        San Mateo             88,100             15.6%         13,744

                             338,000            100.0%         83,618

        Sources: historical data U.S. Census Bureau, calculations Rosen
                 Consulting Group




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
- -------------------------------------------------------------------------------
                      Bay Area Existing Median Home Price


MSA                         1990      1991      1992      1993      1994      1995     1996e
- ---                      -------   -------   -------   -------   -------   -------   -------
Oakland
     Price               259,000   262,420   259,250   256,200   255,600   254,500   258,979
     Stock                 534.7     538.7     544.3     549.0     554.9     560.3     566.1

San Francisco
     Price               259,000   262,420   259,250   256,200   255,600   254,400   258,216
     Stock                 340.5     341.5     342.2     342.9     343.9     345.1     346.5

San Jose
     Price               268,890   256,640   248,260   246,510   254,390   253,372   260,878
     Stock                 353.6     355.3     357.1     358.9     361.0     363.2     365.7

Santa Rosa
     Price               201,400   208,776   218,094   214,284   212,170   214,749   221,191
     Stock                 122.1     124.1     125.9     127.6     129.8     131.5     133.4

Vallejo-Fairfield-Napa
     Price               179,178   185,740   194,030   190,640   188,760   192,743   196,983
     Stock                 120.9     122.7     124.7     126.4     128.2     129.5     131.2

Total Bay Area-3 MSA     261,846   260,758   256,095   253,420   255,253   254,106   259,315
Total Bay Area-5 MSA     250,041   250,196   247,713   244,828   245,953   245,527   250,719

Total U.S.                95,500   100,300   103,700   106,800   109,800   112,900   117,500

Note:      Total Bay Area is a weighted average calculation based on single family stock for each of three or five metropolitan areas: Oakland (Alameda, Contra Costa Counties); San Francisco (Marin, SF,
           San Mateo Counties); San Jose (Santa Clara County); Santa Rosa (Sonoma County); Vallejo-Fairfield-Napa
           (Napa, Solano Counties)

Sources:   historical data U.S. Census Bureau, and National Association of Realtors, calculations and forecasts
           Rosen Consulting Group

- -------------------------------------------------------------------------------


Rosen Consulting Group                                                       74

                   ------------------------------------------
                                 LIMITED SUPPLY
                           MULTIFAMILY PERMITS ISSUED
                              NINE-COUNTY BAY AREA

                         Year            Permits, Units
                         ----            --------------
                         1986                    25,197
                         1987                    18,452
                         1988                    12,499
                         1989                    11,924
                         1990                     8,596
                         1991                     6,738
                         1992                     4,265
                         1993                     4,158
                         1994                     4,521
                         1995                     4,098

                     Source: U.S. Census Bureau

                   ------------------------------------------



      -------------------------------------------------------------------

                                 RENTAL TENURE
                      PERCENTAGE OF HOUSEHOLDS WHICH RENT

                                                  1990
                                                  ----
                         Primary Markets           47%
                         9-County Bay Area         44%
                         U.S.                      36%

           Sources:  1990 Census, calculations Rosen Consulting Group

      -------------------------------------------------------------------



Rosen Consulting Group                                                       75

                           LIMITED HOME AFFORDABILITY
                    PERCENTAGE OF HOUSEHOLDS ABLE TO AFFORD
                             THE MEDIAN-PRICED HOME

                                       1995
                                       ----
                Primary Markets         41%
                9-County Bay Area       36%
                U.S.                    55%

Source: U.S. Census Bureau, California Association of Realtors,
        Rosen Consulting Group


                       1995 PRIMARY MARKETS AFFORDABILITY

County                  Affordability   Households   Weight   Share
- ------                  -------------   ----------   ------   -----
Santa Clara             42.9%            543,570      34.0%   14.6%
Alameda                 47.4%            493,329      30.8%   14.6%
San Francisco           35.1%            313,500      19.6%    6.9%
San Mateo               34.2%            249,259      15.6%    5.3%
                                        --------     ------   -----
Total Primary Markets                   1,599,658    100.0%   41.4%

Note: Total Primary Markets is a weighted average calculation based on households


Sources: U.S. Census Bureau, California Association of Realtors,
Rosen Consulting Group


Rosen Consulting Group                                                  76

                         VACANCY RATE AND AVERAGE RENT

1993            Inventory       Available       Vac. Rate       Avg. Rent
- ----            ---------       ---------       ---------       ---------
Alameda            30,401           1,581            5.2%            $792
San Francisco      14,256             699            4.9%            $886
San Mateo          15,600             583            3.8%            $841
Santa Clara        50,934           2,496            4.9%            $887

                  111,191           5,368            4.8%            $854

1994            Inventory       Available       Vac. Rate       Avg. Rent
- ----            ---------       ---------       ---------       ---------
Alameda            30,401           1,277            4.2%            $803
San Francisco      14,256             584            4.1%            $901
San Mateo          15,600             530            3.4%            $864
Santa Clara        50,934           2,190            4.3%            $886

                  111,191           4,582            4.1%            $862

1995            Inventory       Available       Vac. Rate       Avg. Rent
- ----            ---------       ---------       ---------       ---------
Alameda            30,808           1,047            3.4%            $820
San Francisco      14,256             442            3.1%            $946
San Mateo          15,820             443            2.8%            $915
Santa Clara        51,606           1,135            2.2%            $971

                  112,490           3,068            2.7%            $919

1996e           Inventory       Available       Vac. Rate       Avg. Rent
- -----           ---------       ---------       ---------       ---------
Alameda            31,308           1,002            3.2%            $863
San Francisco      14,322             329            2.3%          $1,005
San Mateo          15,820             348            2.2%            $977
Santa Clara        52,252             888            1.7%          $1,037

                  113,702           2,568            2.3%            $977

Sources: historical data, RealData, calculations and forecasts
Rosen Consulting Group


Rosen Consulting Group                                                  77

          ORANGE COUNTY RATIO OF NEW HOUSEHOLDS TO MULTIFAMILY PERMITS

                                                        Ratio of
         Multifamily                   Change in          New HH
Year         Permits    Households    Households      to MF Perm
- ----     -----------    ----------    ----------      ----------
80           3,896       686,267
81           5,272       699,992        13,725            2.60
82           2,526       713,992        14,000            5.54
83           5,985       728,272        14,280            2.39
84           7,648       742,837        14,565            1.90
85          11,418       756,956        14,118            1.24
86          15,101       773,386        16,430            1.09
87          15,304       787,941        14,554            0.95
88          11,941       804,085        16,145            1.35
89           8,745       822,776        18,690            2.14
90           7,605       829,513         6,737            0.89
91           2,968       834,500         4,987            1.68
92           2,247       846,381        11,881            5.29
93           1,903       853,944         7,564            3.97
94           4,882       864,145        10,201            2.09
95           2,255       876,104        11,959            5.30
96e          3,748       889,372        12,268            3.54

Source: Historical - U.S. Census Bureau, Calculations & Forecasts - Rosen Consulting Group


                    ORANGE COUNTY APARTMENT NEW CONSTRUCTION

        YEAR
        ----
        1986            6,568
        1987            5,870
        1988            6,770
        1989            5,871
        1990            2,939
        1991            2,967
        1992              674
        1993              810
        1994             (290)
        1995            1,759
        1996e           1,735
        1997f           1,950
        1998f           2,150
        1999f           2,450
        2000f           2,650

Source: Historical - Research Network Ltd., Calculations & Forecasts - Rosen Consulting Group


Rosen Consulting Group                                                  78

         PRIMARY MARKETS RATIO OF NEW HOUSEHOLDS TO MULTIFAMILY PERMITS

                                                        Ratio of
         Multifamily                   Change in          New HH
Year         Permits    Households    Households      to MF Perm
- ----     -----------    ----------    ----------      ----------
80          6,915        1,409,164
81          4,810        1,422,288      13,124            2.73
82          4,639        1,435,558      13,270            2.86
83          7,540        1,448,977      13,418            1.78
84          9,366        1,462,545      13,568            1.45
85         12,031        1,476,264      13,719            1.14
86         14,548        1,490,136      13,873            0.95
87         13,391        1,504,164      14,028            1.05
88          8,224        1,518,348      14,184            1.72
89          7,723        1,532,691      14,343            1.86
90          5,404        1,547,195      14,504            2.68
91          4,750        1,557,541      10,346            2.18
92          3,171        1,566,499       8,958            2.83
93          3,206        1,575,522       9,023            2.81
94          4,158        1,584,611       9,088            2.19
95          2,798        1,599,658      15,047            5.38
96e         3,461        1,615,627      15,969            4.61

Source: Historical - U.S. Census Bureau, Calculations & Forecasts - Rosen Consulting Group


Rosen Consulting Group                                                  79

       SANTA CLARA COUNTY RATIO OF NEW HOUSEHOLDS TO MULTIFAMILY PERMITS

                                                        Ratio of
         Multifamily                   Change in          New HH
Year         Permits    Households    Households      to MF Perm
- ----     -----------    ----------    ----------      ----------
80          2,836        458,914
81          1,807        464,701        5,787             3.20
82          1,091        470,561        5,860             5.37
83          3,981        476,494        5,934             1.49
84          3,490        482,503        6,009             1.72
85          5,714        488,587        6,084             1.06
86          4,784        494,748        6,161             1.29
87          4,558        500,987        6,239             1.37
88          2,794        507,304        6,317             2.26
89          2,311        513,701        6,397             2.77
90          3,223        520,179        6,478             2.01
91          2,118        524,775        4,596             2.17
92          1,301        529,412        4,637             3.56
93          1,628        534,090        4,678             2.87
94          1,817        538,809        4,719             2.60
95          1,232        543,570        4,761             3.86
96e         1,800        550,053        6,483             3.60

Source: Historical - U.S. Census Bureau, Calculations & Forecasts - Rosen Consulting Group


Rosen Consulting Group                                                  80

         ALAMEDA COUNTY RATIO OF NEW HOUSEHOLDS TO MULTIFAMILY PERMITS

                                                        Ratio of
         Multifamily                   Change in          New HH
Year         Permits    Households    Households      to MF Perm
- ----     -----------    ----------    ----------      ----------
80          2,041        426,093
81          1,607        431,156        5,063             3.2
82          1,884        436,279        5,123             2.7
83          2,072        441,463        5,184             2.5
84          3,794        446,709        5,246             1.4
85          4,228        452,017        5,308             1.3
86          5,722        457,388        5,371             0.9
87          4,838        462,823        5,435             1.1
88          2,675        468,322        5,499             2.1
89          2,716        473,887        5,565             2.0
90          1,074        479,518        5,631             5.2
91          1,509        482,249        2,731             1.8
92            715        484,995        2,746             3.8
93            570        487,757        2,762             4.8
94          1,199        490,535        2,778             2.3
95            534        493,329        2,794             5.2
96e           276        498,436        5,107            18.5

Source: Historical - U.S. Census Bureau, Calculations & Forecasts - Rosen Consulting Group




Rosen Consulting Group                                                  81

- -------------------------------------------------------------------------------

      San Francisco County Ratio of New Households to Multifamily Permits

                                                        Ratio of
         Multifamily                   Change in          New HH
Year         Permits    Households    Households      to MF Perm
- ----     -----------    ----------    ----------      ----------
80               942       298,956
81             1,043       299,612           656            0.63
82             1,065       300,270           658            0.62
83             1,058       300,929           659            0.62
84               904       301,590           661            0.73
85             1,217       302,252           662            0.54
86             1,898       302,915           664            0.35
87             2,287       303,580           665            0.29
88             1,774       304,247           666            0.38
89             1,361       304,915           668            0.49
90               916       305,584           669            0.73
91               792       307,151         1,567            1.98
92               559       308,726         1,575            2.82
93               919       310,309         1,583            1.72
94               841       311,901         1,591            1.89
95               409       313,500         1,599            3.91
96e            1,219       315,662         2,162            1.77

  Sources: Historical - U.S. Census Bureau, Calculations & Forecasts - Rosen Consulting Group
- -------------------------------------------------------------------------------



Rosen Consulting Group                                                       82

        SAN MATEO COUNTY RATIO OF NEW HOUSEHOLDS TO MULTIFAMILY PERMITS

                                                        Ratio of
         Multifamily                   Change in          New HH
Year         Permits    Households    Households      to MF Perm
- ----     -----------    ----------    ----------      ----------
80          1,096        225,201
81            353        226,819        1,618              4.58
82            599        228,449        1,630              2.72
83            429        330,090        1,641              3.83
84          1,178        231,743        1,653              1.40
85            872        233,408        1,665              1.91
86          2,144        235,085        1,677              0.78
87          1,708        236,774        1,689              0.99
88            981        238,475        1,701              1.73
89          1,335        240,188        1,713              1.28
90            191        241,914        1,726              9.03
91            331        243,365        1,451              4.39
92            596        243,365            0              0.00
93             89        243,365            0              0.00
94            301        243,365            0              0.00
95            623        249,259        5,894              9.46
96e           166        251,476        2,217             13.36

Sources: Historical - U.S. Census Bureau, Calculations & Forecasts - Rosen Consulting Group



Rosen Consulting Group                                                      83